MASTER AGREEMENT


                          Dated as of June 3, 1999


                                   among

                             RUBY TUESDAY, INC.,
                          as Lessee and Guarantor,


                 ATLANTIC FINANCIAL GROUP, LTD., as Lessor,

                      NATIONSBANK, N.A., as a Lender,

                   UNION PLANTERS BANK N.A., as a Lender,

                   FIRST UNION NATIONAL BANK, as a Lender,

                                   	 and

              	SUNTRUST BANK, ATLANTA, as Agent and as a Lender







                              TABLE OF CONTENTS

                                                                        Page

SECTION 1 DEFINITIONS; INTERPRETATION                                      2

SECTION 2 ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;NATURE OF
          TRANSACTION                                                      2
  SECTION 2.1 Agreement to Acquire, Construct, Fund
              and Lease                                                    2
  SECTION 2.2 Fundings of Purchase Price,
              Development Costs and Construction
              Costs                                                        3
  SECTION 2.3 Funded Amounts and Interest and Yield
              Thereon; Unused Fee                                          6
  SECTION 2.4 Lessee Owner for Tax Purposes                                7
  SECTION 2.5 Amounts Due Under Lease                                      8

SECTION 3 CONDITIONS PRECEDENT; DOCUMENTS	                                 9
  SECTION 3.1 Conditions to the Obligations of the
              Funding Parties on each Closing
              Date                                                         9
  SECTION 3.2 Additional Conditions for the Initial
              Closing Date                                                15
  SECTION 3.3 Conditions to the Obligations of Lessee                     17
  SECTION 3.4 Conditions to the Obligations of the
              Funding Parties on each Funding
              Date                                                        18
  SECTION 3.5 Completion Date Conditions                                  19

SECTION 4 REPRESENTATIONS                                                 22
  SECTION 4.1 Representations of Lessee                                   22
  SECTION 4.2 Representations of the Lessor                               31
  SECTION 4.3 Representations of each Lender                              34

SECTION 5 COVENANTS OF THE LESSEE AND THE LESSOR                          34
  SECTION 5.1 Affirmative Covenants                                       34
  SECTION 5.2 Negative Covenants                                          41
  SECTION 5.3 Further Assurances                                          49
  SECTION 5.4 Additional Required Appraisals                              50
  SECTION 5.5 Lessor's Covenants                                          50

SECTION 6 TRANSFERS BY LESSOR AND LENDERS                                 51
  SECTION 6.1 Lessor Transfers                                            51
  SECTION 6.2 Lender Transfers                                            52

SECTION 7 INDEMNIFICATION                                                 52
  SECTION 7.1 General Indemnification                                     52
  SECTION 7.2 Environmental Indemnity                                     55
  SECTION 7.3 Proceedings in Respect of Claims                            57
  SECTION 7.4 General Tax Indemnity                                       59
  SECTION 7.5 Increased Costs, etc.                                       68
  SECTION 7.6 End of Term Indemnity                                       73

SECTION 8 MISCELLANEOUS                                                   74
  SECTION 8.1 Survival of Agreements                                      74
  SECTION 8.2 Notices                                                     75
  SECTION 8.3 Counterparts                                                75
  SECTION 8.4 Amendments                                                  75
  SECTION 8.5 Headings, etc.                                              77
  SECTION 8.6 Parties in Interest                                         77
  SECTION 8.7 GOVERNING LAW                                               77
  SECTION 8.8 Expenses                                                    77
  SECTION 8.9 Severability                                                78
  SECTION 8.10 Liabilities of the Funding Parties                         78
  SECTION 8.11 Submission to Jurisdiction; Waivers                        78
  SECTION 8.12 Liabilities of the Agent                                   79


  APPENDIX A	Definitions and Interpretation


                                    	SCHEDULES

SCHEDULE 2.2    Commitments
SCHEDULE 4.1(l) Taxes
SCHEDULE 4.1(n) Litigation
SCHEDULE 4.1(q) Defaults
SCHEDULE 4.1(r) Burdensome Restrictions
SCHEDULE 4.1(s) Subsidiaries
SCHEDULE 4.1(t) ERISA
SCHEDULE 4.1(u) Patents, Trademarks, Licenses
SCHEDULE 4.1(v) Ownership of Property
SCHEDULE 4.1(w) Indebtedness
SCHEDULE 4.1(x) Labor Matters
SCHEDULE 5.2(a) Indebtedness on Initial Closing Date
SCHEDULE 5.2(b) Liens
SCHEDULE 8.2    Notice Information


                                  	EXHIBITS

EXHIBIT A	Form of Funding Request
EXHIBIT B	Form of Assignment of Lease and Rents
EXHIBIT C	Form of Security Agreement and Assignment
EXHIBIT D	Form of Mortgage
EXHIBIT E	[Reserved]
EXHIBIT F	Form of Environmental Audit Reliance Letter
EXHIBIT G	Forms of Opinions of Counsel
EXHIBIT H Form of Lessee Certification of Construction
          Completion
EXHIBIT I	Form of Payment Date Notice
EXHIBIT J	Form of Assignment and Assumption Agreement




                            	MASTER AGREEMENT



  THIS MASTER AGREEMENT, dated as of June 3, 1999 (as it may be amended or modified from time to time in accordance with the provisions hereof, this "Master Agreement"), is among RUBY TUESDAY, INC., a Georgia corporation ("Lessee"); ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership (the "Lessor"), NATIONSBANK, N.A., a national banking association ("NationsBank"), UNION PLANTERS BANK N.A., a national banking association ("Union Planters"), FIRST UNION NATIONAL BANK, a national banking association ("First Union"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation ("SunTrust"; SunTrust, NationsBank, Union Planters and First Union, together with any other financial institution that becomes a party hereto as a lender, collectively referred to as "Lenders" and individually as a "Lender"), and SUNTRUST BANK, ATLANTA, a Georgia banking corporation, as agent for the Lenders (in such capacity, the "Agent").

                          PRELIMINARY STATEMENT

In accordance with the terms and provisions of this Master
Agreement, the Lease, the Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring Land identified by the Lessee from time to time, and leasing such Land to the Lessee, (ii) the Lessee, as Construction Agent for the Lessor, wishes to construct Buildings on such Land for the Lessor and, when completed, to lease such Buildings from the Lessor as part of the Leased Properties under the Lease, (iii) the Lessee, as agent, wishes to obtain, and the Lessor is willing to provide, funding for the acquisition of the Land and the construction of Buildings, (iv) the Lessor wishes to obtain, and Lenders are willing to provide, from time to time, financing of a portion of the funding of the acquisition of the Land and the construction of the Buildings, and (v) the Lessee is willing to provide its Guaranty Agreement to the Lenders and the Lessor.

In consideration of the mutual agreements contained in this Master Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                	SECTION 2
                       	DEFINITIONS; INTERPRETATION

Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Master Agreement.


                                	SECTION 3
               	ACQUISITION, CONSTRUCTION AND LEASE; FUNDINGS;
                          	NATURE OF TRANSACTION

  SECTION 3.1	Agreement to Acquire, Construct, Fund and Lease.

    (a) Land. Subject to the terms and conditions of this Master Agreement, with respect to each parcel of Land identified by the Lessee, on the related Closing Date (i) the Lessor agrees to acquire such interest in the related Land from the applicable Seller as is transferred, sold, assigned and conveyed to the Lessor pursuant to the applicable Purchase Agreement or to lease such interest in the related Land from the applicable Ground Lessor as is leased to the Lessor pursuant to the applicable Ground Lease, (ii) the Lessor hereby agrees to lease, or sublease, as the case may be, such Land to the Lessee pursuant to the Lease, and (iii) the Lessee hereby agrees to lease, or sublease, as the case may be, such Land from the Lessor pursuant to the Lease.

    (b)	Building.  With respect to each parcel of Land, subject
to the terms and conditions of this Master Agreement, from and after the Closing Date relating to such Land (i) the Construction Agent agrees, pursuant to the terms of the Construction Agency Agreement, to construct and install the Building on such Land for the Lessor prior to the Scheduled Construction Termination Date, (ii) the Lenders and the Lessor agree to fund all or a portion of the costs of such construction and installation (and interest and yield thereon), (iii) the Lessor shall lease, or sublease, as the case may be, such Building as part of such Leased Property to the Lessee pursuant to the Lease, and (iv) the Lessee shall lease, or sublease, as the case may be, such Building from the Lessor pursuant to the Lease.

  SECTION 3.2	Fundings of Purchase Price, Development Costs and
Construction Costs.

    (a)	Initial Funding and Payment of Purchase Price for Land
and Development Costs on Closing Date. Subject to the terms and conditions of this Master Agreement, on the Closing Date for any Land, each Lender shall make available to the Lessor its initial Loan with respect to such Land in an amount equal to the product of such Lender's Commitment Percentage times the purchase price for the Land, if applicable, and the development, transaction and closing costs incurred by the Lessee through such Closing Date, which funds the Lessor shall use, together with the Lessor's own funds in an amount equal to the product of the Lessor's Commitment Percentage times the purchase price, if applicable, for the related Land and the development, transaction and closing costs incurred by the Lessee, as agent, through such Closing Date, to purchase the Land from the applicable Seller pursuant to the applicable Purchase Agreement or lease the Land from the applicable Ground Lessor pursuant to the applicable Ground Lease and to pay to the Lessee the amount of such development, transaction and closing costs, and the Lessor shall lease, or sublease, as the case may be, such Land to the Lessee pursuant to the Lease.

    (b)	Subsequent Fundings and Payments of Construction Costs
during Construction Term. Subject to the terms and conditions of this Master Agreement, on each Funding Date following the Closing Date for each parcel of Land until the related Construction Term Expiration Date,
(i) each Lender shall make available to the Lessor a Loan in an amount equal to the product of such Lender's Commitment Percentage times the amount of Funding requested by the Lessee for such Funding Date, which funds the Lessor hereby directs the Lender to pay over to the Lessee as set forth in paragraph (d), and (ii) the Lessor shall pay over to the Lessee its own funds (which shall constitute a part of and an increase in the Lessor's Invested Amount with respect to such Leased Property) in an amount equal to the product of the Lessor's Commitment Percentage times the amount of Funding requested by the Lessee for such Funding Date.

    (c)	Aggregate Limits on Funded Amounts.  The aggregate
amount that the Funding Parties shall be committed to provide as Funded Amounts under this Master Agreement and the Loan Agreement shall not exceed (x) with respect to each Leased Property the costs of purchase and construction of such Leased Property and the related closing and financing costs, or (y) $45,000,000 in the aggregate for all Leased Properties; provided, however, that in the event that the Lessee exercises a Partial Purchase Option, the amount set forth in this clause
(y) shall be reinstated to the extent of the Funded Amounts paid by the Lessee in connection with such Partial Purchase Option. The aggregate amount that any Funding Party shall be committed to fund under this Master Agreement and the Loan Agreement shall not exceed the lesser of
(i) such Funding Party's Commitment and (ii) such Funding Party's Commitment Percentage of the aggregate Fundings requested under this Master Agreement.

    (d)	Notice, Time and Place of Fundings.  With respect to
each Funding, the Lessee shall give the Lessor and the Agent an irrevocable prior written notice not later than 11:00 a.m., Atlanta, Georgia time, three Business Days prior to the proposed Closing Date or other Funding Date, as the case may be, pursuant, in each case, to a Funding Request in the form of Exhibit A (a "Funding Request"), specifying the Closing Date or subsequent Funding Date, as the case may be, the amount of Funding requested, whether such Funding shall be a LIBOR Advance, a Base Rate Advance or a combination thereof and the Rent Period(s) therefor. The Agent shall notify the Lenders of a requested Funding on the day the Agent receives the related Funding Request if the Agent receives such Funding Request on or before 11:00 a.m., Atlanta, Georgia time; if the Agent receives a Funding Request after such time, it shall promptly notify the Lenders thereof, but in any event by close of business on the next Business Day. All documents and instruments required to be delivered on such Closing Date pursuant to this Master Agreement shall be delivered at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other location as may be determined by the Lessor, the Lessee and the Agent. Each Funding shall occur on a Business Day and shall be in an amount equal to $500,000 or an integral multiple of $100,000 in excess thereof. All remittances made by any Lender and the Lessor for any Funding shall be made in immediately available funds by wire transfer to or, as is directed by, the Lessee, with receipt by the Lessee not later than 12:00 noon, Atlanta, Georgia time, on the applicable Funding Date, upon satisfaction or waiver of the conditions precedent to such Funding set forth in Section 3; such funds shall (1) in the case of the initial Funding on a Closing Date, be used to pay the purchase price to the applicable Seller for the related Land and pay the Lessee development, transaction and closing costs related to such Land, and (2) in the case of each subsequent Funding be paid to the Lessee as the Construction Agent, for the payment or reimbursement of Construction costs.

    (e)	Lessee's Deemed Representation for Each Funding.  Each
Funding Request by the Lessee shall be deemed a reaffirmation of the Lessee's indemnity obligations in favor of the Indemnitees under the Operative Documents and a representation by the Lessee to the Lessor, the Agent, and the Lenders that on the proposed Closing Date or Funding Date, as the case may be, (i) the amount of Funding requested represents amounts owing in respect of the purchase price of the related Land and development, transaction and closing costs in respect of the Leased Property (in the case of the initial Funding on a Closing Date) or amounts that are then due to third parties in respect of the Construction, or amounts paid by the Lessee to third parties in respect of the Construction for which the Lessee has not previously been reimbursed by a Funding (in the case of any Funding), (ii) no Event of Default or Potential Event of Default exists, and (iii) the representations of the Lessee set forth in Section 4.1 are true and correct in all material respects as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

    (f) Not Joint Obligations. Notwithstanding anything to the contrary set forth herein or in the other Operative Documents, each Lender's and the Lessor's commitments shall be several, and not joint. In no event shall any Funding Party be obligated to fund an amount in excess of such Funding Party's Commitment Percentage of any Funding, or to fund amounts in the aggregate in excess of such Funding Party's Commitment.

    (g) Non-Pro Rata Fundings. Notwithstanding anything to the contrary set forth in this Master Agreement, at the Agent's option, Fundings may be made by drawing on the Lessor's Commitment until such Commitment is fully funded before drawing on the Lenders' Commitments.
In such event, when the Lessor's Commitment is fully funded, the Lenders will fund, on a pro rata basis as among themselves, 100% of the amount of the Fundings thereafter. In no event shall any Funding Party have any obligation to fund any amount hereunder in excess of the amount of such Funding Party's Commitment.

  SECTION 3.3	Funded Amounts and Interest and Yield Thereon; Unused
              Fee.

    (a)	The Lessor's Invested Amount for any Leased Property
outstanding from time to time shall accrue yield ("Yield") at the Lessor Rate, computed using the actual number of days elapsed and a 360 day year. If all or a portion of the principal amount of or yield on the Lessor's Invested Amounts shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lessor under the Lease, to the maximum extent permitted by law, accrue yield at the Overdue Rate, from the date of nonpayment until paid in full (both before and after judgment).

    (b)	Each Lender's Funded Amount for any Leased Property
outstanding from time to time shall accrue interest as provided in the Loan Agreement.

    (c)	During the Construction Term, in lieu of the payment of
accrued interest, on each Payment Date, each Lender's Funded Amount in respect of a Construction Land Interest shall automatically be increased by the amount of interest accrued and unpaid on the related Loans pursuant to the Loan Agreement during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause such Lender's Funded Amount to exceed such Lender's Commitment, in which event the Lessee shall pay such excess amount to such Lender in immediately available funds on such Payment Date). Similarly, in lieu of the payment of accrued Yield, on each Payment Date, the Lessor's Invested Amount in respect of such Construction Land Interest shall automatically be increased by the amount of Yield accrued on the Lessor's Invested Amount in respect of such Land during the Rent Period ending immediately prior to such Payment Date (except to the extent that at any time such increase would cause the Lessor's Invested Amount to exceed the Lessor's Commitment, in which event the Lessee shall pay such excess amount to the Lessor in immediately available funds on such Payment Date). Such increases in Funded Amounts shall occur without any disbursement of funds by the Funding Parties.

    (d)  Three Business Days prior to the last day of each Rent
Period, the Lessee shall deliver to the Lessor and the Agent a notice substantially in the form of Exhibit I (each, a "Payment Date Notice"), appropriately completed, specifying the allocation of the Funded Amounts related to such Rent Period to LIBOR Advances and Base Rate Advances and the Rent Periods therefor, provided that no such allocation shall be in an amount less than $500,000. Each such Payment Date Notice shall be irrevocable. If no such notice is given, the Funded Amounts shall be allocated to a LIBOR Advance with a Rent Period of three (3) months.

    (e) Lessee hereby agrees to pay to each Funding Party an unused fee for each day from the date hereof until the Funding Termination Date equal to (i) 0.225% per annum times (ii) the difference between such Funding Party's Commitment and its outstanding Lessor's Invested Amount or the principal of its outstanding Loans, as applicable, times (iii) 1/360. Such unused fee shall be payable in arrears on each Quarterly Payment Date.

  SECTION 3.4	Lessee Owner for Tax Purposes.  With respect to each
Leased Property, it is the intent of the Lessee and the Funding Parties that for federal, state and local tax purposes (A) the Lessee owns such Leased Property and will be entitled to all tax benefits ordinarily available to an owner of property similar to such Leased Property,
(B) the Lease will be treated as a financing arrangement, and (C) the Lessor will be treated as a lender making loans to the Lessee. Each of the Lessee and each Funding Party agrees to file tax returns consistent with such intent. Nevertheless, the Lessee acknowledges and agrees that no Funding Party or any other Person has made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Operative Documents and that the Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

  SECTION 3.5	Amounts Due Under Lease.  With respect to each Leased
Property, anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee and the Funding Parties that: (i) the amount and timing of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due and payable with respect to interest on, and principal of, the Loans in respect of such Leased Property and Yield on, and principal of, the Lessor's Invested Amounts, if any, in respect of such Leased Property on each Payment Date; (ii) if the Lessee elects the Purchase Option or the Partial Purchase Option with respect to a Leased Property or becomes obligated to purchase such Leased Property under the Lease, the Funded Amounts in respect of such Leased Property, all interest and Yield thereon and all other obligations of the Lessee owing to the Funding Parties in respect of the Leased Property shall be paid in full by the Lessee, (iii) if the Lessee properly elects the Remarketing Option, the principal amount of, and accrued interest on, the A Loans in respect of such Leased Property, will be paid out of the Recourse Deficiency Amount, and the Lessee shall only be required to pay to the Lenders in respect of the principal amount of the B Loans in respect of such Leased Property and to the Lessor in respect of the Lessor's Invested Amounts in respect of such Leased Property, the proceeds of the sale of such Leased Property; and (iv) upon an Event of Default resulting in an acceleration of the Lessee's obligation to purchase such Leased Property under the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Loans in respect of such Leased Property, and accrued interest thereon, the Lessor's Invested Amounts in respect of such Leased Property and accrued Yield thereon and all other obligations of the Lessee owing to the Funding Parties in respect of such Leased Property.


                                	SECTION 4
                      	CONDITIONS PRECEDENT; DOCUMENTS

  SECTION 4.1	Conditions to the Obligations of the Funding Parties on
each Closing Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the Closing Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to such Closing Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.1 which are required to be performed by such Funding Party:

    (a)	Documents.  The following documents shall have been
executed and delivered by the respective parties thereto:

      (i) Deed and Purchase Agreement. The related original Deed duly executed by the applicable Seller and in recordable form, and copies of the related Purchase Agreement, duly executed by such Seller and the Lessor, shall each have been delivered to the Agent by the Lessee, with copies thereof to each other Funding Party or the related Ground Lease duly executed by the Lessor and the related Ground Lessor shall have been delivered to the Agent, with copies thereof to each other Funding Party, as applicable (it being understood, that each Purchase Agreement and each Ground Lease shall be satisfactory in form and substance to the Lessor and the Lenders).

      (ii)  Lease Supplement.  The original of the related
Lease Supplement, duly executed by the Lessee and the Lessor and in recordable form, shall have been delivered to the Agent by the Lessee.

      (iii) Mortgage and Assignment of Lease and Rents. Counterparts of the Mortgage (substantially in the form of Exhibit D attached hereto), duly executed by the Lessor and in recordable form, shall have been delivered to the Agent (which Mortgage shall secure all of the debt to the Agent unless such mortgage is subject to a tax based on the amount of indebtedness secured thereby, in which case the amount secured will be limited to debt in an amount equal to 125% of the projected cost of acquisition and construction of such Leased Property); and the Assignment of Lease and Rents (substantially in the form of Exhibit B attached hereto) in recordable form, duly executed by the Lessor, shall have been delivered to the Agent by the Lessor.

      (iv) Security Agreement and Assignment. Counterparts of the Security Agreement and Assignment (substantially in the form of Exhibit C attached hereto), duly executed by the Lessee, with an acknowledgment and consent thereto satisfactory to the Lessor and the Agent duly executed by the related General Contractor and the related Architect, as applicable, and complete copies of the related Construction Contract and the related Architect's Agreement certified by the Lessee, shall have been delivered to the Lessor and the Agent (it being understood and agreed that if no related Construction Contract or Architect's Agreement exists on such Closing Date, such delivery shall not be a condition precedent to the Funding on such Closing Date, and in lieu thereof the Lessee shall deliver complete copies of such Security Agreement and Assignment and consents concurrently with the Lessee's entering into such contracts).
Counterparts of the supplement to the Construction Agency Agreement for such Leased Property, duly executed by the Construction Agent and the Lessor, shall have been delivered to the Agent.

      (v) Survey. The Lessee shall have delivered, or shall have caused to be delivered, to the Lessor and the Agent, at the Lessee's expense, an accurate survey certified to the Lessor and the Agent in a form reasonably satisfactory to the Lessor and the Agent and showing no state of facts unsatisfactory to the Lessor or the Agent and prepared within ninety (90) days of the Closing Date by a Person reasonably satisfactory to the Lessor and the Agent. Such survey shall
(1) be acceptable to the Title Insurance Company for the purpose of providing extended coverage to the Lessor and a lender's comprehensive endorsement to the Agent, (2) show no encroachments on such Land by structures owned by others, and no encroachments from any part of such Leased Property onto any land owned by others, and (3) disclose no state of facts reasonably objectionable to the Lessor, the Agent or the Title Insurance Company, and be reasonably acceptable to each such Person.

      (vi) Title and Title Insurance. On such Closing Date, the Lessor shall receive from a title insurance company acceptable to the Lessor and the Agent an ALTA Owner's Policy of Title Insurance issued by such title insurance company and the Agent shall receive from such title insurance company an ALTA Mortgagee's Policy of Title Insurance issued by such title insurance company, in each case, in the amount of the projected cost of acquisition and construction of such Leased Property, reasonably acceptable in form and substance to the Lessor and the Agent, respectively (collectively, the "Title Policy"). The Title Policy shall be dated as of the Closing Date, and, to the extent permitted under Applicable Law, shall include a pending disbursements clause reasonably satisfactory to the Lessor and the Agent and coverage over the creditors' rights exclusion and the general exceptions to such policy, and shall contain such affirmative endorsements as to mechanic's liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, survey matters and other matters as the Lessor or the Agent shall reasonably request.

      (vii)  Appraisal.	Unless the Lessee shall have
previously delivered to the Agent Appraisals with respect to Leased Properties that are expected by the Lessee, based on reasonable estimates, to have an aggregate Leased Property Balance in excess of $10,000,000, each Funding Party shall have received a report of the Appraiser (an "Appraisal"), paid for by the Lessee, which shall meet the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, shall be satisfactory to such Funding Party and shall state in a manner satisfactory to such Funding Party the estimated "as vacant" value of such Land and the Building to be constructed thereon. Such Appraisal must show that (1) the estimated Fair Market Sales Value of the Leased Property (determined as if the Building had already been completed in accordance with the related Plans and Specifications and by excluding from such value the amount of assessments on such Leased Property) at the commencement of the Lease Term with respect thereto is equal to the projected cost of acquisition and construction of such Leased Property, and (2) the "as vacant" value described above is at least 45% of the total cost of the Leased Property, including the trade fixtures, equipment and personal property utilized in connection with the Leased Property and to be funded by the Funding Parties. Upon request by the Lessee, the Funding Parties agree to waive delivery on such Closing Date of an Appraisal, provided that no subsequent Funding with respect to such Leased Property shall occur until such Appraisal has been delivered.

      (viii) Environmental Audit and related Reliance Letter. The Lessor and the Agent shall have received an Environmental Audit for such Leased Property, which shall not include a recommendation for further investigation and is otherwise satisfactory to the Lessor and the Agent; and the firm that prepared the Environmental Audit for such Leased Property shall have delivered to the Lessor and the Agent a letter (substantially in the form of Exhibit F attached hereto) stating that the Lessor, the Agent and the Lenders may rely upon such firm's Environmental Audit of such Land, it being understood that the Lessor's and the Agent's acceptance of any such Environmental Audit shall not release or impair the Lessee's obligations under the Operative Documents with respect to any environmental liabilities relating to such Leased Property.

      (ix) Evidence of Insurance. The Lessor and the Agent shall have received from the Lessee certificates of insurance evidencing compliance with the provisions of Article VIII of the Lease (including the naming of the Lessor, the Agent and the Lenders as additional insured or loss payee with respect to such insurance), in form and substance reasonably satisfactory to the Lessor and the Agent.

      (x) UCC Financing Statement; Recording Fees; Transfer Taxes. Each Funding Party shall have received satisfactory evidence of (i) the execution and delivery to Agent of a UCC-1 and, if required by applicable law, UCC-2 financing statement to be filed with the Secretary of State of the applicable State (or other appropriate filing office) and the county where the related Land is located, respectively, and such other Uniform Commercial Code financing statements as any Funding Party deems necessary or desirable in order to perfect such Funding Party's interests and (ii) the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the related Deed, the Lease, the related Lease Supplement, the related Mortgage and the related Assignment of Lease and Rents.

      (xi) Opinions. The opinion of local counsel for the Lessee qualified in the jurisdiction in which such Leased Property is located, substantially in the form set forth in Exhibit G-2 attached hereto, and containing such other matters as the parties to whom they are addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders, and to the extent requested by the Agent, opinions supplemental to those delivered under Section 3.2(vii) and reasonably satisfactory to the Agent shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders.

      (xii) Officer's Certificate. The Agent shall have received an Officer's Certificate of the Lessor stating that, to the best of such officer's knowledge, (A) each and every representation and warranty of the Lessor contained in the Operative Documents is true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; (B) no Event of Default or Potential Event of Default has occurred and is continuing; (C) each Operative Document to which the Lessor is a party is in full force and effect with respect to it; and (D) no event that could have a Material Adverse Effect has occurred since the date of the most recent financial statements of the Lessor delivered or required to be delivered to the Agent.

      (xiii) Good Standing Certificates. The Agent shall have received good standing certificates for the Lessor and the Lessee from the appropriate offices of the state where the related Land is located.

    (b)	Litigation.  No action or proceeding shall have been
instituted or threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Master Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect the Leased Property or any transaction contemplated by the Operative Documents or which could reasonably be expected to result in a Material Adverse Effect.

    (c)	Legality.  In the opinion of such Funding Party or its
counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for such Funding Party to participate in any of the transactions contemplated by the Operative Documents.

    (d)	No Events. (i) No Event of Default, Potential Event of
Default, Event of Loss or Event of Taking relating to such Leased Property shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or an Event of Taking, and (iii) there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect since June 6, 1998.

    (e)	Representations.  Each representation and warranty of
the parties hereto or to any other Operative Document contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Closing Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

    (f)	Cutoff Date.  No Closing Date shall occur after the
Funding Termination Date.

    (g)	Transaction Expenses.  The Lessee shall have paid the
Transaction Costs then accrued and invoiced which the Lessee has agreed to pay pursuant to Section 8.8.

  SECTION 4.2	Additional Conditions for the Initial Closing Date.
The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on the initial Closing Date shall be subject to the satisfaction of, or waiver by, each such party hereto (acting directly or through its counsel) on or prior to the initial Closing Date of the following conditions precedent in addition to those set forth in Section 3.1, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.2 which are required to be performed by such Funding Party:

      (i) Guaranty. Counterparts of the Guaranty Agreement, duly executed by the Lessee, shall have been delivered to each Funding Party.

      (ii)  Loan Agreement.  Counterparts of the Loan
Agreement, duly executed by the Lessor, the Agent and each Lender shall have been delivered to each of the Lessor and the Agent. An A Note and a B Note, duly executed by the Lessor, shall have been delivered to the Agent.

      (iii)  Master Agreement.  Counterparts of this Master
Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

      (iv) Construction Agency Agreement. Counterparts of the Construction Agency Agreement, duly executed by the parties thereto shall have been delivered to each of the parties hereto.

      (v) Lease. Counterparts of the Lease, duly executed by the Lessee and the Lessor, shall have been delivered to each Funding Party and the original, chattel paper copy of the Lease shall have been delivered to the Agent.

      (vi) Lessee's Resolutions and Incumbency Certificate, etc. Each of the Agent and the Lessor shall have received
(x) a certificate of the Secretary or an Assistant Secretary of the Lessee, attaching and certifying as to (i) the Board of Directors' (or appropriate committee's) resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party,
(ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its articles or certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its incorporation and (iv) its by-laws, and (y) good standing certificates for the Lessee from the appropriate offices of the States of such Person's incorporation and principal place of business.

      (vii) Opinions of Counsel. The opinion of Powell Goldstein Frazer & Murphy LLP and of in-house counsel to Lessee, each dated the initial Closing Date, substantially in the forms set forth in Exhibit G-1 attached hereto, and containing such other matters as the parties to whom it is addressed shall reasonably request, shall have been delivered and addressed to each of the Lessor, the Agent and the Lenders. The opinion of Grogan & Browner PC, dated the initial Closing Date, substantially in the form set forth in Exhibit G-3 attached hereto, and containing such other matters as the parties to whom it is addressed shall reasonably request, shall have been delivered to each of the Agent and the Lenders.

      (viii) Good Standing Certificate. The Agent shall have received a good standing certificate for the Lessor from the appropriate offices of the State of Texas.

      (ix) Lessor's Consents and Incumbency Certificate, etc. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the General Partner of the Lessor attaching and certifying as to (i) the consents of the partners of the Lessor duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, and (iii) the Partnership Agreement.

  SECTION 4.3	Conditions to the Obligations of Lessee.  The
obligations of the Lessee to lease the Leased Property from the Lessor are subject to the fulfillment on the related Closing Date to the satisfaction of, or waiver by, the Lessee, of the following conditions precedent:

    (a)	General Conditions.  The conditions set forth in
Sections 3.1 and 3.2 that require fulfillment by the Lessor or the Lenders shall have been satisfied, including the delivery of good standing certificates by the Lessor pursuant to Sections 3.1(a)(xiv) and 3.2(b)(viii) and the delivery of an opinion of counsel for the Lessor pursuant to Section 3.2(b)(vii).

    (b)	Legality.  In the opinion of the Lessee or its counsel,
the transactions contemplated by the Operative Documents shall not violate any Applicable Law, and no change shall have occurred or been proposed in Applicable Law that would make it illegal for the Lessee to participate in any of the transactions contemplated by the Operative Documents.

    (c)	Purchase Agreement; Ground Lease.  The Purchase
Agreement and, if applicable, the Ground Lease shall be reasonably satisfactory to the Lessee.

  SECTION 4.4	Conditions to the Obligations of the Funding Parties on
each Funding Date. The obligations of the Lessor and each Lender to carry out their respective obligations under Section 2 of this Master Agreement to be performed on each Funding Date shall be subject to the fulfillment to the satisfaction of, or waiver by, each such party hereto (acting directly or through their respective counsel) on or prior to each such Funding Date of the following conditions precedent, provided that the obligations of any Funding Party shall not be subject to any conditions contained in this Section 3.4 which are required to be performed by such Funding Party:

    (a)	Funding Request.  The Lessor and the Agent shall have
received from the Lessee the Funding Request therefor pursuant to Section
2.2(d).

    (b)	Condition Fulfilled.  As of such Funding Date, the
condition set forth in Section 3.1(d)(i) shall have been satisfied.

    (c)	Representations.  As of such Funding Date, both before
and after giving effect to the Funding requested by the Lessee on such date, the representations and warranties that the Lessee is deemed to make pursuant to Section 2.2(e) shall be true and correct in all material respects on and as of such Funding Date as though made on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date.

    (d)	No Bonded Stop Notice or Filed Mechanics Lien.  As of
each Funding Date, and as to any Funded Amount requested for any Leased Property on each such Funding Date, (i) neither the Lessor, the Agent nor any Lender has received (with respect to such Leased Property) a bonded notice to withhold Loan funds that has not been discharged by the Lessee, and (ii) no mechanic's liens or materialman's liens have been filed against such Leased Property that have not been discharged by the Lessee, bonded over in a manner reasonably satisfactory to the Agent or insured over by the Title Insurance Company.

    (e) Lease Supplement. If the Funding relates to a Building that will be leased under a Lease Supplement separate from the Lease Supplement for the related Land, the original of such separate Lease Supplement, duly executed by the Lessee and the Lessor and in recordable form, shall have been delivered to the Agent.

  SECTION 4.5	Completion Date Conditions.  The occurrence of the
Completion Date with respect to any Leased Property shall be subject to the fulfillment to the satisfaction of, or waiver by, each party hereto (acting directly or through its counsel) of the following conditions precedent:

    (a)	Title Policy Endorsements; Architect's Certificate.
The Lessee shall have furnished to each Funding Party (1) the following endorsements to the related Title Policy (each of which shall be subject to no exceptions other than those reasonably acceptable to the Agent): a date-down endorsement (redating and confirming the coverage provided under the Title Policy and each endorsement thereto) and a "Form 9" endorsement (if available in the applicable jurisdiction), in each case, effective as of a date not earlier than the date of completion of the Construction, and (2) a certificate of the Architect dated at or about the Completion Date, in form and substance reasonably satisfactory to the Agent, the Lessor and the Lenders, and stating that (i) the related Building has been completed substantially in accordance with the Plans and Specifications therefor, and such Leased Property is ready for occupancy, (ii) such Plans and Specifications comply in all material respects with all material Applicable Laws in effect at such time, and
(iii) to the best of the Architect's knowledge, such Leased Property, as so completed, complies in all material respects with all material Applicable Laws in effect at such time. The Lessee shall also deliver to the Agent true and complete copies of: (A) an "as built" or "record" set of the Plans and Specifications, (B) a plat of survey of such Leased Property "as built" to a standard reasonably acceptable to the Agent showing all easements, paving, driveways, fences and exterior improvements, and (C) copies of a certificate or certificates of occupancy for such Leased Property or other legally equivalent permission to occupy such Leased Property.

    (b)	Construction Completion.  The related Construction
shall have been completed substantially in accordance with the related Plans and Specifications, the related Deed and all Applicable Laws, and such Leased Property shall be ready for occupancy and operation. All fixtures, equipment and other property contemplated under the Plans and Specifications to be incorporated into or installed in such Leased Property shall have been substantially incorporated or installed, free and clear of all Liens except for Permitted Liens.

    (c)	Lessee Certification.  The Lessee shall have furnished
the Lessor, the Agent and each Lender with a certification of the Lessee (substantially in the form of Exhibit H) that:

      (i) all amounts owing to third parties for the related Construction have been paid in full (other than contingent obligations for which the Lessee has made adequate reserves), and no litigation or proceedings are pending, or to the best of the Lessee's knowledge, are threatened, against such Leased Property or the Lessee which could reasonably be expected to have a Material Adverse Effect;

      (ii) all material consents, licenses and permits and other governmental authorizations or approvals required for such Construction and operation of such Leased Property have been obtained and are in full force and effect;

      (iii) such Leased Property has available all services of public facilities and other utilities necessary for use and operation of such Leased Property for its intended purposes including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access between the related Building and public highways for pedestrians and motor vehicles;

      (iv) all material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all then intended utilities, driveways, roads and other means of egress and ingress to and from the same have been obtained and are in full force and effect and the Lessee has no knowledge of any pending modification or cancellation of any of the same; and the use of such Leased Property does not depend on any variance, special exception or other municipal approval, permit or consent that has not been obtained and is in full force and effect for its continuing legal use;

      (v) all of the requirements and conditions set forth in
Section 3.5(b) hereof have been completed and fulfilled with respect to such Leased Property and the related Construction; and

      (vi) such Leased Property is in compliance in all material respects with all applicable zoning laws and regulations.

                               SECTION 5
                            REPRESENTATIONS

  SECTION 5.1	Representations of Lessee.  Effective as of the date of
execution hereof, as of each Closing Date and as of each Funding Date, the Lessee represents and warrants to each of the other parties hereto as follows:

    (a)	Organization; Corporate Powers.  Each of the Lessee and
each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified as a foreign corporation and in good standing (A) in each jurisdiction where a Leased Property is located, in the case of the Lessee, and (B) under the laws of each other jurisdiction where such qualification is required and where the failure to be duly qualified and in good standing would have a Material Adverse Effect, in the case of the Lessee and each of its Subsidiaries, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Operative Documents.

    (b)	Authority.  (i)  The Lessee has the requisite corporate
power and authority to execute, deliver and perform the Operative
Documents executed by it, or to be executed by it.

      (ii) The execution, delivery and performance (or recording or filing, as the case may be) of the Operative Documents, and the consummation of the transactions contemplated thereby, have been duly approved by the Board of Directors of the Lessee, or an appropriate committee thereof, and no other corporate proceedings on the part of the Lessee are necessary to consummate the transactions so contemplated.

    (c)	Binding Obligations.  The Operative Documents executed
by the Lessee, have been duly executed and delivered (or recorded or filed, as the case may be) by the Lessee, and constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors' rights generally or by equitable principles generally.

    (d)	No Conflict.  The execution, delivery and performance
by the Lessee of each Operative Document to which it is a party and each of the transactions contemplated thereby do not and will not (i) violate any Applicable Law or Contractual Obligation of any Person the consequences of which violation, singly or in the aggregate, would have a Material Adverse Effect, (ii) result in or require the creation or imposition of any Lien whatsoever on any Leased Property or upon any of the properties or assets of the Lessee or any of its Subsidiaries (other than Permitted Liens), or (iii) require any approval of stockholders of the Lessee which has not been obtained.

    (e)	Governmental Consents.  Except as have been made,
obtained or given, and are in full force and effect, and except for routine filings with the SEC to be made in a timely fashion, no filing or registration with, consent or approval of, notice to, with or by any Governmental Authority, is required to authorize, or is required in connection with, the execution, delivery and performance by the Lessee of the Operative Documents, the use of the proceeds of the Fundings made to effect the purchase of the Land and the Construction, or the legality, validity, binding effect or enforceability of any Operative Document.

    (f)	Governmental Regulation.  Neither the Lessee nor any
Subsidiary of the Lessee is an "investment company" or a company
"controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Lessee is not a "holding company" or a "subsidiary company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Company Act of 1935, as amended.

    (g)	Requirements of Law.  The Lessee and each Subsidiary of
the Lessee and each Person acting on behalf of any of them is in compliance with all Requirements of Law applicable to them and their respective businesses, in each case where the failure to so comply would have a Material Adverse Effect, either individually or together with other such cases.

    (h)	Rights in Respect of the Leased Property.  The Lessee
is not a party to any contract or agreement to sell any interest in any Leased Property or any part thereof, other than pursuant to the Operative Documents.

    (i)	Hazardous Materials.  (i) To the best knowledge of the
Lessee, except as described in the related Environmental Audit, on the Closing Date for each Leased Property, there are no Hazardous Materials present at, upon, under or within such Leased Property or released or transported to or from such Leased Property (except in compliance in all material respects with all Applicable Law).

      (ii)  On the related Closing Date, no Governmental
Actions have been taken or, to the best knowledge of the Lessee, are in process or have been threatened, which could reasonably be expected to subject such Leased Property, any Lender or the Lessor with respect to such Leased Property to any Claims or Liens under any Environmental Law which would have a Material Adverse Effect, or would have a materially adverse effect on the Lessor or any Lender.

      (iii) The Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate such Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to obtain such Environmental Permits or to so comply would not have a Material Adverse Effect.

      (iv) Except as set forth in the related Environmental
Audit or in any notice subsequently furnished by the Lessee to the Agent and approved by the Agent in writing prior to the respective times that the representations and warranties contained herein are made or deemed made hereunder, no notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to the Lessee, no penalty has been assessed on the Lessee and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person in each case relating to the Leased Property with respect to any alleged material violation or liability of the Lessee under any Environmental Law. To the best knowledge of the Lessee, no material notice, notification, demand, request for information, citations, summons, complaint or order has been issued or filed to or with respect to any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or threatened by any Governmental Authority or other Person relating to such Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

      (v) Such Leased Property and each portion thereof are presently in compliance in all material respects with all Environmental Laws, and, to the best knowledge of the Lessee, there are no present or past facts, circumstances, activities, events, conditions or occurrences regarding such Leased Property (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against such Leased Property, any Funding Party or the Lessee, (B) cause such Leased Property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which such Leased Property is located, or (D) prevent or materially interfere with the continued operation and maintenance of such Leased Property as contemplated by the Operative Documents.

    (j)	Leased Property.  The present condition and use of such
Leased Property conforms in all material respects with all conditions or requirements of all existing material permits and approvals issued with respect to such Leased Property, and the present use of such Leased Property and the Lessee's future intended use of such Leased Property under the Lease does not, in any material respect, violate any Applicable Law. To the best knowledge of the Lessee, no material notices, complaints or orders of violation or non-compliance have been issued or threatened or contemplated by any Governmental Authority with respect to such Leased Property or any present or intended future use thereof. All material agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of such Leased Property as the Lessee intends to use such Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to the Lessee's best knowledge will be, obtained and are or will be in full force and effect, and the Lessee has no knowledge of any pending material modification or cancellation of any of the same.

    (k)	True and Complete Disclosure.  All factual information
relating to the Lessee, or any of its assets or its financial condition, or any of the Leased Properties heretofore or contemporaneously furnished by the Lessee or on its behalf in writing to any Funding Party (including without limitation all information contained in the Operative Documents) for purposes of or in connection with any transaction contemplated by this Master Agreement is, and all other such factual information hereafter furnished by the Lessee or on its behalf in writing to any Funding Party will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information, together with past written information supplied hereunder (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

    (l)	Taxes.  Except as set forth in Schedule 4.1(l), all
United States Federal income tax returns and all other material tax returns which are required to be filed have been filed by or on behalf of the Lessee and its Subsidiaries and all taxes due with respect to the Lessee and its Subsidiaries pursuant to such returns or pursuant to any assessment received by the Lessee or any Subsidiary have been paid, or are being contested by appropriate proceedings being diligently prosecuted. To the best knowledge of the Lessee, the charges, accruals and reserves on the books of the Lessee and its Subsidiaries in respect of taxes or other governmental charges are adequate.

    (m)	Financial Statements.  The consolidated statement of
financial position of the Lessee as of June 6, 1998 and the related statements of income, shareholders' equity and cash flows for the fiscal year then ended, reported on by Ernst & Young and the consolidated statements of financial position of the Lessee as of September 6, 1998, December 6, 1998 and March 7, 1999 and the related statements of income, shareholders' equity and cash flows for the three, six and nine months, respectively, then ended, in each case, a copy of which has been delivered to each of the Funding Parties, present fairly in all material respects, in conformity with GAAP, the consolidated financial position of the Lessee and its Subsidiaries as of such dates and the results of operations and cash flows of the Lessee and its Subsidiaries for such fiscal year or other period then ended.

    (n)  No Material Litigation. Except as set forth in Schedule
4.1(n), no litigation, investigations or proceedings of or before any courts, tribunals, arbitrators or governmental authorities are pending or, to the knowledge of Lessee, threatened by or against any of the Consolidated Companies, or against any of their respective properties or revenues, existing or future (a) with respect to any Operative Document, or any of the transactions contemplated hereby or thereby, or (b) seeking money damages in excess of $2,500,000, either singly or in the aggregate or which, if adversely determined, would otherwise reasonably be expected to have a Material Adverse Effect.

    (o) Margin Regulations. No part of the proceeds of any of the Fundings will be used for any purpose which violates, or which would be inconsistent or not in compliance with, the provisions of the applicable Margin Regulations.

    (p) Insurance. The Consolidated Companies currently maintain insurance with respect to their respective properties and businesses, with financially sound and reputable insurers, having coverages against losses or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance being in amounts no less than those amounts which are customary for such companies under similar circumstances. The Consolidated Companies have paid all material amounts of insurance premiums now due and owing with respect to such insurance policies and coverages, and such policies and coverages are in full force and effect.

    (q) No Default. Except as set forth on Schedule 4.1(q), none of the Consolidated Companies is in default under or with respect to any Contractual Obligation in any respect which default or defaults would be reasonably expected in the aggregate to have a Material Adverse Effect.

    (r)  No Burdensome Restrictions.  Except as set forth on
Schedule 4.1(r) or in any notice furnished to the Agent and the Lenders pursuant to Section 5.1(g)(xi)or in any notice furnished to the Lenders pursuant to Section 5.1(g)(xii) at or prior to the respective times the representations and warranties set forth in this Section 4.1(r) are made or deemed to be made hereunder, none of the Consolidated Companies is a party to or bound by any Contractual Obligation or Requirement of Law which has had or would reasonably be expected to have a Material Adverse Effect.

    (s) Subsidiaries. Except as disclosed on Schedule 4.1(s), on the date of this Master Agreement, Lessee has no Subsidiaries and neither Lessee nor any Subsidiary is a joint venture partner or general partner in any partnership. Except as disclosed on Schedule 4.1(s) or in any notice furnished to the Lenders pursuant to Section 5.1(g)(xii) at or prior to the respective times the representations and warranties set forth in this Section 4.1(s) are made or deemed to be made hereunder, Lessee has no Material Subsidiaries.

    (t) ERISA. Except as disclosed on Schedule 4.1(t) or in any notice to the Agent furnished pursuant to Section 5.1(g)(vii) at or prior to the respective times the representations and warranties set forth in this Section 4.1(t) are made or deemed to be made hereunder:

      (1)	Identification of Plans.   None of the Consolidated
Companies nor any of their respective ERISA Affiliates maintains or contributes to, or has during the past seven years maintained or contributed to, any Plan that is subject to Title IV of ERISA;

      (2)	Compliance.  Each Plan maintained by the Consolidated
Companies has at all times been maintained, by their terms and in operation, in compliance with all applicable laws, and the Consolidated Companies are subject to no tax or penalty with respect to any Plan of such Consolidated Company or any ERISA Affiliate thereof, including without limitation, any tax or penalty under Title I or Title IV of ERISA or under Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Section 162, 404 or 419 of the Tax Code, where the failure to comply with such laws, and such taxes and penalties, together with all other liabilities referred to in this Section 4.1(t) (taken as a whole), would in the aggregate have a Material Adverse Effect;

      (3)	Liabilities.  The Consolidated Companies are subject to
no liabilities (including withdrawal liabilities) with respect to any Plans of such Consolidated Companies or any of their ERISA Affiliates, including without limitation, any liabilities arising from Titles I or IV of ERISA, other than obligations to fund benefits under an ongoing Plan and to pay current contributions, expenses and premiums with respect to such Plans, where such liabilities, together with all other liabilities referred to in this Section 4.1(t) (taken as a whole), would in the aggregate have a Material Adverse Effect;

      (4)	Funding.  The Consolidated Companies and, with respect
to any Plan which is subject to Title IV of ERISA, each of their respective ERISA Affiliates, have made full and timely payment of all amounts (A) required to be contributed under the terms of each Plan and applicable law, and (B) required to be paid as expenses (including PBGC or other premiums) of each Plan, where the failure to pay such amounts (when taken as a whole, including any penalties attributable to such amounts) would have a Material Adverse Effect. No Plan subject to Title IV of ERISA (other than a Multiemployer Plan) has an "amount of unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA), determined as if such Plan terminated on any date on which this representation and warranty is deemed made, in any amount which, together with all other liabilities referred to in this Section 4.1(t)(taken as a whole), would have a Material Adverse Effect if such amount were then due and payable. None of the Consolidated Companies would be subject to withdrawal liability with respect to any Multiemployer Plan, determined as if the event resulting in such withdrawal liability occurred on any date on which this representation is made or deemed to be made based on the most recent actuarial valuation data made available to employers participating in the Multiemployer Plan, in any amount which, together with all other liabilities referred to in this Section 4.1(t)(taken as a whole), would have a Material Adverse Effect if such amounts were then due and payable. The Consolidated Companies are subject to no liabilities with respect to post-retirement medical benefits in any amounts which, together with all other liabilities referred to in this
Section 4.1(t)(taken as a whole), would have a Material Adverse Effect if such amounts were then due and payable.

    (u) Patents, Trademarks, Licenses, Etc. Except as set forth on Schedule 4.1(u), (i) the Consolidated Companies have obtained and hold in full force and effect all material patents, trademarks, service marks, trade names, copyrights, licenses and other such rights, free from material burdensome restrictions, which are necessary for the operation of their respective businesses as presently conducted, and (ii) to the best of Lessee's knowledge, no product, process, method, service or other item presently sold by or employed by any Consolidated Company in connection with such business infringes any patents, trademark, service mark, trade name, copyright, license or other right owned by any other person and there is not presently pending, or to the knowledge of Lessee, threatened, any claim or litigation against or affecting any Consolidated Company contesting such Person's right to sell or use any such product, process, method, substance or other item where the result of such failure to obtain and hold such benefits or such infringement would have a Material Adverse Effect.

    (v)  Ownership of Property.  Except as set forth on Schedule
4.1(v), each Consolidated Company has good and marketable fee simple title to or a valid leasehold interest in all of its real property and good title to, or a valid leasehold interest in, all of its other property, as such properties are reflected in the consolidated balance sheet of the Consolidated Companies as of June 6, 1998 referred to in
Section 4.1(m), other than properties disposed of in the ordinary course of business since such date or as otherwise permitted by the terms of this Master Agreement, subject to no Lien or title defect of any kind, except Liens permitted by this Master Agreement. The Consolidated Companies enjoy peaceful and undisturbed possession under all of their respective material leases.

    (w)  Indebtedness.  Except for the Indebtedness set forth on
Schedule 4.1(w), none of the Consolidated Companies is an obligor in respect of any Indebtedness for borrowed money, or any commitment to create or incur any Indebtedness for borrowed money, in an amount greater than $1,000,000 in any single case, and such Indebtedness and commitments for amounts less than $1,000,000 do not exceed $2,500,000 in the aggregate for all such Indebtedness and commitments of the Consolidated Companies.

    (x) Labor Matters. Except as set forth in Schedule 4.1(x) or in any notice furnished to the Lenders pursuant to Section 5.1(g)(xi) at or prior to the respective times the representations and warranties set forth in this Section 4.1(x) are made or deemed to be made hereunder, the Consolidated Companies have experienced no strikes, labor disputes, slow downs or work stoppages due to labor disagreements which have had, or would reasonably be expected to have, a Material Adverse Effect, and, to the best knowledge of Lessee, there are no such strikes, disputes, slow downs or work stoppages threatened against any Consolidated Company. The hours worked and payment made to employees of the Consolidated Companies have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from the Consolidated Companies, or for which any claim may be made against the Consolidated Companies, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as liabilities on the books of the Consolidated Companies where the failure to pay or accrue such liabilities would reasonably be expected to have a Material Adverse Effect.

  SECTION 5.2	Representations of the Lessor.  Effective as of the
date of execution hereof, as of each Closing Date and as of each Funding Date, in each case, with respect to each of the Leased Properties, the Lessor represents and warrants to the Agent, the Lenders and the Lessee as follows:
    (a)	Securities Act.  The interest being acquired or to be
acquired by the Lessor in such Leased Property is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that the Lessor shall be entitled to assign, convey or transfer its interest in accordance with Section 6.1.

    (b)	Due Organization, etc.  The Lessor is a limited
partnership duly organized and validly existing in good standing under the laws of Texas and each state in which a Leased Property is located and has full power, authority and legal right to execute, deliver and perform its obligations under the Lease, this Master Agreement and each other Operative Document to which it is or will be a party.

    (c)	Due Authorization; Enforceability, etc.  This Master
Agreement and each other Operative Document to which the Lessor is or will be a party have been or will be duly authorized, executed and delivered by or on behalf of the Lessor and are, or upon execution and delivery will be, legal, valid and binding obligations of the Lessor enforceable against it in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by general equitable principles.

    (d)	No Conflict.  The execution and delivery by the Lessor
of the Lease, this Master Agreement and each other Operative Document to which the Lessor is or will be a party, are not or will not be, and the performance by the Lessor of its obligations under each will not be, inconsistent with its Partnership Agreement, do not and will not contravene any Applicable Law and do not and will not contravene any provision of, or constitute a default under, any Contractual Obligation of Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority, except such as have been obtained, given or accomplished, and the Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents.

    (e)	Litigation.  There are no pending or, to the knowledge
of the Lessor, threatened actions or proceedings against the Lessor before any court, arbitrator or administrative agency with respect to any Operative Document or that would have a material adverse effect upon the ability of the Lessor to perform its obligations under this Master Agreement or any other Operative Documents to which it is or will be a party.

    (f)	Lessor Liens.  No Lessor Liens (other than those
created by the Operative Documents) exist on the Closing Date on the Leased Property, or any portion thereof, and the execution, delivery and performance by the Lessor of this Master Agreement or any other Operative Document to which it is or will be a party will not subject the Leased Property, or any portion thereof, to any Lessor Liens (other than those created by the Operative Documents).

    (g)	Employee Benefit Plans.  The Lessor is not and will not
be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.

    (h)	General Partner.  The sole general partner of the
Lessor is Atlantic Financial Managers, Inc.

    (i)	Financial Information.  (A)  The unaudited balance
sheet of the Lessor as of December 31, 1998 and the related statements of income, partners' capital and cash flows for the year then ended, copies of which have been delivered to the Agent and each Lender, fairly present, in conformity with sound accounting principles, the financial condition of the Lessor as of such dates and the results of operations and cash flows for such periods.

      (B) Since December 31, 1998, there has been no event, act, condition or occurrence having a material adverse effect upon the financial condition, operations, performance or properties of the Lessor, or the ability of the Lessor to perform in any material respect under the Operative Documents.

    (j)	No Offering.  The Lessor has not offered the Notes to
any Person in any manner that would subject the issuance thereof to registration under the Securities Act.

  SECTION 5.3	Representations of each Lender.  Effective as of the
date of execution hereof, as of each Closing Date and as of each Funding Date, each Lender represents and warrants to the Lessor and to the Lessee as follows:

    (a)	Securities Act.  The interest being acquired or to be
acquired by such Lender in the Funded Amounts is being acquired for its own account, without any view to the distribution thereof or any interest therein, provided that such Lender shall be entitled to assign, convey or transfer its interest in accordance with Section 6.2. Such Lender is an accredited investor as that term is defined in Rule 501(a) under the Securities Act.

    (b)	Employee Benefit Plans.  Such Lender is not and will
not be making its investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1)) of the Code.


                                	SECTION 6
                	COVENANTS OF THE LESSEE AND THE LESSOR

  SECTION 6.1  Affirmative Covenants. Lessee will:

    (a)	Corporate Existence, Etc.  Preserve and maintain, and
cause each of its Material Subsidiaries to preserve and maintain, its corporate existence, its material rights, franchises, and licenses, and its material patents and copyrights (for the scheduled duration thereof), trademarks, trade names, and service marks, necessary or desirable in the normal conduct of its business, and its qualification to do business as a foreign corporation in all jurisdictions where it conducts business or other activities making such qualification necessary, where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

    (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law and Contractual Obligations applicable to or binding on any of them where the failure to comply with such Requirements of Law and Contractual Obligations would reasonably be expected to have a Material Adverse Effect.

    (c) Payment of Taxes and Claims, Etc. Pay, and cause each of its Subsidiaries to pay, (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies or services) which might, if unpaid, become a Lien upon its property, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and adequate reserves are maintained with respect thereto.

    (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, containing complete and accurate entries of all their respective financial and business transactions.

    (e) Visitation, Inspection, Etc. Permit, and cause each of its Subsidiaries to permit, any representative of the Agent, the Lessor or any Lender to visit and inspect any of its property, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, all at such reasonable times and as often as the Agent, the Lessor or such Lender may reasonably request.

    (f)  Insurance; Maintenance of Properties.

      (i) Maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts as is customary for such companies under similar circumstances; provided, however, that in any event Lessee shall use its best efforts to maintain, or cause to be maintained, insurance in amounts and with coverages not materially less favorable to any Consolidated Company as in effect on the date of this Master Agreement.

      (ii) Cause, and cause each of the Consolidated Companies to cause, all properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, settlements and improvements thereof, all as in the judgment of Lessee may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    (g) Reporting Covenants. Furnish to the Agent, the Lessor and each Lender:

      (i)	Annual Financial Statements.  As soon as available and
in any event within 90 days after the end of each Fiscal Year of Lessee, balance sheets of the Consolidated Companies as at the end of such year, presented on a consolidated basis, and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such Fiscal Year, presented on a consolidated basis, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and accompanied by a report thereon of Ernst & Young or other independent public accountants of comparable recognized national standing, which such report shall be unqualified as to going concern and scope of audit and shall state that such financial statements present fairly in all material respects the financial condition as at the end of such Fiscal Year on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such Fiscal Year in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

      (ii)	Quarterly Financial Statements.  As soon as available
and in any event within 45 days after the end of each fiscal quarter of Lessee (other than the fourth fiscal quarter), balance sheets of the Consolidated Companies as at the end of such quarter presented on a consolidated basis and the related statements of income, shareholders' equity, and cash flows of the Consolidated Companies for such fiscal quarter and for the portion of Lessee's Fiscal Year ended at the end of such quarter, presented on a consolidated basis setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Lessee's previous Fiscal Year, all in reasonable detail and certified by the chief financial officer or principal accounting officer of Lessee that such financial statements fairly present in all material respects the financial condition of the Consolidated Companies as at the end of such fiscal quarter on a consolidated basis, and the results of operations and statements of cash flows of the Consolidated Companies for such fiscal quarter and such portion of Lessee's Fiscal Year, in accordance with GAAP consistently applied (subject to normal year-end audit adjustments and the absence of certain footnotes);

      (iii) No Default/Compliance Certificate. Together with the financial statements required pursuant to subsections (i) and (ii) above, a certificate of the principal accounting officer or chief financial officer of Lessee (i) to the effect that, based upon a review of the activities of the Consolidated Companies and such financial statements during the period covered thereby, there exists no Event of Default and no Potential Event of Default, or if there exists an Event of Default or a Potential Event of Default, specifying the nature thereof and the proposed response thereto, and (ii) demonstrating in reasonable detail compliance as at the end of such Fiscal Year or such fiscal quarter with the covenants set forth in Sections 5.01 and 5.02(a) through (e).

      (iv) Notice of Default. Promptly after any Executive Officer of Lessee has notice or knowledge of the occurrence of an Event of Default or a Potential Event of Default, a certificate of the chief financial officer or principal accounting officer of Lessee specifying the nature thereof and the proposed response thereto;

      (v) Litigation. Promptly after (i) the occurrence thereof, notice of the institution of or any material adverse development in any material action, suit or proceeding or any governmental investigation or any arbitration, before any court or arbitrator or any governmental or administrative body, agency or official, against any Consolidated Company, or any material property of any thereof seeking money damages in excess of $2,500,000 or which, if adversely determined, would otherwise reasonably be expected to have a Material Adverse Effect, or (ii) actual knowledge thereof, notice of the threat of any such action, suit, proceeding, investigation or arbitration;

      (vi) Environmental Notices. Promptly after receipt thereof, notice of any actual or alleged violation, or notice of any action, claim or request for information, either judicial or administrative, from any governmental authority relating to any actual or alleged claim, notice of potential responsibility under or violation of any Environmental Law, or any actual or alleged spill, leak, disposal or other release of any Hazardous Materials by any Consolidated Company which could result in penalties, fines, claims or other liabilities to any Consolidated Company in amounts in excess of $500,000;

      (vii) ERISA. (1) Promptly after the occurrence thereof with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof, or any trust established thereunder, notice of
(A) a "reportable event" described in Section 4043 of ERISA and the regulations issued from time to time thereunder (other than a "reportable event" not subject to the provisions for 30-day notice to the PBGC under such regulations), or (B) any other event which could subject any Consolidated Company to any tax, penalty or liability under Title I or Title IV of ERISA or Chapter 43 of the Tax Code, or any tax or penalty resulting from a loss of deduction under Section 162, 404 or 419 of the Tax Code, where any such taxes, penalties or liabilities exceed or could exceed $500,000 in the aggregate;
        (2)	Promptly after such notice must be provided to
the PBGC, or to a Plan participant, beneficiary or alternative payee, any notice required under Section 101(d), 302(f)(4), 303, 307, 4041(b)(1)(A) or 4041(c)(1)(A) of ERISA or under
Section 401(a)(29) or 412 of the Tax Code with respect to any Plan of any Consolidated Company or any ERISA Affiliate thereof;

        (3)	Promptly after receipt, any notice received by
any Consolidated Company or any ERISA Affiliate thereof concerning the intent of the PBGC or any other governmental authority to terminate a Plan of such company or ERISA Affiliate thereof which is subject to Title IV of ERISA, to impose any liability on such company or ERISA Affiliate under Title IV of ERISA or Chapter 43 of the Tax Code;

        (4)	Upon the request of the Agent, promptly upon the
filing thereof with the Internal Revenue Service ("IRS") or the Department of Labor ("DOL"), a copy of IRS Form 5500 or annual report for each Plan of any Consolidated Company or ERISA Affiliate thereof which is subject to Title IV of ERISA;

        (5)	Upon the request of the Agent, (A) true and
complete copies of any and all documents, government reports and IRS determination or opinion letters or rulings for any Plan of any Consolidated Company from the IRS, PBGC or DOL, (B) any reports filed with the IRS, PBGC or DOL with respect to a Plan of the Consolidated Companies or any ERISA Affiliate thereof, or (C) a current statement of withdrawal liability for each Multiemployer Plan of any Consolidated Company or any ERISA Affiliate thereof;

      (viii) Liens. Promptly upon any Consolidated Company becoming aware thereof, notice of the filing of any federal statutory Lien, tax or other state or local government Lien or any other Lien affecting their respective properties, other than Permitted Liens;

      (ix) Public Filings, Etc. Promptly upon the filing thereof or otherwise becoming available, copies of all financial statements, annual, quarterly and special reports, proxy statements and notices sent or made available generally by Lessee to its public security holders, of all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of them with any securities exchange, and of all press releases and other statements made available generally to the public containing material developments in the business or financial condition of Lessee and the other Consolidated Companies;

      (x) Accountants' Reports. Promptly upon receipt thereof, copies of all financial statements of, and all reports submitted by, independent public accountants to Lessee in connection with each annual, interim or special audit of Lessee's financial statements, including without limitation, the comment letter submitted by such accountants to management in connection with their annual audit;

      (xi) Burdensome Restrictions, Etc. Promptly upon the existence or occurrence thereof, notice of the existence or occurrence of (i) any Contractual Obligation or Requirement of Law described in Section 4.1(r), (ii) failure of any Consolidated Company to hold in full force and effect those material trademarks, service marks, patents, trade names, copyrights, licenses and similar rights necessary in the normal conduct of its business, and
(iii) any strike, labor dispute, slow down or work stoppage as described in Section 4.1(x);

      (xii) New Material Subsidiaries. Within 30 days after the formation or acquisition of any Material Subsidiary, or any other event resulting in the creation of a new Material Subsidiary, notice of the formation or acquisition of such Material Subsidiary or such occurrence, including a description of the assets of such entity, the activities in which it will be engaged, and such other information as the Agent and any of the Lenders may request; and

      (xiii) Other Information. With reasonable promptness, such other information about the Consolidated Companies as the Agent, the Lessor or any Lender may reasonably request from time to time.

    (h)  Financial Covenants.

      (i)  Fixed Charge Coverage.  Maintain a Fixed Charge
Coverage Ratio greater than 2.00:1.00, measured as of the last day of each fiscal quarter for the immediately preceding four quarters ending on such date

      (ii)  Consolidated Funded Debt to Total Capitalization.
 Maintain at all times, measured as of the last day of each fiscal quarter of the Lessee, a ratio of Consolidated Funded Debt to Total Capitalization of less than 0.60:1.0.

      (iii)  Consolidated Net Worth.  Maintain at all times
Consolidated Net Worth in an amount not less than the sum of $180,000,000.00, plus (ii) an amount equal to 100% of the Net
Proceeds of all issuances of stock, warrants, Subordinated Debt, or other equity of the Lessee issued following March 6, 1996

    (i) Notices Under Certain Other Indebtedness. Immediately upon its receipt thereof, Lessee shall furnish the Agent a copy of any notice received by it or any other Consolidated Company from the holder(s) of Indebtedness referred to in Section 5.2(a)(ii), (iii), (vi),
(vii) or (iv) (or from any trustee, agent, attorney, or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $2,500,000, where such notice states or claims (i) the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness, or (ii) the existence or occurrence of any event or condition which requires or permits holder(s) of any Indebtedness to exercise rights under any Change in Control Provision.

  SECTION 6.2 Negative Covenants. Lessee will not and will not permit any Subsidiary to:

    (a) Indebtedness. Create, incur, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, any Indebtedness, other than:
      (i) Indebtedness of the Lessee under the Credit Agreement and of the Material Subsidiaries of Lessee pursuant to the guaranties delivered pursuant to the Credit Agreement;

      (ii)  Indebtedness outstanding or incurred on the initial
Closing Date and described on Schedule 5.2(a);

      (iii) purchase money Indebtedness to the extent secured by a Lien permitted by Section 5.2(b) or Indebtedness of a Person acquired by the Lessee to the extent secured by a Lien permitted by
Section 5.2(h);

      (iv) unsecured current liabilities (other than liabilities for borrowed money or liabilities evidenced by promissory notes, bonds or similar instruments) incurred in the ordinary course of business and either (i) not more than 30 days past due, or (ii) being disputed in good faith by appropriate proceedings with reserves for such disputed liability maintained in conformity with GAAP;

      (v)  Indebtedness of Lessee or any of its Subsidiaries under
(i) Interest Rate Contracts, (ii) the Franchisee Loan Program and
(iii) to the extent constituting Indebtedness, the Operative
Documents;

      (vi) Subordinated Debt of the Lessee (but not Subsidiaries of the Lessee);

      (vii) Guarantees of advances to officers and employees in the ordinary course of business, or Guarantees otherwise disclosed to and approved in writing by the Agent and the Required Lenders;

      (viii) Endorsements of instruments for deposit or collection in the ordinary course of business; and

      (ix) Other unsecured Indebtedness of the Lessee (but not
Subsidiaries of the Lessee) (other than Guarantees) which does not result in a Potential Event of Default or an Event of Default.

    (b) Liens. Create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

      (i) Liens existing on the initial Closing Date and disclosed on Schedule 5.2(b);

      (ii) any Lien on any property and proceeds thereof securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition cost of such property and any refinancing thereof, provided that such Lien does not extend to any other property (other than the proceeds of such property), including any Lien arising pursuant to the Operative Documents;

      (iii) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

      (iv) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law and created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

      (v) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

      (vi) zoning, easements and restrictions on the use of real property which do not materially impair the use of such property;

      (vii) rights in property reserved or vested in any Governmental Authority which do not materially impair the use of such property; and

      (viii) any Lien existing on property of a Person immediately prior to its being consolidated with or merged into the Lessee or into any Consolidated Company, or any Lien existing on any property acquired by any Consolidated Company at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (x) no such Lien shall have been created or assumed in contemplation of consolidation or merger or such Person's becoming a Consolidated Company or such acquisition of property and (y) each such Lien shall at all times be confined solely to the item or items of property so acquired and, if required by the terms of the instruments originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property;
provided that, the aggregate amount of Indebtedness secured by Liens permitted pursuant to this Section 5.2(b), excluding Indebtedness, if any, arising pursuant to the Operative Documents, shall at no time exceed 15% of the Consolidated Net Worth of the Lessee calculated as of the last day of the most recently ended fiscal quarter of the Lessee.

    (c) Mergers, Sales, Etc. (A) Merge or consolidate with any other Person, except that this Section 5.2(c) shall not apply to (i) any merger or consolidation of Lessee with any other Person provided that the Lessee is the surviving corporation after such merger or consolidation,
(ii) any merger or consolidation of any of the Lessee's Subsidiaries with any other Person provided that any such Subsidiary shall be the surviving corporation after such merger or consolidation or (iii) any merger between Subsidiaries of Lessee, and (B) sell, lease, transfer or otherwise dispose of its accounts, property or other assets (including capital stock of any Subsidiary of Lessee), except that this Section 5.2(c) shall not apply to (i) any sale, lease, transfer or other disposition of assets of any Subsidiary of the Lessee to the Lessee or any of its Material Subsidiaries, (ii) sales of inventory in the ordinary course of business of the Lessee and its Subsidiaries, (iii) disposition of equipment or inventory determined in good faith to be obsolete or unusable by the Lessee or its Subsidiaries, or (iv) any other sale of the Lessee's assets during the Lease Term with an aggregate book value, when aggregated with all other such sales since the Initial Closing Date, not exceeding 7.5% of the aggregate book value of all of the Lessee's assets on the date of such transfer; provided, however, that no transaction pursuant to clause (A), clause (B)(i) or clause (B)(iv) above shall be permitted if any Potential Event of Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

    (d)  Investments, Loans, Etc.  Make, permit or hold any
Investments in any Person, or otherwise acquire or hold any Subsidiaries, other than:

      (i) Investments in Subsidiaries of Lessee existing as of the Initial Closing Date and Investments in franchisees of Lessee arising pursuant to the Franchisee Loan Program;

      (ii) Investments in the stock or other assets of any other Person that is engaged in a business permitted by Section 5.2(h) hereof that, as a result of such Investment, becomes a Subsidiary of Lessee (other than Hostile Acquisitions); provided, however, that the aggregate amount of Investments made pursuant to this subsection (ii) shall not exceed, during the Lease Term, a total value of ten percent (10%) of the Consolidated Net Worth of the Lessee as calculated on the last day of the most recently ended fiscal quarter of the Lessee;

      (iii) marketable direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

      (iv) Investments received in settlement of Indebtedness created in the ordinary course of business;

      (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, the interest from which is exempt from Federal income taxes, maturing within one year from the date of acquisition thereof and either having as at any date of determination the one of the two highest ratings obtainable from either Standard & Poor's or Moody's;

      (vi) unsecured commercial paper, the interest from which is exempt from Federal income taxes, maturing no more than 270 days from the date of creation and having as at any date of determination either the highest rating obtainable from either
Standard & Poor's or Moody's;

      (vii) commercial paper issued by corporations, each of which has a consolidated net worth of not less than $500,000,000, and conducts a substantial portion of its business in the United States of America, maturing no more than 365 days from the date of acquisition thereof and having as at any date of determination the highest rating obtainable from either Standard & Poor's or Moody's; and

      (viii) money market or similar depository accounts, certificates of deposit or bankers acceptances, in each case redeemable upon demand or maturing within one year from the date of acquisition thereof, issued by commercial banks incorporated under the laws of the United States of America or any state thereof or the District of Columbia, provided (x) each such bank has at any date of determination combined capital and surplus of not less than $1,000,000,000 and a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or a long-term deposit rating of at least A issued by Standard & Poor's or at least A issued by Moody's, (y) the aggregate amount of all such certificates of deposit issued by such bank are fully insured at all times by the Federal Deposit Insurance Company;
provided however, notwithstanding the foregoing, the Lessee and any Subsidiary may continue to own any Investment which (A) complied with the provisions of clause (vi), (vii) or (viii) at the time such Investment was made and (B) at any date of determination does not so comply solely because (x) such Investment no longer has the rating required from Standard & Poor's or Moody's or (y) the bank having the money market or depository account or issuing the certificate of deposit or bankers acceptance ceases to have the required level of capital and surplus or to have a rating of its long-term debt of at least A by Standard & Poor's or at least A by Moody's or to have a long-term deposit rating of at least A by Standard & Poor's or at least A by Moody's, if, and for so long as, in the good faith judgment of the relevant Executive Officer, no loss of the principal amount of such Investment would occur as the result of the Lessee or such Subsidiary continuing to own such Investment to maturity. Nothing contained in the foregoing proviso shall be deemed to be applicable to any new or renewed Investment at the time such Investment is made or renewed.

    (e) Letters of Credit. Create, incur, issue, assume, guarantee, suffer to exist or otherwise become liable on or with respect to, directly or indirectly, letters of credit where the maximum amount available to be drawn under all such letters of credit would exceed, at any one time outstanding, $50,000,000 in the aggregate.

    (f) Sale and Leaseback Transactions. Sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred; provided that, the Consolidated Companies shall be permitted to sell or transfer property and rent or lease such property or other property back so long as the aggregate market value of such property sold or transferred during the Lease Term does not exceed $5,000,000.

    (g)  Transactions with Affiliates.

      (i) Enter into any transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a wholly-owned Subsidiary of Lessee and any compensation arrangement with an officer or director of the Lessee or any other Consolidated Company entered into in the ordinary course of business), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

      (ii) Convey or transfer to any other Person (including any other Consolidated Company) any real property, buildings, or fixtures used in the manufacturing or production operations of any Consolidated Company, or convey or transfer to any other Consolidated Company any other assets (excluding conveyances or transfers in the ordinary course of business) if at the time of such conveyance or transfer any Potential Event of Default or Event of Default exists or would exist as a result of such conveyance or transfer.

    (h) Changes in Business. Enter into or engage in any business which is substantially different from the business engaged in by the Lessee and its Subsidiaries on the Initial Closing Date.

    (i) ERISA. Take or fail to take any action with respect to any Plan of any Consolidated Company or, with respect to its ERISA Affiliates, any Plans which are subject to Title IV of ERISA or to continuation health care requirements for group health plans under the Tax Code, including without limitation (i) establishing any such Plan,
(ii) amending any such Plan (except where required to comply with Applicable Law), (iii) terminating or withdrawing from any such Plan, or
(iv) incurring an amount of unfunded benefit liabilities, as defined in
Section 4001(a)(18) of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any such Plan, which together with any other action or omission referred to in this Section 5.2(i) (taken as a whole) would have a Material Adverse Effect, without first obtaining the written approval of the Required Lenders.

    (j)  Limitation on Payment Restrictions Affecting
Consolidated Companies. Create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions on any stock of a Subsidiary of the Lessee, or (ii) pay any intercompany debt owed to Lessee or any other Consolidated Company, or (iii) transfer any of its property or assets to Lessee or any other Consolidated Company, except any consensual encumbrance or restriction existing as of the Initial Closing Date.

    (k) Actions Under Certain Documents. Without the prior written consent of the Required Lenders (i) modify, amend, cancel or rescind any agreements or documents evidencing or governing Subordinated Debt or intercompany debt, (ii) make any payment with respect to Subordinated Debt, except that current interest accrued on such Subordinated Debt as of the date of this Master Agreement and all interest subsequently accruing thereon (whether or not paid currently) may be paid unless a Potential Event of Default or Event of Default has occurred and is continuing, (iii) voluntarily prepay any portion of intercompany debt, or (iv) amend or revise the Sharing Agreements so as to materially increase the liabilities or obligations of the Consolidated Companies thereunder.

    (l) Changes in Fiscal Year. Change the calculation of the Fiscal Year of the Lessee.

    (m)  Issuance of Stock by Subsidiaries.  Permit any
Subsidiary (either directly or indirectly by the issuance of rights or options for, or securities convertible into such shares) to issue, sell or dispose of any shares of its stock of any class (other than directors' qualifying shares, if any) except to the Lessee or another Subsidiary.

  SECTION 6.3 Further Assurances. Upon the written request of the Lessor or the Agent, the Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary to preserve, protect and perfect the interest of the Lessor, the Agent and the Lenders in the related Leased Property as contemplated by the Operative Documents.

  SECTION 6.4 Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof, an appraisal of all or any of the Leased Property is required during the Lease Term under Applicable Law with respect to any Funding Party's interest therein, such Funding Party's Funded Amount with respect thereto or the Operative Documents, then the Lessee shall pay the reasonable cost of such appraisal.

  SECTION 6.5 Lessor's Covenants. The Lessor covenants and agrees that, unless the Agent and the Lenders shall have otherwise consented in writing:

    (a)	 it shall not amend its Partnership Agreement, except
to admit limited partners in connection with lease transactions similar to the Transactions;

    (b)	it shall not incur any indebtedness or other monetary
obligation or liability, other than (i) non-recourse indebtedness incurred in connection with the Transactions or similar transactions and
(ii) operating expenses incurred in the ordinary course of business that are not delinquent;

    (c)	the proceeds of the Loans received from the Lenders
will be used by the Lessor solely to acquire the Leased Property and to pay the Lessee for certain closing and transaction costs associated therewith and for the costs of Construction. No portion of the proceeds of the Loans will be used by the Lessor (i) in connection with, whether directly or indirectly, any tender offer for, or other acquisition of, stock of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any Applicable Law;

    (d)	it shall not engage in any business or activity, or
invest in any Person, except for activities similar to its activities conducted on the date hereof, the Transactions and lease transactions similar to the Transactions;

    (e)	it will maintain tangible net worth in an amount no
less than the sum of (i) $100,000 plus (ii) 3% of its total assets (calculated assuming no reduction in the value of any leased property from its original cost to the Lessor);

    (f)	it will deliver to the Agent, as soon as available and
in any event within 90 days after the end of each fiscal year, a balance sheet of the Lessor as of the end of such fiscal year and the related statements of income, partners' capital and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, together with copies of its tax returns, all certified by an officer of the general partner (and if the Lessor ever prepares audited financial statements, it shall deliver copies thereto the Agent);

    (g)	it will permit the Agent and its representatives to
examine, and make copies from, the Lessor's books and records, and to visit the offices and properties of the Lessor for the purpose of examining such materials, and to discuss the Lessor's performance hereunder with any of its, or its general partner's, officers and employees;

    (h)	it shall not consent to or suffer or permit any Lien
against the Leased Property, other than as expressly contemplated pursuant to the Operative Documents;

    (i)	it shall not consent to or suffer or permit the
creation of any easement or other restriction against the Leased Property other than as permitted pursuant to Article VI of the Lease; and

    (j)	it shall promptly discharge each Lessor Lien and shall
indemnify the Lenders and the Lessee for any diminution in value of any Leased Property resulting from such Lessor Liens.


                              SECTION 7
                   TRANSFERS BY LESSOR AND LENDERS

  SECTION 7.1	Lessor Transfers.  The Lessor shall not assign, convey
or otherwise transfer all or any portion of its right, title or interest in, to or under any Leased Property or any of the Operative Documents without the prior written consent of the Lenders and the Lessee. Any proposed transferee of the Lessor shall make the representation set forth in Section 4.2(b) to the other parties hereto.

  SECTION 7.2	Lender Transfers.  No Lender may grant participations
in its Commitment or sell Loans or participations in its Loan and Commitment to any Person (other than an Affiliate) without the prior written consent of the Lessee, which consent shall not be unreasonably withheld. Any approved participation buyer shall not receive voting or waiver rights except with respect to postponing maturities, decreasing interest rates, releasing all or substantially all of the collateral or increasing principal amounts. Assignments will be permitted only with the prior written consent of the Lessee and the Agent, which consent shall not be unreasonably withheld, obtained at least 14 days prior to any proposed assignment, and the payment of a processing fee of $2,500 by the assignor or assignee Lender (as agreed between such Persons) to the Agent. Assignments shall be evidenced by an assignment and assumption agreement in substantially the form set forth as Exhibit J. Each assignment by a Lender shall be of a pro rata portion of such Lender's
A Loans and B Loans. Anything in this Section 6.2 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of its Loans to any Federal Reserve Bank or the United States Treasury, provided that no such assignment shall release the assigning Lender from its obligations under the Operative Documents.


                            SECTION 8
                         INDEMNIFICATION

  SECTION 8.1	General Indemnification.  The Lessee agrees, whether or
not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to any Closing Date or after the Lease Termination Date, in any way relating to or arising out of:

    (a)	 any of the Operative Documents or any of the
transactions contemplated thereby, and any amendment, modification or waiver in respect thereof; or

    (b)	any Land, any Building or any part thereof or interest
therein, including any Ground Lease;

    (c)	the purchase, design, construction, preparation,
installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in any Leased Property or the imposition of any Lien, other than a Lessor Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien, other than a Lessor
Lien) thereon, including, without limitation: (1) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to any Leased Property or any part thereof, (4) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by the Lessee pursuant to the Lease which are in effect at any time with respect to any Leased Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, (6) Claims arising from any public improvements with respect to any Leased Property resulting in any charge or special assessments being levied against any Leased Property or any Claim for utility "tap-in" fees, and (7) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on any Land, Building or Leased Property;

    (d)	the offer, issuance, sale or delivery of the Notes by
the Lessee;

    (e)	the breach or alleged breach by the Lessee of any
representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

    (f)	the retaining or employment of any broker, finder or
financial advisor by the Lessee to act on its behalf in connection with this Master Agreement, or the incurring of any fees or commissions to which the Lessor, the Agent or any Lender might be subjected by virtue of their entering into the transactions contemplated by this Master Agreement (other than fees or commissions due to any broker, finder or financial advisor retained by the Lessor, the Agent or any Lender);

    (g)	the existence of any Lien on or with respect to any
Leased Property, the Construction, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, or any of its contractors or agents or by reason of the financing of any personalty or equipment purchased or leased by the Lessee or Alterations constructed by the Lessee, except in all cases the Liens listed as items (a) and (b) in the definition of Permitted Liens;

    (h)	the transactions contemplated hereby or by any other
Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code; or

    (i)	any act or omission by the Lessee under any Purchase
Agreement or any other Operative Document, and any breach of any requirement, condition, restriction or limitation in any Deed, Purchase Agreement or Ground Lease;
provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 7.1 for any of the following: (1) any Claim to the extent that such Claim results from the willful misconduct, gross negligence or misrepresentation of such Indemnitee, or (2) any Claim resulting from Lessor Liens which the Lessor Indemnitee Group is responsible for discharging under the Operative Documents, and, provided, further, that with respect to each Construction Land Interest, the Lessee's indemnity obligations with respect to such Leased Property, shall be governed by Section 3.4 of the Construction Agency Agreement during the Construction Term therefor. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

  SECTION 8.2	Environmental Indemnity.  In addition to and without
limitation of Section 7.1 or Section 3.4 of the Construction Agency Agreement, the Lessee agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of any Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses actually incurred in connection therewith (including, but not limited to, reasonable attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

    (i)  the presence on or under any Land of any Hazardous
Materials, or any releases or discharges of any Hazardous Materials on, under, from or onto any Land,

    (ii) any activity, including, without limitation, construction, carried on or undertaken on or off any Land, and whether by the Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of the Lessee or any predecessor in title, or any other Person, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under any Land,

    (iii) loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws, in each case to the extent related to any Leased Property,

    (iv) any claim concerning any Leased Property's lack of compliance with Environmental Laws, or any act or omission causing an environmental condition on or with respect to any Leased Property that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

    (v) any residual contamination on or under any Land, or affecting any natural resources on any Land, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials on or from any Leased Property; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances;
in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur

    (w)  prior to or during the Lease Term,

    (x) at any time during which the Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses any Leased Property or any portion thereof,

    (y) during any period after and during the continuance of any Event of Default or

    (z)	during any period of three years following the date an
Indemnitee takes possession of any Leased Property;
provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 7.2 for any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

  SECTION 8.3	Proceedings in Respect of Claims.  With respect to any
amount that the Lessee is requested by an Indemnitee to pay by reason of
Section 7.1 or 7.2, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of, or under the control of, such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee promptly shall notify the Lessee of the commencement thereof (provided that the failure of such Indemnitee to promptly notify the Lessee shall not affect the Lessee's obligation to indemnify hereunder except to the extent that the Lessee's ability to contest is materially prejudiced by such failure), and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee's choice at the Lessee's expense; and provided further that the Lessee may assume and control the defense of such proceeding only if the Lessee shall have acknowledged in writing its obligations to fully indemnify such Indemnitee in respect of such action, suit or proceeding, the Lessee shall pay all reasonable costs and expenses related to such action, suit or proceeding as and when incurred and the Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any material risk of material civil liability on such Indemnitee or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest,
(B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

If the Lessee fails to fulfill the conditions to the Lessee's assuming the defense of any claim after receiving notice thereof on or prior to the date that is 15 days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at the Lessee's expense. The Lessee shall not enter into any settlement or other compromise with respect to any Claim in excess of $1,000,000 which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.

Upon payment in full of any Claim by the Lessee pursuant to Section
7.1 or 7.2 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are reasonably necessary or advisable to enable the Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than 30 days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless, then the Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by the Lessee on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Master Agreement, the Lease or any other Operative Document.

  SECTION 8.4	General Tax Indemnity.  (a) Tax Indemnity.  Except as
otherwise provided in this Section 7.4, the Lessee shall pay on an After-Tax Basis, and on written demand shall indemnify and hold each Tax Indemnitee harmless from and against, any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income, gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes), levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto (any of the foregoing being referred to herein as "Taxes" and individually as a "Tax" (for the purposes of this Section 7.4, the definition of "Taxes" includes amounts imposed on, incurred by, or asserted against each Tax Indemnitee as the result of any prohibited transaction, within the meaning of Section 406 or 407 of ERISA or Section 4975(c) of the Code, arising out of the transactions contemplated hereby or by any other Operative Document)) imposed on or with respect to any Tax Indemnitee, the Lessee, any Leased Property or any portion thereof or any Land, or any sublessee or user thereof, by the United States or by any state or local government or other taxing authority in the United States in connection with or in any way relating to (i) the acquisition, financing, mortgaging, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, maintenance, repair, storage, transfer of title, redelivery, use, operation, condition, sale, return or other application or disposition of all or any part of any Leased Property or the imposition of any Lien (or incurrence of any liability to refund or pay over any amount as a result of any
Lien) thereon, (ii) Basic Rent or Supplemental Rent or the receipts or earnings arising from or received with respect to any Leased Property or any part thereof, or any interest therein or any applications or dispositions thereof, (iii) any other amount paid or payable pursuant to the Notes, or any other Operative Documents, (iv) any Leased Property, any Land or any part thereof or any interest therein (including, without limitation, all assessments payable in respect thereof, including, without limitation, all assessments noted on the related Title Policy),
(v) all or any of the Operative Documents, any other documents contemplated thereby, any amendments and supplements thereto, and
(vi) otherwise with respect to or in connection with the transactions contemplated by the Operative Documents.

    (b)	Exclusions from General Tax Indemnity.  Section 7.4(a)
shall not apply to:

      (i) Taxes on, based on, or measured by or with respect to net income of the Lessor, the Agent and the Lenders (including, without limitation, minimum Taxes, capital gains Taxes, Taxes on or measured by items of tax preference or alternative minimum Taxes) other than (A) any such Taxes that are, or are in the nature of, sales, use, license, rental or property Taxes, and (B) withholding Taxes imposed by the United States or any state in which Leased Property is located (i) on payments with respect to the Notes, to the extent imposed by reason of a change in Applicable Law occurring after the date on which the holder of such Note became the holder of such Note or (ii) on Rent, to the extent the net payment of Rent after deduction of such withholding Taxes would be less than amounts currently payable with respect to the Funded Amounts;

      (ii) Taxes on, based on, or in the nature of or measured by Taxes on doing business, business privilege, franchise, capital, capital stock, net worth, or mercantile license or similar taxes other than (A) any increase in such Taxes imposed on such Tax Indemnitee by any state in which Leased Property is located, net of any decrease in such taxes realized by such Tax Indemnitee, to the extent that such tax increase would not have occurred if on each Funding Date the Lessor and the Lenders had advanced funds to the Lessee in the form of loans secured by the Leased Property in an amount equal to the Funded Amounts funded on such Funding Date, with debt service for such loans equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loans in a total amount equal to the Funded Amounts at the end of the Lease Term, or (B) any Taxes that are or are in the nature of sales, use, rental, license or property Taxes relating to any Leased Property;

      (iii) Taxes that are based on, or measured by, the fees or other compensation received by a Person acting as Agent (in its individual capacities) or any Affiliate of any thereof for acting as trustee under the Loan Agreement;

      (iv) Taxes that result from any act, event or omission, or are attributable to any period of time, that occurs after the earliest of (A) the expiration of the Lease Term with respect to any Leased Property and, if such Leased Property is required to be returned to the Lessor in accordance with the Lease, such return and (B) the discharge in full of the Lessee's obligations to pay the Lease Balance, or any amount determined by reference thereto, with respect to any Leased Property and all other amounts due under the Lease, unless such Taxes relate to acts, events or matters occurring prior to the earliest of such times or are imposed on or with respect to any payments due under the Operative Documents after such expiration or discharge;

      (v) Taxes imposed on a Tax Indemnitee that result from any voluntary sale, assignment, transfer or other disposition or bankruptcy by such Tax Indemnitee or any related Tax Indemnitee of any interest in any Leased Property or any part thereof, or any interest therein or any interest or obligation arising under the Operative Documents, or from any sale, assignment, transfer or other disposition of any interest in such Tax Indemnitee or any related Tax Indemnitee, it being understood that each of the following shall not be considered a voluntary sale: (A) any substitution, replacement or removal of any of the Leased Property by the Lessee, (B) any sale or transfer resulting from the exercise by the Lessee of any termination option, any purchase option or sale option, (C) any sale or transfer while an Event of Default shall have occurred and be continuing under the Lease, and (D) any sale or transfer resulting from the Lessor's exercise of remedies under the Lease;

      (vi) any Tax which is being contested in accordance with the provisions of Section 7.4(c), during the pendency of such contest;

      (vii) any Tax that is imposed on a Tax Indemnitee as a result of such Tax Indemnitee's gross negligence or willful misconduct (other than gross negligence or willful misconduct imputed to such Tax Indemnitee solely by reason of its interest in any Leased Property);

      (viii) any Tax that results from a Tax Indemnitee engaging, with respect to any Leased Property, in transactions other than those permitted by the Operative Documents;

      (ix) to the extent any interest, penalties or additions to tax result in whole or in part from the failure of a Tax Indemnitee to file a return or pay a Tax that it is required to file or pay in a proper and timely manner, unless such failure
(A) results from the transactions contemplated by the Operative Documents in circumstances where the Lessee did not give timely notice to such Tax Indemnitee (and such Tax Indemnitee otherwise had no actual knowledge) of such filing or payment requirement that would have permitted a proper and timely filing of such return or payment of such Tax, as the case may be, or (B) results from the failure of the Lessee to supply information necessary for the proper and timely filing of such return or payment of such Tax, as the case may be, that was not in the possession of such Tax Indemnitee; and

      (x) any Tax that results from the breach by the Lessor of its representation and warranty made in Section 4.2(b) or the breach of any Lender of its representation and warranty made in
Section 4.3(b).

    (c)	Contests.  If any claim shall be made against any Tax
Indemnitee or if any proceeding shall be commenced against any Tax Indemnitee (including a written notice of such proceeding) for any Taxes as to which the Lessee may have an indemnity obligation pursuant to
Section 7.4, or if any Tax Indemnitee shall determine that any Taxes as to which the Lessee may have an indemnity obligation pursuant to Section
7.4 may be payable, such Tax Indemnitee shall promptly notify the Lessee. The Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Tax Indemnitee in respect of such action if requested to do so by the Lessee, suit or proceeding if the contest is unsuccessful; and, provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding (but the Tax Indemnitee shall then contest, at the sole cost and expense of the Lessee, on behalf of the Lessee with representatives reasonably satisfactory to the Lessee) if and to the extent that, (A) in the reasonable opinion of such Tax Indemnitee, such action, suit or proceeding (x) involves any meaningful risk of imposition of criminal liability or any material risk of material civil liability on such Tax Indemnitee or (y) will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Lien) on any Leased Property or any part thereof unless the Lessee shall have posted a bond or other security satisfactory to the relevant Tax Indemnitees in respect to such risk, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Tax Indemnitee have been unable to sever from the indemnified claim(s), (C) an Event of Default has occurred and is continuing,
(D) such action, suit or proceeding involves matters which extend beyond or are unrelated to the Transaction and if determined adversely could be materially detrimental to the interests of such Tax Indemnitee notwithstanding indemnification by the Lessee or (E) such action, suit or proceeding involves the federal or any state income tax liability of the Tax Indemnitee. With respect to any contests controlled by a Tax Indemnitee, (i) if such contest relates to the federal or any state income tax liability of such Tax Indemnitee, such Tax Indemnitee shall be required to conduct such contest only if the Lessee shall have provided to such Tax Indemnitee an opinion of independent tax counsel selected by the Tax Indemnitee and reasonably satisfactory to the Lessee stating that a reasonable basis exists to contest such claim or (ii) in the case of an appeal of an adverse determination of any contest relating to any Taxes, an opinion of such counsel to the effect that such appeal is more likely than not to be successful, provided, however, such Tax Indemnitee shall in no event be required to appeal an adverse determination to the United States Supreme Court. The Tax Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.

Each Tax Indemnitee shall at the Lessee's expense supply the Lessee with such information and documents in such Tax Indemnitee's possession reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by this Section 7.4. Unless an Event of Default shall have occurred and be continuing, no Tax Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under this Section 7.4 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Tax Indemnitee waives its right to be indemnified under this Section 7.4 with respect to such Claim.

Notwithstanding anything contained herein to the contrary, (a) a Tax Indemnitee will not be required to contest (and the Lessee shall not be permitted to contest) a claim with respect to the imposition of any Tax if such Tax Indemnitee shall waive its right to indemnification under this Section 7.4 with respect to such claim (and any related claim with respect to other taxable years the contest of which is precluded as a result of such waiver) and (b) no Tax Indemnitee shall be required to contest any claim if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely, unless there has been a change in law which in the opinion of Tax Indemnitee's counsel creates substantial authority for the success of such contest. Each Tax Indemnitee and the Lessee shall consult in good faith with each other regarding the conduct of such contest controlled by either.

    (d)	Reimbursement for Tax Savings.  If (x) a Tax Indemnitee
shall obtain a credit or refund of any Taxes paid by the Lessee pursuant to this Section 7.4 or (y) by reason of the incurrence or imposition of any Tax for which a Tax Indemnitee is indemnified hereunder or any payment made to or for the account of such Tax Indemnitee by the Lessee pursuant to this Section 7.4, such Tax Indemnitee at any time realizes a reduction in any Taxes for which the Lessee is not required to indemnify such Tax Indemnitee pursuant to this Section 7.4, which reduction in Taxes was not taken into account in computing such payment by the Lessee to or for the account of such Tax Indemnitee, then such Tax Indemnitee shall promptly pay to the Lessee (xx) the amount of such credit or refund, together with the amount of any interest received by such Tax Indemnitee on account of such credit or refund or (yy) an amount equal to such reduction in Taxes, as the case may be; provided that no such payment shall be made so long as an Event of Default shall have occurred and be continuing and, provided, further, that the amount payable to the Lessee by any Tax Indemnitee pursuant to this Section 7.4(d) shall not at any time exceed the aggregate amount of all indemnity payments made by the Lessee under this Section 7.4 to such Tax Indemnitee with respect to the Taxes which gave rise to the credit or refund or with respect to the Tax which gave rise to the reduction in Taxes less the amount of all prior payments made to the Lessee by such Tax Indemnitee under this
Section 7.4(d). Each Tax Indemnitee agrees to act in good faith to claim such refunds and other available Tax benefits, and take such other actions as may be reasonable to minimize any payment due from the Lessee pursuant to this Section 7.4. The disallowance or reduction of any credit, refund or other tax savings with respect to which a Tax Indemnitee has made a payment to the Lessee under this Section 7.4(d) shall be treated as a Tax for which the Lessee are obligated to indemnify such Tax Indemnitee hereunder without regard to Section 7.4(b) hereof.

    (e)	Payments.  Any Tax indemnifiable under this Section 7.4
shall be paid by the Lessee directly when due to the applicable taxing authority if direct payment is practicable and permitted. If direct payment to the applicable taxing authority is not permitted or is otherwise not made, any amount payable to a Tax Indemnitee pursuant to
Section 7.4 shall be paid within thirty (30) days after receipt of a written demand therefor from such Tax Indemnitee accompanied by a written statement describing in reasonable detail the amount so payable, but not before the date that the relevant Taxes are due. Any payments made pursuant to Section 7.4 shall be made to the Tax Indemnitee entitled thereto or the Lessee, as the case may be, in immediately available funds at such bank or to such account as specified by the payee in written directions to the payor, or, if no such direction shall have been given, by check of the payor payable to the order of the payee by certified mail, postage prepaid at its address as set forth in this Master Agreement. Upon the request of any Tax Indemnitee with respect to a Tax that the Lessee is required to pay, the Lessee shall furnish to such Tax Indemnitee the original or a certified copy of a receipt for the Lessee's payment of such Tax or such other evidence of payment as is reasonably acceptable to such Tax Indemnitee.

    (f)	Reports.  If the Lessee knows of any report, return or
statement required to be filed with respect to any Taxes that are subject to indemnification under this Section 7.4, the Lessee shall, if the Lessee is permitted by Applicable Law, timely file such report, return or statement (and, to the extent permitted by law, show ownership of the applicable Leased Property in the Lessee); provided, however, that if the Lessee is not permitted by Applicable Law or does not have access to the information required to file any such report, return or statement, the Lessee will promptly so notify the appropriate Tax Indemnitee, in which case Tax Indemnitee will file such report. In any case in which the Tax Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Tax Indemnitee, prepare such report, return or statement for filing by such Tax Indemnitee or, if such Tax Indemnitee so requests, provide such Tax Indemnitee with such information as is reasonably available to the Lessee.

    (g)	Verification.  At the Lessee's request, the amount of
any indemnity payment by the Lessee or any payment by a Tax Indemnitee to the Lessee pursuant to this Section 7.4 shall be verified and certified by an independent public accounting firm selected by the Lessee and reasonably acceptable to the Tax Indemnitee. Unless such verification shall disclose an error in the Lessee's favor of 5% or more of the related indemnity payment, the costs of such verification shall be borne by the Lessee. In no event shall the Lessee have the right to review the Tax Indemnitee's tax returns or receive any other confidential information from the Tax Indemnitee in connection with such verification. The Tax Indemnitee agrees to cooperate with the independent public accounting firm performing the verification and to supply such firm with all information reasonably necessary to permit it to accomplish such verification, provided that the information provided to such firm by such Tax Indemnitee shall be for its confidential use. The parties agree that the sole responsibility of the independent public accounting firm shall be to verify the amount of a payment pursuant to this Master Agreement and that matters of interpretation of this Master Agreement are not within the scope of the independent accounting firm's responsibilities.

  SECTION 8.5	Increased Costs, etc.

    (a)	 Interest Rate Not Ascertainable, etc.  In the event
that the Agent shall have determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) that on any date for determining the Adjusted LIBOR Rate for any Rent Period, by reason of any changes arising after the date of this Master Agreement affecting the London interbank market, or the Agent's position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted LIBOR Rate, then, and in any such event, the Agent shall forthwith give notice (by telephone confirmed in writing) to Lessee and to the Lenders, of such determination and a summary of the basis for such determination. Until the Agent notifies Lessee that the circumstances giving rise to the suspension described herein no longer exist, the obligations of the Lenders to make or permit portions of the Loans to remain outstanding past the last day of the then current Rent Periods as LIBOR Advances shall be suspended, and such affected Advances shall bear the same interest as Base Rate Advances.

    (b)  Illegality.

      (i)	In the event that any Lender shall have
determined (which determination shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all parties) at any time that the making or continuance of any LIBOR Advance has become unlawful by compliance by such Lender in good faith with any applicable law, governmental rule, regulation, guideline or order (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, in any such event, the Lender shall give prompt notice (by telephone confirmed in writing) to Lessee and to the Agent of such determination and a summary of the basis for such determination (which notice the Agent shall promptly transmit to the other Lenders).

      (ii)	Upon the giving of the notice to Lessee referred
to in subsection (i) above, (A) Lessee's right to request and such Lender's obligation to make LIBOR Advances shall be immediately suspended, and such Lender shall make an Advance as part of the requested Funding of LIBOR Advances as a Base Rate Advance, which Base Rate Advance shall, for all other purposes, be considered part of such Borrowing, and (B) if the affected LIBOR Advance or Advances are then outstanding, Lessee shall immediately, or if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Agent and the affected Lender, convert each such Advance into a Base Rate Advance or Advances, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 7.5(b).

    (c) Increased Costs. If, by reason of (x) after the date hereof, the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, or (y) the compliance with any guideline or request from any central bank or other governmental authority or quasi-governmental authority exercising control over banks or financial institutions generally made after the date hereof (whether or not having the force of law):

      (i)	any Lender (or its applicable Lending Office)
shall be subject to any tax, duty or other charge with respect to its LIBOR Advances or its obligation to make LIBOR Advances or the basis of taxation of payments to any Lender of the principal of or interest on its LIBOR Advances or its obligation to make LIBOR Advances shall have changed (except for changes in the tax on the overall net income of such Lender or its applicable Lending Office imposed by the jurisdiction in which such Lender's principal executive office or applicable Lending Office is located); or

      (ii)	any reserve (including, without limitation, any
imposed by the Board of Governors of the Federal Reserve
System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender's applicable Lending Office shall be imposed or deemed applicable or any other condition affecting its LIBOR Advances or its obligation to make LIBOR Advances shall be imposed on any Lender or its applicable Lending
Office or the London interbank market;
and as a result thereof there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining LIBOR Advances (except to the extent already included in the determination of the applicable Adjusted LIBOR Rate for LIBOR Advances) or its obligation to make LIBOR Advances, or there shall be a reduction in the amount received or receivable by such Lender or its applicable Lending Office, then Lessee shall from time to time, upon written notice from and demand by such Lender on Lessee (with a copy of such notice and demand to the Agent), pay to the Agent for the account of such Lender within five Business Days after the date of such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost, submitted to Lessee and the Agent by such Lender in good faith and accompanied by a statement prepared by such Lender describing in reasonable detail the basis for and calculation of such increased cost, shall, except for manifest error, be final, conclusive and binding for all purposes.

    (d) Conversion to Base Rate Advances. If any Lender shall advise the Agent that at any time, because of the circumstances described in clause (x) or (y) in Section 7.5(c) or any other circumstances beyond such Lender's reasonable control arising after the date of this Master Agreement affecting such Lender or the London interbank market or such Lender's position in such market, the Adjusted LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lender of funding its LIBOR Advances, then, and in any such event:

      (i) 	the Agent shall forthwith give notice (by telephone
confirmed in writing) to Lessee and to the other Lenders of such advice;

      (ii)	Lessee's right to request and such Lender's obligation
to make or permit portions of the Loans to remain outstanding past the last day of the then current Rent Periods as LIBOR Advances shall be immediately suspended; and

      (iii) 	such Lender shall make a Loan as part of the requested
Funding of LIBOR Advances as a Base Rate Advance, which such Base
Rate Advance shall, for all other purposes, be considered part of such Funding.

    (e) Alternative Lending Office. Each Lender agrees that, if requested by Lessee, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate an alternate Lending Office with respect to any of its LIBOR Advances affected by the matters or circumstances described in paragraphs (a), (b), (c) or (d) above to reduce the liability of Lessee or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as reasonably determined by such Lender, which determination shall be conclusive and binding on all parties hereto. Nothing in this
Section 7.5(e) shall affect or postpone any of the obligations of Lessee or any right of any Lender provided hereunder.

    (f) Funding Losses. Lessee shall compensate each Lender, upon its written request to Lessee (which request shall set forth the basis for requesting such amounts in reasonable detail and which request shall be made in good faith and, absent manifest error, shall be final, conclusive and binding upon all of the parties hereto), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Advances to the extent not recovered by such Lender in connection with the re-employment of such funds and including loss of anticipated profits), which the Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of, or conversion to or continuation of, LIBOR Advances to Lessee does not occur on the date specified therefor in a Funding Request or Payment Date Notice (whether or not withdrawn), (ii) if any repayment (including any conversions pursuant to this Section 7.5) of any LIBOR Advances to Lessee occurs on a date which is not the last day of a Rent Period applicable thereto, or (iii), if, for any reason, Lessee defaults in its obligation to repay the Funded Amounts when required by the terms of the Lease.

    (g)  Assumptions Concerning Funding of LIBOR Advances.
Calculation of all amounts payable to a Lender under this Section 7.5 shall be made as though that Lender had actually funded its relevant LIBOR Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Advances in an amount equal to the amount of the LIBOR Advances and having a maturity comparable to the relevant Rent Period and through the transfer of such LIBOR Advances from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Section 7.5.

    (h) Capital Adequacy. Without limiting any other provision of this Master Agreement, in the event that any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy not currently in effect or fully applicable as of the Initial Closing Date, or any change therein or in the interpretation or application thereof, or compliance by such Lender with any request or directive regarding capital adequacy not currently in effect or fully applicable as of the Initial Closing Date (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from a central bank or governmental authority or body having jurisdiction, does or shall have the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such law, treaty, rule, regulation, guideline or order, or such change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then within ten (10) Business Days after written notice and demand by such Lender (with copies thereof to the Agent), Lessee shall from time to time pay to such Lender additional amounts sufficient to compensate such Lender for such reduction (but, in the case of outstanding Base Rate Advances, without duplication of any amounts already recovered by such Lender by reason of an adjustment in the applicable Base Rate), provided that the Lessee shall not be obligated to pay such compensation with respect to reductions incurred by such Lender more than 120 days prior to the date that such Lender had actual knowledge thereof. Each certificate as to the amount payable under this
Section 7.5(i) (which certificate shall set forth the basis for requesting such amounts in reasonable detail), submitted to Lessee by any Lender in good faith, shall, absent manifest error, be final, conclusive and binding for all purposes.

    (i) Replacement of Lender. In the event that any Lender makes a claim for increased costs, or is subject to a circumstance making LIBOR Advances unavailable, pursuant to this Section 7.5, the Lessee shall have the right to replace such Lender with another financial institution that is reasonably acceptable to the Agent. In the event that the Lessee identifies such a replacement financial institution, and the Agent consents thereto, the Lender that is to be replaced shall assign its Loans and its Commitment to such replacement lender pursuant to an assignment and assumption agreement in substantially the form set forth as Exhibit J hereto upon payment to it of the outstanding principal, and accrued interest on, its outstanding Loans, plus all other amounts then due to it pursuant to the Operative Documents.

  SECTION 8.6	End of Term Indemnity.  In the event that at the end of
the Lease Term for a Leased Property: (i) the Lessee elects the option set forth in Section 14.6 of the Lease, and (ii) after the Lessor receives the sales proceeds from such Leased Property under Section 14.6 or 14.7 of the Lease, together with the Lessee's payment of the Recourse Deficiency Amount, the Lessor shall not have received the entire Lease Balance, then, within 90 days after the end of the Lease Term, the Lessor or the Agent may obtain, at the Lessee's sole cost and expense, a report from the Appraiser (or, if the Appraiser is not available, another appraiser reasonably satisfactory to the Lessor or the Agent, as the case may be, and approved by the Lessee, such approval not to be unreasonably withheld) in form and substance satisfactory to the Lessor and the Agent (the "Report") to establish the reason for any decline in value of such Leased Property from the Lease Balance. The Lessee shall promptly reimburse the Lessor for the amount equal to such decline in value to the extent that the Report indicates that such decline was due to

    (w) extraordinary use, failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with all Applicable Laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement, or any other cause or condition within the power of the Lessee to control or effect resulting in the Building failing to be a restaurant unit of the type and quality contemplated by the Appraisal (excepting in each case ordinary wear and tear), or

    (x) any Alteration made to, or any rebuilding of, the Leased Property or any part thereof by the Lessee, or

    (y) any restoration or rebuilding carried out by the Lessee or any condemnation of any portion of the Leased Property pursuant to Article X of the Lease, or

    (z) any use of such Leased Property or any part thereof by the Lessee other than as permitted by the Lease, or any act or omission constituting a breach of any requirement, condition, restriction or limitation set forth in the related Deed or the related Purchase Agreement.


                            	SECTION 9
                          	MISCELLANEOUS

  SECTION 9.1	Survival of Agreements.  The representations,
warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Master Agreement and any of the Operative Documents, the transfer of any Land to the Lessor as provided herein (and shall not be merged into any Deed), any disposition of any interest of the Lessor in any Leased Property, the purchase and sale of the Notes, payment therefor and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

  SECTION 9.2	Notices.  Unless otherwise specified herein, all
notices, requests, demands or other communications to or upon the respective parties hereto shall be addressed to such parties at the addresses therefor as set forth in Schedule 8.2, or such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day received, if sent by messenger; (iii) the day sent, if sent by facsimile and confirmed electronically or otherwise during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile and confirmed electronically or otherwise); or (iv) three Business Days after being sent, if sent by registered or certified mail, postage prepaid.

  SECTION 9.3	Counterparts.  This Master Agreement may be executed by
the parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

  SECTION 9.4	Amendments.  No Operative Document nor any of the terms
thereof may be terminated, amended, supplemented, waived or modified with respect to the Lessee or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessee, with the written agreement or consent of the Lessee, and
(b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Funding Parties, with the written agreement or consent of the Required Funding Parties; provided, however, that

    (x)	notwithstanding the foregoing provisions of this
Section 8.4, the consent of each Funding Party affected thereby shall be required for any amendment, modification or waiver directly:

      (i) modifying any of the provisions of this Section 8.4, changing the definition of "Required Funding Parties" or "Required Lenders", or increasing the Commitment of such Funding Party;

      (ii) amending, modifying, waiving or supplementing any of the provisions of Section 3 of the Loan Agreement or the representations of such Funding Party in Section 4.2 or 4.3 or the covenants of such Funding Party in Section 6 of this Master
Agreement;

      (iii) reducing any amount payable to such Funding Party under the Operative Documents or extending the time for payment of any such amount, including, without limitation, any Rent, any Funded Amount, any fees, any indemnity, the Leased Property Balance, the Lease Balance, any Funding Party Balance, Recourse Deficiency Amount, interest or Yield; or

      (iv) consenting to any assignment of the Lease, releasing any of the collateral assigned to the Agent and the Lenders pursuant to any Mortgage and any Assignment of Lease and Rents (but excluding a release of any rights that the Lenders may have in any Leased Property, or the proceeds thereof as contemplated in the definition of "Release Date"), releasing the Lessee from its obligations in respect of the payments of Rent and the Lease Balance, releasing the Lessee from its obligations under the Guaranty Agreement or the other Operative Documents or changing the absolute and unconditional character of any such obligation; and

    (y)	no such termination, amendment, supplement, waiver or
modification shall, without the written agreement or consent of the Lessor and the Lenders, be made to the Lease; and

    (z)	subject to the foregoing clauses (x) and (y), so long
as no Event of Default has occurred and is continuing, the Lessor, the Agent and the Lenders may not amend, supplement, waive or modify any terms of the Loan Agreement, the Notes, the Mortgages and the Assignments of Lease and Rents without the consent of the Lessee (such consent not to be unreasonably withheld or delayed); provided that in no event may the Loan Agreement or the Notes be amended so as to increase the amount of Basic Rent payable by the Lessee without the consent of the Lessee; the Lessor and the Lessee may not amend, supplement, waive or modify any terms of the Lease or any Security Agreement and Assignment without the consent of the Agent and the Lenders.

  SECTION 9.5	Headings, etc.  The Table of Contents and headings of
the various Articles and Sections of this Master Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

  SECTION 9.6	Parties in Interest.  Except as expressly provided
herein, none of the provisions of this Master Agreement is intended for the benefit of any Person except the parties hereto and their respective successors and permitted assigns.

  SECTION 9.7	GOVERNING LAW.  THIS MASTER AGREEMENT HAS BEEN
DELIVERED IN, AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO
AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

  SECTION 9.8	Expenses.  Whether or not the transactions herein
contemplated are consummated, the Lessee agrees to pay, as Supplemental Rent, all actual, reasonable and documented out-of-pocket costs and expenses of the Lessor, the Agent and the Lenders in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of Mayer, Brown & Platt, but not including any fees and disbursements for any other outside counsel representing any Lender) and of the Lessor, the Agent and the Lenders in connection with the enforcement of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees actually incurred and disbursements of counsel for the Lessor, the Agent and the Lenders). All references in the Operative Documents to "attorneys' fees" or "reasonable attorneys fees" shall mean reasonable attorneys' fees actually incurred, without regard to any statutory definition thereof.

  SECTION 9.9	Severability.  Any provision of this Master Agreement
that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  SECTION 9.10	Liabilities of the Funding Parties.  No Funding
Party shall have any obligation to any other Funding Party or to the Lessee with respect to the transactions contemplated by the Operative Documents except those obligations of such Funding Party expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Funding Party shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth. No Lender shall have any obligation or duty to the Lessee, any other Funding Parties or any other Person with respect to the transactions contemplated hereby except to the extent of the obligations and duties expressly set forth in this Master Agreement or the Loan Agreement.

  SECTION 9.11	Submission to Jurisdiction; Waivers.  Each party
hereto hereby irrevocably and unconditionally:

    (i) submits for itself and its property in any legal action or proceeding relating to this Master Agreement or any other Operative Document, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of Georgia sitting in Fulton County, Georgia, the courts of the United States of America for the Northern District of Georgia, and appellate courts from any thereof;

    (ii) consents that any such action or proceedings may be brought to such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

    (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address set forth in
Schedule 8.2 or at such other address of which the other parties hereto shall have been notified pursuant to Section 8.2; and

    (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

  SECTION 9.12	Liabilities of the Agent.  The Agent shall have
no duty, liability or obligation to any party to this Master Agreement with respect to the transactions contemplated hereby except those duties, liabilities or obligations expressly set forth in this Master Agreement or the Loan Agreement, and any such duty, liability or obligations of the Agent shall be as expressly limited by this Master Agreement or the Loan Agreement, as the case may be.

IN WITNESS WHEREOF, the parties hereto have caused this Master
Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

RUBY TUESDAY, INC., as the Lessee



By:
Name Printed:
Title:

ATLANTIC FINANCIAL GROUP, LTD.,  as
Lessor

By: Atlantic Financial Managers,
Inc., its General Partner



By:
Name Printed:
Title:




SUNTRUST BANK, ATLANTA, as Agent and
as a Lender



By:
Name Printed:
Title:



By:
Name Printed:
Title:

NATIONSBANK, N.A., as a Lender



By:
Name Printed:
Title:


UNION PLANTERS BANK N.A., as a Lender



By:
Name Printed:
Title:


FIRST UNION NATIONAL BANK, as a
Lender



By:
Name Printed:
Title:


                               	SCHEDULE 2.2


                 	AMOUNT OF EACH FUNDING PARTY'S COMMITMENT



Lessor Commitment Percentage:  3.5%

Lessor Commitment:  $1,575,000

Lender Commitment Percentages:


SunTrust Bank, Atlanta
NationsBank, N.A.
Union Planters Bank N.A.
First Union National Bank


Lender Commitments:          A Loans       B Loans

SunTrust Bank, Atlanta    $ 7,420,984     $1,004,016
NationsBank, N.A.           4,404,145        595,855
Union Planters Bank N.A.   13,212,435      1,787,565
First Union National Bank  13,212,435      1,787,565



  SCHEDULE 8.2


	ADDRESSES FOR NOTICES


Lessee:  Ruby Tuesday, Inc.
         P.O. Box 160266
         Mobile, Alabama 36625-0001
         Attn:  J. Russell Mothershed
         Telephone:  423/397-5741
         Facsimile:  423/379-6817

         Ruby Tuesday, Inc.
         4721 Morrison Drive
         Mobile, Alabama  36609-3350
         Attn:  J. Russell Mothershed
         Telephone:  423/397-5741
         Facsimile:  423/379-6817

Lessor:  Atlantic Financial Group, Ltd.
         2311 Cedar Springs Road, Suite 150
         Dallas, Texas 75201
         Attn:  Stephen Brookshire
         Telephone:  214/720-9237
         Facsimile:  214/871-2799

Lender and Agent:  SunTrust Bank, Atlanta
                   25 Park Place
                   24th Floor
                   MC120
                   Atlanta, Georgia 30303
                   Attn:  David Edge
                   Telephone:  404/827-6735
                   Facsimile:  404/827-6270



Lenders:  NationsBank, N.A.
          100 North Tryon Street
          Charlotte, North Carolina  28255
          Attn:  Reinhard Freimuth
          Telephone:  704/388-6394
          Facsimile:  704/386-3271

          Union Planters Bank N.A.
          900 South Gay Street
          24th Floor
          Knoxville, Tennessee  37901
          Attn:  Blake Whitaker
          Telephone:  423/549-2203
          Facsimile:  423/549-2236

          First Union National Bank
          150 4th Avenue North
          Nashville, Tennessee  37219
          Attn:  Mark Skinner
          Telephone:  615/251-0857
          Facsimile:  615/251-0894




                                 	LEASE AGREEMENT

                            	Dated as of June 3, 1999

                                     	between


                   	ATLANTIC FINANCIAL GROUP, LTD., as Lessor,


                                       	and


                          	RUBY TUESDAY, INC., as Lessee

                  	___________________________________________








                                 TABLE OF CONTENTS
                                	(Lease Agreement)
                                                                 	Page

ARTICLE I. DEFINITIONS                                               1

ARTICLE II. LEASE OF LEASED PROPERTY                                 1
  2.1	Acceptance and Lease of Property                               2
  2.2	Acceptance Procedure                                           2

ARTICLE III. RENT                                                    3
  3.1	Basic Rent                                                     3
  3.2	Supplemental Rent                                              3
  3.3	Method of Payment                                              3
  3.4	Late Payment                                                   4
  3.5	Net Lease; No Setoff, Etc                                      4
  3.6	Certain Taxes                                                  6
  3.7	Utility Charges                                                7

ARTICLE IV. WAIVERS                                                  7

ARTICLE V. LIENS; EASEMENTS; PARTIAL CONVEYANCES                     8

ARTICLE VI.	MAINTENANCE AND REPAIR; ALTERATIONS,
            MODIFICATIONS AND ADDITIONS                             10
  6.1	Maintenance and Repair; Compliance With Law                   10
  6.2	Alterations                                                   11
  6.3	Title to Alterations                                          11

ARTICLE VII. USE                                                    11

ARTICLE VIII. INSURANCE                                             12

ARTICLE IX. ASSIGNMENT AND SUBLEASING                               13

ARTICLE X. LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE                14
  10.1	Event of Loss.                                               14
  10.2	Event of Taking.                                             15
  10.3	Casualty.                                                    16
  10.4	Condemnation.                                                16
  10.5	Verification of Restoration and Rebuilding                   16
  10.6	Application of Payments                                      17
  10.7	Prosecution of Awards.                                       18
  10.8	Application of Certain Payments Not Relating to an
       Event of Taking                                              19
  10.9	Other Dispositions                                           19
  10.10	No Rent Abatement                                           19

ARTICLE XI. INTEREST CONVEYED TO LESSEE                             20

ARTICLE XII. EVENTS OF DEFAULT                                      20

ARTICLE XIII. ENFORCEMENT                                           24
  13.1	Remedies                                                     24
  13.2	Remedies Cumulative; No Waiver; Consents                     27

ARTICLE XIV. SALE, RETURN OR PURCHASE OF LEASED
             PROPERTY; RENEWAL                                      28
  14.1	Lessee's Option to Purchase                                  28
  14.2	Conveyance to Lessee                                         29
  14.3	Acceleration of Purchase Obligation                          30
  14.4	Determination of Purchase Price                              30
  14.5	Purchase Procedure                                           30
  14.6	Option to Remarket                                           32
  14.7	Rejection of Sale                                            35
  14.8	Return of Leased Property                                    35
  14.9	Renewal                                                      36

ARTICLE XV. LESSEE'S EQUIPMENT                                      37

ARTICLE XVI. RIGHT TO PERFORM FOR LESSEE                            38

ARTICLE XVII. MISCELLANEOUS                                         38
  17.1	Reports                                                      38
  17.2	Binding Effect; Successors and Assigns; Survival             39
  17.3	Quiet Enjoyment                                              39
  17.4	Notices                                                      39
  17.5	Severability                                                 40
  17.6	Amendment; Complete Agreements                               41
  17.7	Construction                                                 41
  17.8	Headings                                                     41
  17.9	Counterparts                                                 41
  17.10	GOVERNING LAW                                               42
  17.11	Discharge of Lessee's Obligations by its Affiliates         42
  17.12	Liability of Lessor Limited                                 42
  17.13	Estoppel Certificates                                       43
  17.14	No Joint Venture                                            43
  17.15	No Accord and Satisfaction                                  43
  17.16	No Merger                                                   44
  17.17	Survival                                                    44
  17.18	Chattel Paper                                               44
  17.19	Time of Essence                                             44
  17.20	Recordation of Lease.                                       45
  17.21	Investment of Security Funds                                45
  17.22	Ground Leases                                               45
  17.23	Land and Building                                           46

APPENDICES AND EXHIBITS

APPENDIX A	Defined Terms

EXHIBIT A  Lease Supplement



  THIS LEASE AGREEMENT (as from time to time amended or supplemented, this "Lease"), dated as of June 3, 1999, is between ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership (together with its successors and assigns hereunder, the "Lessor"), as Lessor, and RUBY TUESDAY, INC., a Georgia corporation (together with its successors and permitted assigns hereunder, the "Lessee"), as Lessee.


                     	PRELIMINARY STATEMENT

  A.	Lessor will purchase, or acquire a leasehold interest in,
from one or more third parties designated by Lessee, on each Closing Date, certain parcels of real property to be specified by Lessee, together with any improvements thereon.

  B.	Lessor desires to lease to Lessee, and Lessee desires to
lease from Lessor, each such property.

  C.	Lessee will construct certain improvements on such parcels of real property which as constructed will be the property of Lessor and will become part of such property subject to the terms of this Lease.

  In consideration of the mutual agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, Lessor and Lessee hereby agree as follows:


                            	ARTICLE I.
                           	DEFINITIONS

  Terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof.


                           	ARTICLE II.
                      LEASE OF LEASED PROPERTY

  Section II.1  Acceptance and Lease of Property.  On each Closing
Date, Lessor, subject to the satisfaction or waiver of the conditions set forth in Section 3 of the Master Agreement, hereby agrees to accept delivery on such Closing Date of the Land designated by Lessee to be delivered on such Closing Date pursuant to the terms of the Master Agreement, together with any improvements thereon and simultaneously to lease to Lessee hereunder for the Lease Term, Lessor's interest in such Land and in such improvements, together with any Building which thereafter may be constructed thereon pursuant to the Construction Agency Agreement, and Lessee hereby agrees, expressly for the direct benefit of Lessor, commencing on such Closing Date for the Lease Term, to lease from Lessor Lessor's interest in such Land to be delivered on such Closing Date together with Lessor's interest in any Building and other improvements thereon or which thereafter may be constructed thereon pursuant to the Construction Agency Agreement.

  Section II.2 Acceptance Procedure. Lessor hereby authorizes one or more employees of Lessee, to be designated by Lessee, as the authorized representative or representatives of Lessor to accept delivery on behalf of Lessor of that Leased Property identified on the applicable Funding Request. Lessee hereby agrees that such acceptance of delivery by such authorized representative or representatives and the execution and delivery by Lessee on each Closing Date of a Lease Supplement in substantially the form of Exhibit A hereto (appropriately completed) shall, without further act, constitute the irrevocable acceptance by Lessee of that Leased Property which is the subject thereof for all purposes of this Lease and the other Operative Documents on the terms set forth therein and herein, and that such Leased Property, together with any improvements constructed thereon pursuant to the Construction Agency Agreement, shall be deemed to be included in the leasehold estate of this Lease and shall be subject to the terms and conditions of this Lease as of such Closing Date. The demise and lease of each Building pursuant to this Section 2.2 shall include any additional right, title or interest in such Building which may at any time be acquired by Lessor, the intent being that all right, title and interest of Lessor in and to such Building shall at all times be demised and leased to Lessee hereunder.


                          	  ARTICLE III.
                               	RENT

  Section III.1 Basic Rent. Beginning with and including the first Payment Date occurring after the Closing Date, Lessee shall pay to the Agent the Basic Rent for the Leased Properties, in installments, payable in arrears on each Payment Date during the Lease Term, subject to Section 2.3(c) of the Master Agreement.

  Section III.2 Supplemental Rent. Lessee shall pay to the Agent, or to whomever shall be entitled thereto as expressly provided herein or in any other Operative Document, any and all Supplemental Rent within five (5) Business Days of the date the same shall become due and payable and in the event of any failure on the part of Lessee to pay any Supplemental Rent, the Agent shall have all rights, powers and remedies provided for herein or by law or in equity or otherwise in the case of nonpayment of Basic Rent. All Supplemental Rent to be paid pursuant to this Section 3.2 shall be payable in the type of funds and in the manner set forth in Section 3.3.

  Section III.3 Method of Payment. Basic Rent shall be paid to the Agent, and Supplemental Rent (including amounts due under Article XIV hereof) shall be paid to the Agent (or to such Person as may be entitled thereto) or, in each case, to such Person as the Agent (or such other Person) shall specify in writing to Lessee, and at such place as the Agent (or such other Person) shall specify in writing to Lessee, which specifications by the Agent shall be given by the Agent at least five (5) Business Days prior to the due date therefor. Each payment of Rent (including payments under Article XIV hereof) shall be made by Lessee prior to 12:00 p.m. (noon) Atlanta, Georgia time at the place of payment in funds consisting of lawful currency of the United States of America which shall be immediately available on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made on the next succeeding Business Day.

  Section III.4 Late Payment. If any Basic Rent shall not be paid on the date when due, Lessee shall pay to the Agent, as Supplemental Rent, interest (to the maximum extent permitted by law) on such overdue amount from and including the due date thereof to but excluding the Business Day of payment thereof at the Overdue Rate.

  Section III.5 Net Lease; No Setoff, Etc. This Lease is a net lease and notwithstanding any other provision of this Lease, Lessee shall pay all Basic Rent and Supplemental Rent, and all costs, charges, taxes (other than taxes covered by the exclusion described in Section 7.4(b) of the Master Agreement), assessments and other expenses foreseen or unforeseen, for which Lessee or any Indemnitee is or shall become liable by reason of Lessee's or such Indemnitee's estate, right, title or interest in the Leased Properties, or that are connected with or arise out of the acquisition (except the initial costs of purchase by Lessor of its interest in any Leased Property, which costs, subject to the terms of the Master Agreement, shall be funded by the Funding Parties pursuant to the Master Agreement), installation, possession, use, occupancy, maintenance, ownership, leasing, repairs and rebuilding of, or addition to, the Leased Properties or any portion thereof, and any other amounts payable hereunder and under the other Operative Documents without counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction, and Lessee's obligation to pay all such amounts throughout the Lease Term, including the Construction Term, is absolute and unconditional. The obligations and liabilities of Lessee hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of any Leased Property or any part thereof, or the failure of any Leased Property to comply with all Applicable Law, including any inability to occupy or use any Leased Property by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, contamination of or Release from, scrapping or destruction of or any requisition or taking of any Leased Property or any part thereof; (c) any restriction, prevention or curtailment of or interference with any use of any Leased Property or any part thereof including eviction; (d) any defect in title to or rights to any Leased Property or any Lien on such title or rights or on any Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by Lessor, the Agent or any Lender; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Lessor, any Lender, the Agent or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee, Lessor, any Lender, the Agent, any Ground Lessor or any other Person, or by any court, in any such proceeding; (g) any claim that Lessee has or might have against any Person, including without limitation, Lessor, any vendor, manufacturer, contractor of or for any Building or any part thereof, the Agent, any Ground Lessor or any Lender; (h) any failure on the part of Lessor to perform or comply with any of the terms of this Lease, any other Operative Document or of any other agreement; (i) any invalidity or unenforceability or illegality or disaffirmance of this Lease against or by Lessee or any provision hereof or any of the other Operative Documents or any provision of any thereof whether or not related to the Transaction; (j) the impossibility or illegality of performance by Lessee, Lessor or both; (k) any action by any court, administrative agency or other Governmental Authority; (l) any restriction, prevention or curtailment of or interference with the Construction or any use of any Leased Property or any part thereof; or
(m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether or not Lessee shall have notice or knowledge of any of the foregoing. Except as specifically set forth in Articles XIV or X of this Lease, this Lease shall be noncancellable by Lessee in any circumstance whatsoever and Lessee, to the extent permitted by Applicable Law, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease, or to any diminution, abatement or reduction of Rent payable by Lessee hereunder. Each payment of Rent made by Lessee hereunder shall be final and Lessee shall not seek or have any right to recover all or any part of such payment from Lessor, the Agent, any Lender or any party to any agreements related thereto for any reason whatsoever. Lessee assumes the sole responsibility for the condition, use, operation, maintenance, and management of the Leased Properties and Lessor shall have no responsibility in respect thereof and shall have no liability for damage to the property of either Lessee or any subtenant of Lessee on any account or for any reason whatsoever, other than solely by reason of Lessor's willful misconduct or gross negligence.

  Section III.6  Certain Taxes.  Without limiting the generality of
Section 3.5, Lessee agrees to pay when due all real estate taxes, personal property taxes, gross sales taxes, including any sales or lease tax imposed upon the rental payments hereunder or under a sublease, occupational license taxes, water charges, sewer charges, assessments of any nature and all other governmental impositions and charges of every kind and nature whatsoever (the "tax(es)"), when the same shall be due and payable without penalty or interest; provided, however, that this Section shall not apply to any of the taxes covered by the exclusion described in Section 7.4(b) of the Master Agreement. It is the intention of the parties hereto that, insofar as the same may lawfully be done, Lessor shall be, except as specifically provided for herein, free from all expenses in any way related to the Leased Properties and the use and occupancy thereof. Any tax relating to a fiscal period of any taxing authority falling partially within and partially outside the Lease Term, shall be apportioned and adjusted between Lessor and Lessee. Lessee covenants to furnish Lessor and the Agent, upon the Agent's request, within forty-five (45) days after the last date when any tax must be paid by Lessee as provided in this Section 3.6, official receipts of the appropriate taxing, authority or other proof satisfactory to Lessor, evidencing the payment thereof.

  So long as no Event of Default has occurred and is continuing, Lessee may defer payment of a tax so long as the validity or the amount thereof is contested by Lessee with diligence and in good faith; provided, however, that Lessee shall furnish to Lessor and the Agent a bond or other adequate security in an amount and on terms reasonably satisfactory to Lessor and the Agent and shall pay the tax in sufficient time to prevent delivery of a tax deed. Such contest shall be at Lessee's sole cost and expense. Lessee covenants to indemnify and save harmless Lessor, the Agent and each Lender from any actual and reasonable costs or expenses incurred by Lessor, the Agent or any Lender as a result of such contest.

  Section III.7 Utility Charges. Lessee agrees to pay or cause to be paid as and when the same are due and payable all charges for gas, water, sewer, electricity, lights, heat, power, telephone or other communication service and all other utility services used, rendered or supplied to, upon or in connection with the Leased Properties.


                              	ARTICLE IV.
                                	WAIVERS

  During the Lease Term, Lessor's interest in the Building(s)
(whether or not completed) and the Land is demised and let by Lessor "AS IS" subject to (a) the rights of any parties in possession thereof, (b) the state of the title thereto existing at the time Lessor acquired its interest in the Leased Properties, (c) any state of facts which an accurate survey or physical inspection might show (including the survey delivered on the Closing Date), (d) all Applicable Law, and (e) any violations of Applicable Law which may exist upon or subsequent to the commencement of the Lease Term. LESSEE ACKNOWLEDGES THAT, ALTHOUGH LESSOR WILL OWN AND HOLD TITLE TO THE LEASED PROPERTIES, LESSOR IS NOT RESPONSIBLE FOR THE DESIGN, DEVELOPMENT, BUDGETING AND CONSTRUCTION OF THE BUILDING(S) OR ANY ALTERATIONS. NEITHER LESSOR, THE AGENT NOR ANY LENDER HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, MERCHANTABILITY, TITLE, HABITABILITY, CONDITION, DESIGN, OPERATION, OR FITNESS FOR USE OF THE LEASED PROPERTIES (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PROPERTIES (OR ANY PART THEREOF), ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED, AND NEITHER LESSOR, THE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR THE FAILURE OF ANY LEASED PROPERTY, OR ANY PART THEREOF, TO COMPLY WITH ANY APPLICABLE LAW, except that Lessor hereby represents and warrants that each Leased Property is and shall be free of Lessor Liens. As between Lessor and Lessee, Lessee has been afforded full opportunity to inspect each Leased Property, is satisfied with the results of its inspections of such Leased Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in the two preceding sentences, as between Lessor, the Agent or the Lenders on the one hand, and Lessee, on the other, are to be borne by Lessee. The provisions of this Article IV have been negotiated, and, except to the extent otherwise expressly stated, the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, the Agent or the Lenders, express or implied, with respect to the Leased Properties, that may arise pursuant to any law now or hereafter in effect, or otherwise.


                               	ARTICLE V.
                 	LIENS; EASEMENTS; PARTIAL CONVEYANCES

  Lessee shall not directly or indirectly create, incur or assume, any Lien on or with respect to any Leased Property, the title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of any Leased Property or by reason of labor or materials furnished or claimed to have been furnished to Lessee, or any of its contractors or agents or Alterations constructed by Lessee, except, in all cases, Permitted Liens.


  Notwithstanding the foregoing paragraph, at the request of Lessee, Lessor shall, from time to time during the Lease Term and upon reasonable advance written notice from Lessee, and receipt of the materials specified in the next succeeding sentence, consent to and join in any (i) grant of easements, licenses, rights of way and other rights in the nature of easements, including, without limitation, utility easements to facilitate Lessee's use, development and construction of the Leased Properties, (ii) release or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or the Building(s) or any portion thereof, (iii) dedication or transfer of portions of the Land, not improved with a Building, for road, highway or other public purposes, (iv) execution of agreements for ingress and egress and amendments to any covenants and restrictions affecting the Land or the Building(s) or any portion thereof and (v) request to any Governmental Authority for platting or subdivision or replatting or resubdivision approval with respect to the Land or any portion thereof or any parcel of land of which the Land or any portion thereof forms a part or a request for any variance from zoning or other governmental requirements. Lessor's obligations pursuant to the preceding sentence shall be subject to the requirements that:

  (a) any such action shall be at the sole cost and expense of Lessee and Lessee shall pay all actual and reasonable out-of-pocket costs of Lessor, the Agent and any Lender in connection therewith (including, without limitation, the reasonable fees of attorneys, architects, engineers, planners, appraisers and other professionals reasonably retained by Lessor, the Agent or any Lender in connection with any such action),

  (b)	Lessee shall have delivered to Lessor and Agent a
certificate of a Responsible Officer of Lessee stating that

    (1)	such action will not cause any Leased Property,
the Land or any Building or any portion thereof to fail to comply in any material respect with the provisions of the Lease or any other Operative Documents, or in any material respect with Applicable Law; and

    (2)  such action will not materially reduce the Fair
Market Sales Value, utility or useful life of any Leased Property, the Land or any Building nor Lessor's interest therein; and

  (c) in the case of any release or conveyance, if Lessor, the Agent or any Lender so reasonably requests, Lessee will cause to be issued and delivered to Lessor and the Agent by the Title Insurance Company an endorsement to the Title Policy pursuant to which the Title Insurance Company agrees that its liability for the payment of any loss or damage under the terms and provisions of the Title Policy will not be affected by reason of the fact that a portion of the real property referred to in Schedule A of the Title Policy has been released or conveyed by Lessor.


                              	ARTICLE VI.
                        	MAINTENANCE AND REPAIR;
              	ALTERATIONS, MODIFICATIONS AND ADDITIONS

  Section VI.1 Maintenance and Repair; Compliance With Law. Lessee, at its own expense, shall at all times (a) maintain each Leased Property in good repair and condition (subject to ordinary wear and tear), in accordance with prudent industry standards and, in any event, in no less a manner as other similar restaurant units owned or leased by Lessee or its Affiliates, (b) make all Alterations in accordance with, and maintain (whether or not such maintenance requires structural modifications or Alterations) and operate and otherwise keep each Leased Property in compliance in all material respects with, all Applicable Laws and insurance requirements, and (c) make all material repairs, replacements and renewals of each Leased Property or any part thereof which may be required to keep such Leased Property in the condition required by the preceding clauses (a) and (b). Lessee shall perform the foregoing maintenance obligations regardless of whether any Leased Property is occupied or unoccupied. Lessee waives any right that it may now have or hereafter acquire to (i) require Lessor, the Agent or any Lender to maintain, repair, replace, alter, remove or rebuild all or any part of any Leased Property or (ii) make repairs at the expense of Lessor, the Agent or any Lender pursuant to any Applicable Law or other agreements or otherwise. NEITHER LESSOR, THE AGENT NOR ANY LENDER SHALL BE LIABLE TO LESSEE OR TO ANY CONTRACTORS, SUBCONTRACTORS, LABORERS, MATERIALMEN, SUPPLIERS OR VENDORS FOR SERVICES PERFORMED OR MATERIAL PROVIDED ON OR IN CONNECTION WITH ANY LEASED PROPERTY OR ANY PART THEREOF. Neither Lessor, the Agent nor any Lender shall be required to maintain, alter, repair, rebuild or replace any Leased Property in any way.

  Section VI.2 Alterations. Lessee may, without the consent of Lessor, at Lessee's own cost and expense, make Alterations which do not materially diminish the value, utility or useful life of any Leased Property.

  Section VI.3 Title to Alterations. Title to all Alterations shall without further act vest in Lessor (subject to Lessee's right to remove trade fixtures, personal property and equipment which do not constitute Alterations and which were not acquired with funds advanced by Lessor or any Lender) and shall be deemed to constitute a part of the Leased Properties and be subject to this Lease.


                               ARTICLE VII.
                                   USE

  Lessee may use each Leased Property or any part thereof for any lawful purpose, and in a manner consistent with the standards applicable to properties of a similar nature in the geographic area in which such Leased Property is located, provided that such use does not materially adversely affect the Fair Market Sales Value, utility, remaining useful life or residual value of such Leased Property, and does not materially violate or conflict with, or constitute or result in a material default under, any Applicable Law or any insurance policy required hereunder. In the event Lessee's use substantially changes the character of any Building in a manner or to an extent that, in Lessor's or the Lenders' reasonable opinion, adversely affects the Fair Market Sales Value and/or marketability of such Building, Lessee shall, upon the termination or expiration of this Lease, at Lessor's request, restore such Leased Property to its general character at the Completion Date (ordinary wear and tear excepted). Lessee shall not commit or permit any waste of any Leased Property or any material part thereof.


                             ARTICLE VIII.
                               INSURANCE

  (a)	At any time during which any part of any Building or
any Alteration is under construction and as to any part of any Building or any Alteration under construction, Lessee shall maintain, or cause to be maintained, at its sole cost and expense, as a part of its blanket policies or otherwise, "all risks" non-reporting completed value form of builder's risk insurance.

  (b)	During the Lease Term, Lessee shall maintain, at its
sole cost and expense, as a part of its blanket policies or otherwise, insurance against loss or damage to any Building by fire and other risks, including comprehensive boiler and machinery coverage, on terms and in amounts no less favorable than insurance covering other similar properties owned or leased by Lessee and that are in accordance with normal industry practice, but in no event less than the replacement cost of such Building from time to time.

  (c)	During the Lease Term, Lessee shall maintain, at its
sole cost and expense, commercial general liability insurance with respect to the Leased Properties, as is ordinarily procured by Persons who own or operate similar properties in the same geographic area. Such insurance shall be on terms and in amounts that are no less favorable than insurance maintained by Lessee or its Affiliates with respect to similar properties that it owns or leases and that are in accordance with normal industry practice, but in no event less than $1,000,000 per occurrence. Such insurance policies shall also provide that Lessee's insurance shall be considered primary insurance. Nothing in this Article VIII shall prohibit Lessor, the Agent or any Lender from carrying at its own expense other insurance on or with respect to the Leased Properties, provided that any insurance carried by Lessor, the Agent or any Lender shall not prevent Lessee from carrying the insurance required hereby.

  (d)	Each policy of insurance maintained by Lessee pursuant
to clauses (a) and (b) of this Article IX shall provide that all insurance proceeds in respect of any loss or occurrence shall be adjusted by Lessee, except if, and for so long as an Event of Default exists, all losses shall be adjusted solely by, and all insurance proceeds shall be paid solely to, the Agent (or Lessor if the Loans have been fully paid) for application pursuant to this Lease.

  (e)	On the Closing Date for each Leased Property, on the
Completion Date and on each anniversary of the Initial Closing Date, Lessee shall furnish Lessor with certificates showing the insurance required under this Article VIII to be in effect and naming Lessor, the Agent and the Lenders as additional insureds. Such certificates shall include a provision for thirty (30) days' advance written notice by the insurer to Lessor and the Agent in the event of cancellation or expiration or nonpayment of premium with respect to such insurance, and shall include a customary breach of warranty clause.

  (f)	Each policy of insurance maintained by Lessee pursuant
to this Article VIII shall (1) contain the waiver of any right of subrogation of the insurer against Lessor, the Agent and the Lenders, and
(2) provide that in respect of the interests of Lessor, the Agent and the Lenders, such policies shall not be invalidated by any fraud, action, inaction or misrepresentation of Lessee or any other Person acting on behalf of Lessee.

  (g)	All insurance policies carried in accordance with this
Article VIII shall be maintained with insurers rated at least A by A.M. Best & Company, and in all cases the insurer shall be qualified to insure risks in the State where such Leased Property is located.


                              	ARTICLE IX.
                      	ASSIGNMENT AND SUBLEASING

  Lessee may not assign any of its right, title or interest in, to or under this Lease, except as set forth in the following sentence. Lessee may (i) assign this Lease as it relates to all or any portion of any Leased Property to any Affiliate of Lessee so long as Lessee's guaranty pursuant to the Guaranty Agreement continues in full force and effect and
(ii) sublease all or any portion of any Leased Property, provided that
(a) all obligations of Lessee shall continue in full effect as obligations of a principal and not of a guarantor or surety, as though no sublease had been made; (b) such sublease shall be expressly subject and subordinate to this Lease, the Loan Agreement and the other Operative Documents; and (c) each such sublease shall terminate on or before the Lease Termination Date. Lessee shall give the Agent and Lessor written notice of any such assignment or sublease.

  Except pursuant to an Operative Document, this Lease shall not be mortgaged or pledged by Lessee, nor shall Lessee mortgage or pledge any interest in any Leased Property or any portion thereof. Any such mortgage or pledge shall be void.


                               	ARTICLE X.
               	LOSS, DESTRUCTION, CONDEMNATION OR DAMAGE

  Section X.1 Event of Loss. Any event (i) which would otherwise constitute a Casualty during the Base Term, and (ii) which, in the good-faith judgment of Lessee, renders repair and restoration of a Leased Property impractical or uneconomical, and (iii) as to which Lessee, within sixty (60) days after the occurrence of such event, delivers to Lessor an Officer's Certificate notifying Lessor of such event and of such judgment, shall constitute an "Event of Loss". In the case of any other event which constitutes a Casualty, Lessee shall restore such Leased Property pursuant to Section 10.3. If an Event of Loss other than an Event of Taking shall occur, Lessee shall pay to Lessor on the next Payment Date following delivery of the Officer's Certificate pursuant to clause (iii) above an amount equal to the related Leased Property Balance. Upon Lessor's receipt of such Leased Property Balance on such date, Lessor shall cause Lessor's interest in such Leased Property to be conveyed to Lessee in accordance with and subject to the provisions of
Section 14.5 hereof; upon completion of such purchase, but not prior thereto, this Lease and all obligations hereunder with respect to such Leased Property shall terminate, except with respect to obligations and liabilities hereunder, actual or contingent, that have arisen or relate to events occurring on or prior to such date of purchase, or which are expressly stated herein to survive termination of this Lease.

  Upon the consummation of the purchase of any Leased Property pursuant to this Section 10.1, any proceeds derived from insurance required to be maintained by Lessee pursuant to this Lease for any Leased Property remaining after payment of such purchase price shall be paid over to, or retained by, Lessee or as it may direct, and Lessor shall assign to Lessee, without warranty, all of Lessor's rights to and interest in insurance required to be maintained by Lessee pursuant to this Lease.

  Section X.2 Event of Taking. Any event (i) which constitutes a Condemnation of all of, or substantially all of, a Leased Property, or
(ii) (A) which would otherwise constitute a Condemnation, (B) which, in the good-faith judgment of Lessee, renders restoration and rebuilding of a Leased Property impossible, impractical or uneconomical, and (C) as to which Lessee, within sixty (60) days after the occurrence of such event, delivers to Lessor an Officer's Certificate notifying Lessor of such event and of such judgment, shall constitute an "Event of Taking". In the case of any other event which constitutes a Condemnation, Lessee shall restore and rebuild such Leased Property pursuant to Section 10.4. If an Event of Taking shall occur, Lessee shall pay to Lessor (1) on the next Payment Date following the occurrence of such Event of Taking, in the case of an Event of Taking described in clause (i) above, or (2) on the next Payment Date following delivery of the Officer's Certificate pursuant to clause (ii) above, in the case of an Event of Taking described in clause (ii) above, an amount equal to the related Leased Property Balance. Upon Lessor's receipt of such Leased Property Balance on such date, Lessor shall cause Lessor's interest in such Leased Property to be conveyed to Lessee in accordance with and subject to the provisions of Section 14.5 hereof (provided that such conveyance shall be subject to all rights of the condemning authority); upon completion of such purchase, but not prior thereto, this Lease and all obligations hereunder with respect to such Leased Property shall terminate, except with respect to obligations and liabilities hereunder, actual or contingent, that have arisen or relate to events occurring on or prior to such date of purchase, or which are expressly stated herein to survive termination of this Lease.

  Upon the consummation of the purchase of such Leased Property pursuant to this Section 10.2, all Awards received by Lessor, after deducting any reasonable costs incurred by Lessor in collecting such Awards, received or payable on account of an Event of Taking with respect to such Leased Property during the related Lease Term shall be paid to Lessee, and all rights of Lessor in Awards not then received shall be assigned to Lessee by Lessor.

  Section X.3 Casualty. If a Casualty shall occur, Lessee shall rebuild and restore the affected Leased Property, will complete the same prior to the Lease Termination Date, and will cause the condition set forth in Section 3.5 (c) of the Master Agreement to be fulfilled with respect to such restoration and rebuilding prior to the Lease Termination Date, regardless of whether insurance proceeds received as a result of such Casualty are sufficient for such purpose.

  Section X.4 Condemnation. If a Condemnation shall occur, Lessee shall rebuild and restore the affected Leased Property, will complete the same prior to the Lease Termination Date, and will cause the condition set forth in Section 3.5 (c) of the Master Agreement to be fulfilled with respect to such restoration and rebuilding prior to the Lease Termination Date.

  Section X.5 Verification of Restoration and Rebuilding. In the event of Casualty or Condemnation, to verify Lessee's compliance with the foregoing Sections 10.3 and 10.4, Lessor, the Agent, the Lenders and their respective authorized representatives may, upon five (5) Business Days' notice to Lessee, make inspections of the affected Leased Property with respect to (i) the extent of the Casualty or Condemnation and (ii) the restoration and rebuilding of the related Building and the Land. All actual and reasonable out-of-pocket costs of such inspections incurred by Lessor, the Agent or any Lender will be paid by Lessee promptly after written request. No such inspection shall unreasonably interfere with Lessee's operations or the operations of any other occupant of such Leased Property. None of the inspecting parties shall have any duty to make any such inspection or inquiry and none of the inspecting parties shall incur any liability or obligation by reason of making or not making any such inspection or inquiry.

  Section X.6 Application of Payments. All proceeds (except for payments under insurance policies maintained other than pursuant to
Article VIII of this Lease) received at any time by Lessor, Lessee or the Agent from any Governmental Authority or other Person with respect to any Condemnation or Casualty to any Leased Property or any part thereof or with respect to an Event of Loss or an Event of Taking, plus the amount of any payment that would have been due from an insurer but for Lessee's self-insurance or deductibles ("Loss Proceeds"), shall (except to the extent Section 10.9 applies) be applied as follows:

    (a)	In the event Lessee purchases such Leased Property
pursuant to Section 10.1 or Section 10.2, such Loss Proceeds shall be applied as set forth in Section 10.1 or Section 10.2, as the case may be;

    (b)	In the event of a Casualty at such time when no Event
of Default has occurred and is continuing and Lessee is obligated to repair and rebuild such Leased Property pursuant to Section 10.3, Lessee may, in good faith and subsequent to the date of such Casualty, certify to Lessor and to the applicable insurer that no Event of Default has occurred and is continuing, in which event the applicable insurer shall pay the Loss Proceeds to Lessee;

    (c)	In the event of a Condemnation at such time when no
Event of Default has occurred and is continuing and Lessee is obligated to repair and rebuild such Leased Property pursuant to
Section 10.4, Lessor shall upon Lessee's request assign to Lessee Lessor's interest in any applicable Awards; and

    (d)	As provided in Section 10.8, if such section is
applicable.

  During any period of repair or rebuilding pursuant to this Article
X, this Lease will remain in full force and effect and Basic Rent shall continue to accrue and be payable without abatement or reduction. Lessee shall maintain records setting forth information relating to the receipt and application of payments in accordance with this Section 10.6. Such records shall be kept on file by Lessee at its offices and shall be made available to Lessor, the Lenders and the Agent upon request.

  Section X.7 Prosecution of Awards. (a) If, during the continuance of any Event of Default, any Condemnation shall occur, Lessee shall give to Lessor and the Agent promptly, but in any event within thirty (30) days after the occurrence thereof, written notice of such occurrence and the date thereof, generally describing the nature and extent of such Condemnation. With respect to any Event of Taking or any Condemnation, Lessee shall control the negotiations with the relevant Governmental Authority as to any proceeding in respect of which Awards are required, under Section 10.6, to be assigned or released to Lessee, unless an Event of Default shall have occurred and be continuing, in which case (1) the Agent (or Lessor if the Loans have been fully paid) shall control such negotiations; and (2) Lessee hereby irrevocably assigns, transfers and sets over to Lessor all rights of Lessee to any Award made during the continuance of an Event of Default on account of any Event of Taking or any Condemnation and, if there will not be separate Awards to Lessor and Lessee on account of such Event of Taking or Condemnation, irrevocably authorizes and empowers the Agent (or Lessor if the Loans have been fully paid) during the continuance of an Event of Default, with full power of substitution, in the name of Lessee or otherwise (but without limiting the obligations of Lessee under this Article X), to file and prosecute what would otherwise be Lessee's claim for any such Award and to collect, receipt for and retain the same; provided, however, that in any event Lessor and the Agent may participate in such negotiations, and no settlement will be made without the prior consent of the Agent (or Lessor if the Loans have been fully paid), not to be unreasonably withheld.

    (b)	Notwithstanding the foregoing, Lessee may prosecute, and
Lessor shall have no interest in, any claim with respect to Lessee's personal property and equipment not financed by Lessor and Lessee's relocation expenses.

  Section X.8  Application of Certain Payments Not Relating to an
Event of Taking. In case of a requisition for temporary use of all or a portion of any Leased Property which is not an Event of Taking, this Lease shall remain in full force and effect with respect to such Leased Property, without any abatement or reduction of Basic Rent, and the Awards for such Leased Property shall, unless an Event of Default has occurred and is continuing, be paid to Lessee.

  Section X.9	Other Dispositions.  Notwithstanding the foregoing
provisions of this Article X, so long as an Event of Default shall have occurred and be continuing, any amount that would otherwise be payable to or for the account of, or that would otherwise be retained by, Lessee pursuant to this Article X shall be paid to the Agent (or Lessor if the Loans have been fully paid) as security for the obligations of Lessee under this Lease and, at such time thereafter as no Event of Default shall be continuing, such amount shall be paid promptly to Lessee to the extent not previously applied by Lessor or the Agent in accordance with the terms of this Lease or the other Operative Documents.

  Section X.10	No Rent Abatement.  Rent shall not abate
hereunder by reason of any Casualty, any Event of Loss, any Event of Taking or any Condemnation of any Leased Property, and Lessee shall continue to perform and fulfill all of Lessee's obligations, covenants and agreements hereunder notwithstanding such Casualty, Event of Loss, Event of Taking or Condemnation until the Lease Termination Date.


                             	ARTICLE XI.
                    	INTEREST CONVEYED TO LESSEE

  Lessor and Lessee intend that this Lease be treated, for accounting purposes, as an operating lease. For all other purposes, Lessee and Lessor intend that the transaction represented by this Lease be treated as a financing transaction; for such purposes, it is the intention of the parties hereto (i) that this Lease be treated as a mortgage or deed of trust (whichever is applicable in the jurisdictions in which the Leased Properties are located) and security agreement, encumbering the Leased Property, and that Lessee, as grantor, hereby grants to Lessor, as mortgagee or beneficiary and secured party, or any successor thereto, a first and paramount Lien on each Leased Property, (ii) that Lessor shall have, as a result of such determination, all of the rights, powers and remedies of a mortgagee, deed of trust beneficiary or secured party available under Applicable Law to take possession of and sell (whether by foreclosure or otherwise) any Leased Property, (iii) that the effective date of such mortgage, security deed or deed of trust shall be the effective date of this Lease, (iv) that the recording of this Lease or a Lease Supplement shall be deemed to be the recording of such mortgage, security deed or deed of trust, and (v) that the obligations secured by such mortgage, security deed or deed of trust shall include the Funded Amounts and all Basic Rent and Supplemental Rent hereunder and all other obligations of and amounts due from Lessee hereunder and under the Operative Documents.


                             	ARTICLE XII.
                          	EVENTS OF DEFAULT

  The following events shall constitute Events of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

  (a)	Lessee shall fail to make any payment of Basic Rent when due, and such failure shall continue for five (5) or more days;

  (b)	Lessee shall fail to make any payment of Rent (other than
Basic Rent) or any other amount payable hereunder or under any of the other Operative Documents (other than Basic Rent and other than as set forth in clause (c)), and such failure shall continue for a period of ten
(10) days;

  (c)	Lessee shall fail to pay the Funded Amount or Lease Balance
when due pursuant to Sections 10.1, 10.2, 14.1 or 14.2, or Lessee shall fail to pay the Recourse Deficiency Amount when required pursuant to
Article XIV or Lessee shall fail to make any payment when due under the Construction Agency Agreement;

  (d)	Lessee shall fail to maintain insurance as required by
Article VIII hereof, and such failure shall continue until the earlier of
(i) 15 days after written notice thereof from Lessor and (ii) the day immediately preceding the date on which any applicable insurance coverage would otherwise lapse or terminate;

  (e) 	(i) Any Consolidated Company shall fail to observe or perform any covenants or agreements (whether or not waived) contained in any agreements or instruments relating to any of its Indebtedness exceeding $2,500,000 individually or in the aggregate, or any other event shall occur if the effect of such failure or other event is to accelerate, or with notice or passage of time or both, to permit the holder of such Indebtedness or any other Person to accelerate, the maturity of such Indebtedness; or any such Indebtedness shall be required to be prepaid (other than by a regularly scheduled requirement prepayment) in whole or in part prior to its stated maturity; or (ii) any event or condition shall occur or exist which, pursuant to the terms of any Change in Control Provision, requires or permits the holder(s) of the Indebtedness subject to such Change in Control Provision to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated; or (iii) any Consolidated Company shall fail to make when due (whether at stated maturity, by acceleration, on demand or otherwise, and after giving effect to any applicable grace period) any payment of principal of or interest on any Indebtedness (other than the Obligations) exceeding $2,500,000 individually or in the aggregate;

  (f)	Lessee or any Material Subsidiary shall (i) apply for or
consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) be unable, or admit in writing inability, to pay its debts as they mature, (iii) make a general assignment for the benefit of creditors, (iv) be adjudicated a bankrupt or insolvent, (v) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, (vi) take corporate action for the purpose of effecting any of the foregoing, or (vii) have an order for relief entered against it in any proceeding under any bankruptcy law;

  (g)	An order, judgment or decree shall be entered, without the
application, approval or consent of Lessee, by any court of competent jurisdiction, approving a petition seeking reorganization of such entity or appointing a receiver, trustee or liquidator of such entity or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of 60 consecutive days;

  (h)	any representation or warranty by Lessee in any Operative
Document or in any certificate or document delivered to Lessor, the Agent or any Lender pursuant to any Operative Document shall have been incorrect in any material respect when made;

  (i)	Lessee shall repudiate or terminate the Guaranty Agreement,
or the Guaranty Agreement shall at any time cease to be in full force and effect or cease to be the legal, valid and binding obligation of Lessee;

  (j)	Lessee shall fail in any material respect to timely, perform or observe any covenant, condition or agreement (not included in clause
(a), (b), (c), (d), (e), (f), (g), (h) or (i) of this Article XII) to be performed or observed by it hereunder or under any other Operative Document and such failure shall continue for a period of 30 days after Lessee's receipt of written notice thereof from Lessor, the Agent or any Lender;

  (k)	A Plan of either a Consolidated Company or of any of its
ERISA Affiliates which is subject to Title IV of ERISA:

    (i)	shall fail to be funded in accordance with the minimum
funding standard required by applicable law, the terms of such Plan, Section 412 of the Tax Code or Section 302 of
ERISA for any plan year or a waiver of such standard is sought or granted with respect to such Plan under applicable law, the terms of such Plan or Section 412 of the Tax Code or
Section 303 of ERISA; or

    (ii)	is being, or has been, terminated or the subject of
termination proceedings under applicable law or the terms of such Plan; or

    (iii)	shall require a Consolidated Company to provide security
under applicable law, the terms of such Plan, Section 401 or 412 of the Tax Code or Section 306 or 307 of ERISA; or

    (iv)	results in a liability to a Consolidated Company under
applicable law, the terms of such Plan, or Title IV of ERISA;
and there shall result form any such failure, waiver, termination or other event described in clauses (i) through (iv) above a liability to the PBGC or a Plan that would have a Material Adverse Effect;

  (l)	Judgments or orders for the payment of money in excess of
$2,500,000 individually or in the aggregate or otherwise having a Material Adverse Effect shall be rendered against Lessee or any other Consolidated Company and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of 30 days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement or otherwise);

  (m)	Any person or group (within the meaning of Rule 13d-5 of the
Securities and Exchange Commission as in effect on the date hereof) shall become the owner, beneficially or of record, of shares representing more than thirty percent (30%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Lessee;

  (n)	Any party to the Sharing Agreements shall default with
respect to its covenants or obligations thereunder where such default results in a Material Adverse Effect; or

  (o)	An event of default occurs under the Lease Agreement, dated
as of May 30, 1997, between Lessor and Lessee.

                            	ARTICLE XIII.
                             	ENFORCEMENT

  Section XIII.1	Remedies.  Upon the occurrence and during the
continuance of any Event of Default, Lessor may do one or more of the following as Lessor in its sole discretion shall determine, without limiting any other right or remedy Lessor may have on account of such Event of Default (including, without limitation, the obligation of Lessee to purchase the Leased Properties as set forth in Section 14.3):

    (a)	Lessor may, by notice to Lessee, rescind or terminate this
Lease as of the date specified in such notice; however, (A) no reletting, reentry or taking of possession of any Leased Property by Lessor will be construed as an election on Lessor's part to terminate this Lease unless a written notice of such intention is given to Lessee, (B) notwithstanding any reletting, reentry or taking of possession, Lessor may at any time thereafter elect to terminate this Lease for a continuing Event of Default, and (C) no act or thing done by Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of any Leased Property shall be valid unless the same be made in writing and executed by Lessor;

    (b)	Lessor may (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Leased Properties promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Articles VI and XIV hereof as if the Leased Properties were being returned at the end of the Lease Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith and (ii) without prejudice to any other remedy which Lessor may have for possession of the Leased Properties, and to the extent and in the manner permitted by Applicable Law, enter upon any Leased Property and take immediate possession of (to the exclusion of Lessee) any Leased Property or any part thereof and expel or remove Lessee and any other person who may be occupying such Leased Property, by summary proceedings or otherwise, all without liability to Lessee for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor's other damages, Lessee shall be responsible for the actual and reasonable costs and expenses of reletting, including brokers' fees and the reasonable costs of any alterations or repairs made by Lessor;

    (c)	Lessor may (i) sell all or any part of any Leased Property at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by clause (ii) below if Lessor shall elect to exercise its rights thereunder) in which event Lessee's obligation to pay Basic Rent hereunder for periods commencing after the date of such sale shall be terminated or proportionately reduced, as the case may be; and
(ii) if Lessor shall so elect, demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor's actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount) (in lieu of Basic Rent due for periods commencing on or after the Payment Date coinciding with such date of sale (or, if the sale date is not a Payment Date, the Payment Date next preceding the date of such sale)), an amount equal to (a) the excess, if any, of (1) the sum of
(A) all Rent due and unpaid to and including such Payment Date and (B) the Funded Amounts with respect to such Leased Property, computed as of such date, over (2) the net proceeds of such sale (that is, after deducting all costs and expenses incurred by Lessor, the Agent or any Lender incident to such conveyance (including, without limitation, all costs, expenses, fees, premiums and taxes described in Section 14.5(b))); plus (b) interest at the Overdue Rate on the foregoing amount from such Payment Date until the date of payment;

    (d)	Lessor may, at its option, not terminate this Lease, and
continue to collect all Basic Rent, Supplemental Rent, and all other amounts (including, without limitation, the Funded Amount) due Lessor (together with all costs of collection) and enforce Lessee's obligations under this Lease as and when the same become due, or are to be performed, and at the option of Lessor, upon any abandonment of any Leased Property by Lessee or re-entry of same by Lessor, Lessor may, in its sole and absolute discretion, elect not to terminate this Lease with respect thereto and may make such reasonable alterations and necessary repairs in order to relet such Leased Property, and relet such Leased Property or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its reasonable discretion may deem advisable; and upon each such reletting all rentals actually received by Lessor from such reletting shall be applied to Lessee's obligations hereunder in such order, proportion and priority as Lessor may elect in Lessor's sole and absolute discretion; it being agreed that under no circumstances shall Lessee benefit from its default from any increase in market rents. If such rentals received from such reletting during any Rent Period are less than the Rent to be paid during that Rent Period by Lessee hereunder, Lessee shall pay any deficiency, as calculated by Lessor, to Lessor on the Payment Date for such Rent Period;

    (e)	If any Leased Property has not been sold, Lessor may, whether or not Lessor shall have exercised or shall thereafter at any time exercise any of its rights under paragraph (b), (c) or (d) of this
Article XIII with respect to such Leased Property, demand, by written notice to Lessee specifying a date (the "Final Rent Payment Date") not earlier than 30 days after the date of such notice, that Lessee purchase, on the Final Rent Payment Date, such Leased Property in accordance with the provisions of Sections 14.2, 14.4 and 14.5; provided, however, that
(1) such purchase shall occur on the date set forth in such notice, notwithstanding the provision in Section 14.2 calling for such purchase to occur on the Lease Termination Date; and (2) Lessor's obligations under Section 14.5(a) shall be limited to delivery of a special or limited warranty deed and quit claim bill of sale of such Leased Property, without recourse or warranty, but free and clear of Lessor Liens;

    (f)	Lessor may exercise any other right or remedy that may be
available to it under Applicable Law, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. Separate suits may be brought to collect any such damages for any Rent Period(s), and such suits shall not in any manner prejudice Lessor's right to collect any such damages for any subsequent Rent Period(s), or Lessor may defer any such suit until after the expiration of the Lease Term, in which event such suit shall be deemed not to have accrued until the expiration of the Lease Term; or

    (g)	Lessor may retain and apply against Lessor's damages all sums which Lessor would, absent such Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease.

  Section XIII.2 Remedies Cumulative; No Waiver; Consents. To the extent permitted by, and subject to the mandatory requirements of, Applicable Law, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. Lessor's consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor's consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Potential Event of Default or Event of Default. To the extent permitted by Applicable Law, Lessee hereby waives any rights now or hereafter conferred by statute or otherwise that may require Lessor to sell, lease or otherwise use any Leased Property or part thereof in mitigation of Lessor's damages upon the occurrence of an Event of Default or that may otherwise limit or modify any of Lessor's rights or remedies under this Article XIII.


                              	ARTICLE XIV.
            	SALE, RETURN OR PURCHASE OF LEASED PROPERTY; RENEWAL

  Section XIV.1 Lessee's Option to Purchase. (a) Subject to the terms, conditions and provisions set forth in this Article XIV, Lessee shall have the option (the "Purchase Option"), to be exercised as set forth below, to purchase from Lessor, Lessor's interest in all of the Leased Properties; provided that, except as set forth in paragraph (b) below, such option must be exercised with respect to all, but not less than all, of the Leased Properties. Such option must be exercised by written notice to Lessor not later than twelve months prior to the Lease Termination Date which notice shall be irrevocable; such notice shall specify the date that such purchase shall take place, which date shall be a Rent Payment Date occurring not less than thirty (30) days after such notice or the Lease Termination Date (whichever is earlier). If the Purchase Option is exercised pursuant to the foregoing, then, subject to the provisions set forth in this Article XIV, on the applicable purchase date or the Lease Termination Date, as the case may be, Lessor shall convey to Lessee, without recourse or warranty (other than as to the absence of Lessor Liens) and Lessee shall purchase from Lessor, Lessor's interest in the Leased Properties.

    (b)	Subject to the terms, conditions and provisions set forth in this Article XIV, Lessee shall have the option (the "Partial Purchase Option"), to be exercised as set forth below, to purchase from Lessor Lessor's interest in any Leased Property; provided that such option may be exercised only if, after giving effect thereto, there are at least 15 Leased Properties subject to this Lease, unless it is exercised with respect to all Leased Properties as set forth in paragraph (a) above. Such option must be exercised by written notice to Lessor not later than twelve months prior to the Lease Termination Date, which notice shall be irrevocable; such notice shall specify the Leased Property to be purchased and the date that such purchase shall take place, which date shall be a Rent Payment Date occurring not less than thirty (30) days after such notice or the Lease Termination Date (whichever is earlier). If a Partial Purchase Option is exercised pursuant to the foregoing, subject to the provisions set forth in this Article XIV, on the applicable purchase date or the Lease Termination Date, as the case may be, Lessor shall convey to Lessee, without recourse or warranty (other than as to the absence of Lessor Liens) and Lessee shall purchase from Lessor, Lessor's interest in the Leased Property that is the subject of such Partial Purchase Option.

  Section XIV.2 Conveyance to Lessee. Unless (a) Lessee shall have properly exercised the Purchase Option and purchased the Leased Properties pursuant to Section 14.1(a) hereof, or (b) Lessee shall have properly exercised the Remarketing Option or the Surrender Option and shall have fulfilled all of the conditions of Section 14.6 hereof, then, subject to the terms, conditions and provisions set forth in this Article XIV, Lessee shall purchase from Lessor, and Lessor shall convey to Lessee, on the Lease Termination Date all of Lessor's interest in the Leased Properties. Lessee may designate, in a notice given to Lessor not less than ten (10) Business Days prior to the closing of such purchase (time being of the essence), the transferee to whom the conveyance shall be made (if other than to Lessee), in which case such conveyance shall (subject to the terms and conditions set forth herein) be made to such designee; provided, however, that such designation of a transferee shall not cause Lessee to be released, fully or partially, from any of its obligations under this Lease.

  Section XIV.3 Acceleration of Purchase Obligation. Lessee shall be obligated to purchase Lessor's interest in the Leased Properties immediately, automatically and without notice upon the occurrence of any Event of Default specified in clause (f) or (g) of Article XII, for the purchase price set forth in Section 14.4. Upon the occurrence and during the continuance of any other Event of Default, Lessee shall be obligated to purchase Lessor's interest in the Leased Properties for the purchase price set forth in Section 14.4 upon notice of such obligation from Lessor.

  Section XIV.4 Determination of Purchase Price. Upon the purchase by Lessee of Lessor's interest in the Leased Properties upon the exercise of the Purchase Option or pursuant to Section 14.2 or 14.3, the aggregate purchase price for all of the Leased Properties shall be an amount equal to the Lease Balance as of the closing date for such purchase, plus any amount due pursuant to Section 7.5(f) of the Master Agreement as a result of such purchase. Upon the purchase by Lessee of Lessor's interest in a Leased Property upon the exercise of a Partial Purchase Option, the purchase price for such Leased Property shall be an amount equal to the Leased Property Balance for such Leased Property as of the closing date for such purchase, plus any amount due pursuant to Section 7.5(f) of the Master Agreement as a result of such purchase.

  Section XIV.5 Purchase Procedure. (a) If Lessee shall purchase Lessor's interest in a Leased Property pursuant to any provision of this Lease, (i) Lessee shall accept from Lessor and Lessor shall convey such Leased Property by a duly executed and acknowledged special or limited warranty deed and quit claim bill of sale of such Leased Property in recordable form, (ii) upon the date fixed for any purchase of Lessor's interest in Leased Property hereunder, Lessee shall pay to the order of the Agent (or Lessor if the Loans have been paid in full) the Lease Balance or Leased Property Balance, as applicable, plus any amount due pursuant to Section 7.5(f) of the Master Agreement as a result of such purchase by wire transfer of immediately available funds, and (iii) Lessor will execute and deliver to Lessee such other documents, including releases, termination agreements and termination statements, as may be legally required or as may be reasonably requested by Lessee in order to effect such conveyance, free and clear of Lessor Liens and the Liens of the Operative Documents.

    (b) Lessee shall, at Lessee's sole cost and expense, obtain all required governmental and regulatory approval and consents and in connection therewith shall make such filings as required by Applicable Law; in the event that Lessor is required by Applicable Law to take any action in connection with such purchase and sale, Lessee shall pay all costs incurred by Lessor in connection therewith. In addition, all costs incident to such conveyance, including, without limitation, Lessee's attorneys' fees, Lessor's attorneys' fees, commissions, Lessee's and Lessor's escrow fees, recording fees, title insurance premiums and all applicable documentary transfer or other transfer taxes and other taxes required to be paid in order to record the transfer documents that might be imposed by reason of such conveyance and the delivery of such deed shall be borne entirely by and paid by Lessee.

    (c) Upon expiration or termination of this Lease resulting in conveyance of Lessor's interest in the title to the Leased Properties to Lessee, there shall be no apportionment of rents (including, without limitation, water rents and sewer rents), taxes, insurance, utility charges or other charges payable with respect to the Leased Properties, all of such rents, taxes, insurance, utility or other charges due and payable with respect to the Leased Properties prior to termination being payable by Lessee hereunder and all due after such time being payable by Lessee as the then owner of the Leased Properties.

  Section XIV.6 Option to Remarket Subject to the fulfillment of each of the conditions set forth in this Section 14.6, Lessee shall have the option to market all of, but not less than all of, the Leased
Properties for Lessor (the "Remarketing Option").

  Lessee's effective exercise and consummation of the Remarketing
Option shall be subject to the due and timely fulfillment of each of the following provisions, the failure of any of which, unless waived in writing by Lessor and the Lenders, shall render the Remarketing Option and Lessee's exercise thereof null and void, in which event, Lessee shall be obligated to perform its obligations under Section 14.2.

    (a)	Not later than twelve months prior to the Lease
Termination Date, Lessee shall give to Lessor and the Agent written notice of Lessee's exercise of the Remarketing Option, which exercise shall be irrevocable.

    (b) Not later than ten (10) Business Days prior to the Lease Termination Date, Lessee shall deliver to Lessor and the Agent an environmental assessment of each Leased Property dated not later than forty-five (45) days prior to the Lease Termination Date.
Such environmental assessment shall be prepared by an environmental consultant selected by the Required Funding Parties, shall be in form, detail and substance reasonably satisfactory to the Required Funding Parties, and shall otherwise indicate the environmental condition of each Leased Property to be the same as described in the related Environmental Audit.

    (c) 	On the date of Lessee's notice to Lessor and the Agent
of Lessee's exercise of the Remarketing Option each of the Construction Conditions shall have been timely satisfied and no Event of Default or Potential Event of Default shall exist, and thereafter, no Event of Default or Potential Event of Default shall exist under this Lease.

    (d) 	Lessee shall have completed all Alterations,
restoration and rebuilding of the Leased Properties pursuant to Sections 6.1, 6.2, 10.3 and 10.4 (as the case may be) and shall have fulfilled all of the conditions and requirements in connection therewith pursuant to said Sections, in each case by the date on which Lessor and the Agent receive Lessee's notice of Lessee's exercise of the Remarketing Option (time being of the essence), regardless of whether the same shall be within Lessee's control.

    (e)	Lessee shall promptly provide any maintenance records
relating to each Leased Property to Lessor, the Agent and any potential purchaser upon request, and shall otherwise do all things necessary to deliver possession of such Leased Property to the potential purchaser. Lessee shall allow Lessor, the Agent and any potential purchaser access to any Leased Property for the purpose of inspecting the same.

    (f)	On the Lease Termination Date, Lessee shall surrender
the Leased Properties in accordance with Section 14.8 hereof.

    (g) 	In connection with any such sale of the Leased
Properties, Lessee will provide to the purchaser all customary "seller's" indemnities, representations and warranties regarding title, absence of Liens (except Lessor Liens) and the condition of the Leased Properties, including, without limitation, an environmental indemnity. Lessee shall fulfill all of the requirements set forth in clause (b) of Section 14.5, and such requirements are incorporated herein by reference. As to Lessor, any such sale shall be made on an "as is, with all faults" basis without representation or warranty by Lessor, other than the absence of Lessor Liens.

    (h)	In connection with any such sale of Leased Properties,
Lessee shall pay directly, and not from the sale proceeds, all prorations, credits, costs and expenses of the sale of the Leased Properties, whether incurred by Lessor, any Lender, the Agent or Lessee, including without limitation, the cost of all title insurance, surveys, environmental reports, appraisals, transfer taxes, Lessor's and the Agent's attorneys' fees, Lessee's attorneys' fees, commissions, escrow fees, recording fees, and all applicable documentary and other transfer taxes.

    (i)	Lessee shall pay to the Agent on the Lease Termination
Date (or to such other Person as Agent shall notify Lessee in writing, or in the case of Supplemental Rent, to the Person entitled thereto) an amount equal to the Recourse Deficiency Amount, plus all accrued and unpaid Basic Rent and Supplemental Rent, and all other amounts hereunder which have accrued prior to or as of such date, in the type of funds specified in Section 3.3 hereof.

  If Lessee has exercised the Remarketing Option, the following additional provisions shall apply: During the period commencing on the date twelve months prior to the scheduled expiration of the Lease Term, Lessee shall, as nonexclusive agent for Lessor, use commercially reasonable efforts to sell Lessor's interest in the Leased Properties and will attempt to obtain the highest purchase price therefor. All such marketing of the Leased Properties shall be at Lessee's sole expense. Lessee shall submit all bids to Lessor and the Agent and Lessor and the Agent will have the right to review the same and the right to submit any one or more bids.
All bids shall be on an all-cash basis. In no event shall such bidder be Lessee or any Subsidiary or Affiliate of Lessee. The written offer must specify the Lease Termination Date as the closing date. If, and only if, the selling price (net of closing costs and prorations, as reasonably estimated by the Agent) is less than the difference between the Lease Balance at such time minus the Recourse Deficiency Amount, then Lessor or the Agent may, in its sole and absolute discretion, by notice to Lessee, reject such offer to purchase, in which event the parties will proceed according to the provisions of Section 14.7 hereof. If neither Lessor nor the Agent rejects such purchase offer as provided above, the closing of such purchase of the Leased Properties by such purchaser shall occur on the Lease Termination Date, contemporaneously with Lessee's surrender of the Leased Properties in accordance with Section 14.8 hereof, and the gross proceeds of the sale (i.e., without deduction for any marketing, closing or other costs, prorations or commissions) shall be paid directly to the Agent (or Lessor if the Funded Amounts have been fully paid); provided, however, that if the sum of the gross proceeds from such sale plus the Recourse Deficiency Amount paid by Lessee on the Lease Termination Date pursuant to Section 14.6(i), minus any and all costs and expenses (including broker fees, appraisal costs, legal fees and transfer taxes) incurred by the Agent or Lessor in connection with the marketing of the Leased Properties or the sale thereof exceeds the Lease Balance as of such date, then the excess shall be paid to Lessee on the Lease Termination Date. Lessee shall have no right, power or authority to bind Lessor in connection with any proposed sale of the Leased Properties.

  Section XIV.7  Rejection of Sale.  Notwithstanding anything contained herein to the contrary, if Lessor or the Agent rejects the purchase offer for the Leased Properties as provided in Section 14.6, then (a) Lessee shall pay to the Agent the Recourse Deficiency Amount pursuant to Section 14.6(i), (b) Lessor shall retain title to the Leased Properties, and (c) in addition to Lessee's other obligations hereunder, Lessee will reimburse Lessor and the Agent, within ten (10) Business Days after written request, for all reasonable costs and expenses incurred by Lessor or Agent during the period ending on the first anniversary of the Lease Termination Date in connection with the marketing, sale, closing or transfer of the Leased Properties, which obligation shall survive the Lease Termination Date and the termination or expiration of this Lease.
Section XIV.8	Return of Leased Property.  If Lessor retains
title to any Leased Property pursuant to Section 14.7 hereof, then Lessee shall, on the Lease Termination Date, and at its own expense, return possession of such Leased Property to Lessor for retention by Lessor or, if Lessee properly exercises the Remarketing Option and fulfills all of the conditions of Section 14.6 hereof and neither Lessor nor the Agent rejects such purchase offer pursuant to Section 14.6, then Lessee shall, on such Lease Termination Date, and at its own cost, transfer possession of the Leased Property to the independent purchaser thereof, in each case by surrendering the same into the possession of Lessor or such purchaser, as the case may be, free and clear of all Liens other than Lessor Liens, in as good condition as it was on the Completion Date (as modified by Alterations permitted by this Lease), ordinary wear and tear excepted, and in compliance in all material respects with Applicable Law. Lessee shall, on and within a reasonable time before and after the Lease Termination Date, cooperate with Lessor and the independent purchaser of such Leased Property in order to facilitate the ownership and operation by such purchaser of such Leased Property after the Lease Termination Date, which cooperation shall include the following, all of which Lessee shall do on or before the Lease Termination Date or as soon thereafter as is reasonably practicable: providing all books and records regarding the maintenance and ownership of such Leased Property and all know-how, data and technical information relating thereto, providing a copy of the Plans and Specifications, granting or assigning all licenses (to the extent assignable) necessary for the operation and maintenance of such Leased Property, and cooperating in seeking and obtaining all necessary Governmental Action. Lessee shall have also paid the cost of all Alterations commenced prior to the Lease Termination Date. The obligations of Lessee under this Article XIV shall survive the expiration or termination of this Lease.

  Section XIV.9	Renewal.  Subject to the conditions set forth
herein, Lessee may, by written notice to Lessor and the Agent given not later than twelve months and not earlier than sixteen months, prior to the Lease Termination Date, renew this Lease, for up to five years commencing on the date following the Lease Termination Date. No later than the date that is 45 days after the date the request to renew has been delivered to each of Lessor and the Agent, the Agent will notify Lessee whether or not Lessor and the Lenders consent to such renewal request (which consent, in the case of Lessor and the Lenders, may be granted or denied in their sole discretion, and may be conditioned on such conditions precedent as may be specified by Lessor and the Lenders). If the Agent fails to respond within such time frame, such failure shall be deemed to be a rejection of such request. If the Agent notifies Lessee of Lessor's and the Lenders' consent to such renewal, such renewal shall be effective.


                              	ARTICLE XV.
                          	LESSEE'S EQUIPMENT

  After any repossession of any Leased Property (whether or not this Lease has been terminated), Lessee, at its expense and so long as such removal of such trade fixture, personal property or equipment shall not result in a violation of Applicable Law, shall, within a reasonable time after such repossession or within sixty (60) days after Lessee's receipt of Lessor's written request (whichever shall first occur), remove all of Lessee's trade fixtures, personal property and equipment from such Leased Property (to the extent that the same can be readily removed from such Leased Property without causing material damage to such Leased Property); provided, however, that Lessee shall not remove any such trade fixtures, personal property or equipment that (i) has been financed by Lessor under the Operative Documents or otherwise constituting Leased Property (or that constitutes a replacement of such property) or (ii) with respect to which Lessor notifies Lessee that it is exercising the purchase option with respect thereto, which purchase option Lessee hereby grants to Lessor (in which case, Lessor shall pay to Lessee the fair market value of such trade fixture, personal property or equipment on such date of repossession (as determined by mutual agreement of Lessor and Lessee or, if no mutual agreement is promptly achieved, by an appraiser reasonably acceptable to Lessor and Lessee) and Lessee shall execute and deliver a bill of sale therefor to Lessor), provided that the purchase option set forth in this clause (ii) shall not apply to Lessee's inventory or to any personal property of Lessee not used or useful in connection with the Leased Property. Any of Lessee's trade fixtures, personal property and equipment not so removed by Lessee within such period shall be considered abandoned by Lessee, and title thereto shall without further act vest in Lessor, and may be appropriated, sold, destroyed or otherwise disposed of by Lessor without notice to Lessee and without obligation to account therefor and Lessee will pay Lessor, upon written demand, all reasonable costs and expenses incurred by Lessor in removing, storing or disposing of the same and all costs and expenses incurred by Lessor to repair any damage to such Leased Property caused by such removal. Lessee will immediately repair at its expense all damage to such Leased Property caused by any such removal (unless such removal is effected by Lessor, in which event Lessee shall pay all reasonable costs and expenses incurred by Lessor for such repairs). Lessor shall have no liability in exercising Lessor's rights under this Article XV except as set forth in clause (ii) of the first sentence hereof, nor shall Lessor be responsible for any loss of or damage to Lessee's personal property and equipment.


                             	ARTICLE XVI.
                     	RIGHT TO PERFORM FOR LESSEE

  If Lessee shall fail to perform or comply with any of its agreements contained herein, Lessor, upon notice to Lessee, may perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and the amount of such payment and the amount of the expenses of Lessor (including actual and reasonable attorneys' fees and expenses) incurred in connection with such payment or the performance of or compliance with such agreement, as the case may be, shall be deemed Supplemental Rent, payable by Lessee to Lessor within thirty (30) days after written demand therefor.


                             	ARTICLE XVII.
                             	MISCELLANEOUS

  Section XVII.1  Reports.  To the extent required under Applicable
Law and to the extent it is reasonably practical for Lessee to do so, Lessee shall prepare and file in timely fashion, or, where such filing is required to be made by Lessor or it is otherwise not reasonably practical for Lessee to make such filing, Lessee shall prepare and deliver to Lessor (with a copy to the Agent) within a reasonable time prior to the date for filing and Lessor shall file, any material reports with respect to the condition or operation of such Leased Property that shall be required to be filed with any Governmental Authority.

  Section XVII.2	Binding Effect; Successors and Assigns; Survival.
The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer any Leased Property or any interest therein in accordance with the provisions of the Operative Documents), and inure to the benefit of their respective permitted successors and assigns, and the rights hereunder of the Agent and the Lenders shall inure (subject to such conditions as are contained herein) to the benefit of their respective permitted successors and assigns. Lessee hereby acknowledges that Lessor has assigned all of its right, title and interest to, in and under this Lease to the Agent and the Lenders, and that all of Lessor's rights hereunder may be exercised by the Agent.

  Section XVII.3	Quiet Enjoyment.  Lessor covenants that it will
not interfere in Lessee's or any of its permitted sublessees' quiet enjoyment of the Leased Properties in accordance with this Lease during the Lease Term, so long as no Event of Default has occurred and is continuing. Such right of quiet enjoyment is independent of, and shall not affect, Lessor's rights otherwise to initiate legal action to enforce the obligations of Lessee under this Lease.

  Section XVII.4	Notices.  Unless otherwise specified herein, all
notices, offers, acceptances, rejections, consents, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given as set forth in Section
8.2 of the Master Agreement. All such notices, offers, acceptances, rejections, consents, requests, demands or other communications shall be addressed as follows or to such other address as any of the parties hereto may designate by written notice:

  If to Lessor:   Atlantic Financial Group, Ltd.
                  2311 Cedar Springs Road, Suite 150
                  Dallas, Texas 75201
                  Attn:  Stephen Brookshire

  If to Lessee:   Ruby Tuesday, Inc.
                  P.O. Box 160266
                  Mobile, Alabama 36625
                  Attn:  J. Russell Mothershed

                  Ruby Tuesday, Inc.
                  4721 Morrison Drive
                  Mobile, Alabama  36609-3350
                  Attn:  J. Russell Mothershed

  with a copy to:	General Counsel at same address


  If to Agent:   SunTrust Bank, Atlanta
                 303 Peachtree Street, 2nd Floor
                 MC1921
                 Atlanta, Georgia  30308
                 Attn:  Center 120/Corporate
                 Banking South

  If to a Lender, to the address provided in the Master Agreement.

  Section XVII.5	Severability.  Any provision of this Lease that
shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and Lessee shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by Applicable Law, Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

  Section XVII.6	Amendment; Complete Agreements.  Neither this
Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, except by an instrument in writing signed by Lessor and Lessee in accordance with the provisions of
Section 8.4 of the Master Agreement. This Lease, together with the other Operative Documents, is intended by the parties as a final expression of their lease agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein and therein. No course of prior dealings between the parties or their officers, employees, agents or Affiliates shall be relevant or admissible to supplement, explain, or vary any of the terms of this Lease or any other Operative Document. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties or their Affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease or any other Operative Document. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth in the Operative Documents.

  Section XVII.7	Construction.  This Lease shall not be construed
more strictly against any one party, it being recognized that both of the parties hereto have contributed substantially and materially to the preparation and negotiation of this Lease.

  Section XVII.8	Headings.  The Table of Contents and headings of
the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

  Section XVII.9	Counterparts.  This Lease may be executed by the
parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

  Section XVII.10	GOVERNING LAW.  THIS LEASE SHALL IN ALL RESPECTS
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, EXCEPT AS TO MATTERS RELATING TO THE CREATION OF THE LEASEHOLD ESTATES HEREUNDER, AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATES IN WHICH SUCH ESTATES ARE LOCATED.

  Section XVII.11	Discharge of Lessee's Obligations by its
Affiliates. Lessor agrees that performance of any of Lessee's obligations hereunder by one or more of Lessee's Affiliates or one or more of Lessee's sublessees of the Leased Properties or any part thereof shall constitute performance by Lessee of such obligations to the same extent and with the same effect hereunder as if such obligations were performed by Lessee, but no such performance shall excuse Lessee from any obligation not performed by it or on its behalf under the Operative Documents.

  Section XVII.12	Liability of Lessor Limited.  Except as otherwise
expressly provided below in this Section 17.12, it is expressly understood and agreed by and between Lessee, Lessor and their respective successors and assigns that nothing herein contained shall be construed as creating any liability of Lessor or any of its Affiliates or any of their respective officers, directors, employees or agents, individually or personally, to perform any covenant, either express or implied, contained herein, all such liability (other than that resulting from Lessor's gross negligence or willful misconduct, except to the extent imputed to Lessor by virtue of Lessee's action or failure to act), if any, being expressly waived by Lessee and by each and every Person now or hereafter claiming by, through or under Lessee, and that, so far as Lessor or any of its Affiliates or any of their respective officers, directors, employees or agents, individually or personally, is concerned, Lessee and any Person claiming by, through or under Lessee shall look solely to the right, title and interest of Lessor in the Leased Properties and any proceeds from Lessor's sale or encumbrance thereof (provided, however, that Lessee shall not be entitled to any double recovery) for the performance of any obligation under this Lease and under the Operative Documents and the satisfaction of any liability arising therefrom (other than that resulting from Lessor's gross negligence or willful misconduct, except to the extent imputed to Lessor by virtue of Lessee's action or failure to act).

  Section XVII.13	Estoppel Certificates.  Each party hereto agrees
that at any time and from time to time during the Lease Term, it will promptly, but in no event later than thirty (30) days after request by the other party hereto, execute, acknowledge and deliver to such other party or to any prospective purchaser (if such prospective purchaser has signed a commitment or letter of intent to purchase any Leased Property or any part thereof or any Note or Lease Participation), assignee or mortgagee or third party designated by such other party, a certificate stating (a) that this Lease is unmodified and in force and effect (or if there have been modifications, that this Lease is in force and effect as modified, and identifying the modification agreements); (b) the date to which Basic Rent has been paid; (c) whether or not there is any existing default by Lessee in the payment of Basic Rent or any other sum of money hereunder, and whether or not there is any other existing default by either party with respect to which a notice of default has been served, and, if there is any such default, specifying the nature and extent thereof; (d) whether or not, to the knowledge of the signer after due inquiry and investigation, there are any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate and
(e) other items that may be reasonably requested; provided that no such certificate may be requested unless the requesting party has a good faith reason for such request.

  Section XVII.14 No Joint Venture. Any intention to create a joint venture, partnership or other fiduciary relationship between Lessor and Lessee is hereby expressly disclaimed.

  Section XVII.15 No Accord and Satisfaction. The acceptance by Lessor of any sums from Lessee (whether as Basic Rent or otherwise) in amounts which are less than the amounts due and payable by Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction of any dispute between Lessor and Lessee regarding sums due and payable by Lessee hereunder, unless Lessor specifically deems it as such in writing.

  Section XVII.16 No Merger. In no event shall the leasehold interests, estates or rights of Lessee hereunder, or of the holder of any Notes secured by a security interest in this Lease, merge with any interests, estates or rights of Lessor in or to the Leased Properties, it being understood that such leasehold interests, estates and rights of Lessee hereunder, and of the holder of any Notes secured by a security interest in this Lease, shall be deemed to be separate and distinct from Lessor's interests, estates and rights in or to the Leased Properties, notwithstanding that any such interests, estates or rights shall at any time or times be held by or vested in the same person, corporation or other entity.

  Section XVII.17 Survival. The obligations of Lessee to be performed under this Lease prior to the Lease Termination Date and the obligations of Lessee pursuant to Article III, Articles X, XI, XIII, Sections 14.2, 14.3, 14.4, 14.5, 14.8, Articles XIV, XV, and XVI, and Sections 17.10 and 17.12 shall survive the expiration or termination of this Lease. The extension of any applicable statute of limitations by Lessor, Lessee, the Agent or any Indemnitee shall not affect such survival.

  Section XVII.18 Chattel Paper. To the extent that this Lease constitutes chattel paper (as such term is defined in the Uniform Commercial Code in any applicable jurisdiction), no security interest in this Lease may be created through the transfer or possession of any counterpart other than the sole original counterpart, which shall be identified as the original counterpart by the receipt of the Agent.

  Section XVII.19 Time of Essence. Time is of the essence of this Lease.

  Section XVII.20 Recordation of Lease. Lessee will, at its expense, cause this Lease or a memorandum of lease in form and substance reasonably satisfactory to Lessor and Lessee (if permitted by Applicable
Law) to be recorded in the proper office or offices in the States and the municipalities in which the Land is located.

  Section XVII.21 Investment of Security Funds. Any amounts not payable to Lessee pursuant to any provision of Article VIII, X or XIV or this Section 17.21 solely because an Event of Default shall have occurred and be continuing shall be held by the Agent (or Lessor if the Loans have been fully paid) as security for the obligations of Lessee under this Lease and the Master Agreement. At such time as no Event of Default shall be continuing, such amounts, net of any amounts previously applied to Lessee's obligations hereunder or under the Master Agreement, shall be paid to Lessee. Any such amounts which are held by the Agent (or Lessor if the Loans have been fully paid) pending payment to Lessee shall until paid to Lessee, as provided hereunder or, as long as the Loan Agreement is in effect, until applied against Lessee's obligations herein and under the Master Agreement and distributed as provided in the Loan Agreement or herein (after the Loan Agreement is no longer in effect) in connection with any exercise of remedies hereunder, be invested by the Agent or Lessor, as the case may be as directed from time to time in writing by Lessee (provided, however, if an Event of Default has occurred and is continuing it will be directed by the Agent or, if the Loans have been fully paid, Lessor) and at the expense and risk of Lessee, in Permitted Investments. Any gain (including interest received) realized as the result of any such investment (net of any fees, commissions and other expenses, if any, incurred in connection with such investment) shall be applied in the same manner as the principal invested.

  Section XVII.22 Ground Leases. Lessee will, at its expense, timely perform all of the obligations of Lessor, in its capacity as ground lessee, under each Ground Lease and, if requested by Lessor shall provide satisfactory evidence to Lessor of such performance.

  Section XVII.23 Land and Building. If the cost of the Land related to any Leased Property exceeds 25% of the projected Leased Property Balance for such Leased Property, the Land and the Building related to such Leased Property shall be leased under separate Lease Supplements. If any Building and the Land on which such Building is located are subject to separate Lease Supplements, at any time that Lessee exercises an option to purchase such Building or such Land, or to renew this Lease with respect to such Building or such Land, or is obligated to purchase such Building or such Land as a result of an Event of Loss, an Event of Taking or an Event of Default, such purchase or renewal shall be made simultaneously with respect to all of such Building and such Land.


                      	[Signature page follows]

  IN WITNESS WHEREOF, the undersigned have each caused this Lease
Agreement to be duly executed and delivered and attested by their respective officers thereunto duly authorized as of the day and year first above written.



RUBY TUESDAY, INC.
as Lessee


By____________________________
Name:
Title:





ATLANTIC FINANCIAL GROUP, LTD.,
as Lessor

By:  Atlantic Financial Managers,
Inc., its General Partner



By____________________________
  Name:
  Title:






Receipt of this original counterpart of the foregoing Lease is hereby acknowledged as of the date thereof.

SUNTRUST BANK, ATLANTA, as the Agent


By____________________________
Name:
Title:


By____________________________
Name:
Title:

Recording requested by	                                   EXHIBIT A TO
and when recorded mail to:	                                THE LEASE

____________________________
____________________________
____________________________
____________________________





- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

               	LEASE SUPPLEMENT NO. __ AND MEMORANDUM OF LEASE

  THIS LEASE SUPPLEMENT NO. __ (this "Lease Supplement") dated as of
[                ], between ATLANTIC FINANCIAL GROUP, LTD., as the lessor (the
"Lessor"), and RUBY TUESDAY, INC., a Georgia corporation, as lessee (the "Lessee").

  WHEREAS Lessor is the owner of the Land described on Schedule I hereto and wishes to lease the Land together with any Building and other improvements thereon or which thereafter may be constructed thereon pursuant to the Lease to Lessee;

  NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  SECTION 1. Definitions; Interpretation. For purposes of this Lease Supplement, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in Appendix A to the Lease Agreement, dated as of June 3, 1999, between Lessee and Lessor; and the rules of interpretation set forth in Appendix A to the Lease shall apply to this Lease Supplement.

  SECTION 2. The Properties. Attached hereto as Schedule I is the description of certain Land (the "Subject Property"). Effective upon the execution and delivery of this Lease Supplement by Lessor and Lessee, such Land, together with any Building and other improvements thereon or which thereafter may be constructed thereon pursuant to the Lease shall be subject to the terms and provisions of the Lease and Lessor hereby grants, conveys, transfers and assigns to Lessee those interests, rights, titles, estates, powers and privileges provided for in the Lease with respect to the Subject Property.

  SECTION 3. Amendments to Lease with Respect to Subject Property. Effective upon the execution and delivery of this Lease Supplement by Lessor and Lessee, the following terms and provisions shall apply to the Lease with respect to the Subject Property:

                 	[Insert Applicable Sections per Local Law as contemplated by the Master Agreement]

  SECTION 4. Ratification; Incorporation. Except as specifically modified hereby, the terms and provisions of the Lease are hereby ratified and confirmed and remain in full force and effect. The terms of the Lease (as amended by this Lease Supplement) are by this reference incorporated herein and made a part hereof.

  SECTION 5. Original Lease Supplement. The single executed original of this Lease Supplement marked "THIS COUNTERPART IS THE ORIGINAL EXECUTED COUNTERPART" on the signature page thereof and containing the receipt of the Agent therefor on or following the signature page thereof shall be the original executed counterpart of this Lease Supplement (the "Original Executed Counterpart"). To the extent that this Lease Supplement constitutes chattel paper, as such term is defined in the Uniform Commercial Code as in effect in any applicable jurisdiction, no security interest in this Lease Supplement may be created through the transfer or possession of any counterpart other than the Original Executed Counterpart.

  SECTION 6.  GOVERNING LAW.  THIS LEASE SUPPLEMENT SHALL BE GOVERNED BY
AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF GEORGIA, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES OF SUCH STATE, EXCEPT AS TO MATTERS RELATING TO THE CREATION OF THE LEASEHOLD ESTATE HEREUNDER, AND THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT THERETO, WHICH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE IN WHICH SUCH ESTATE IS LOCATED.

  SECTION 7. Counterpart Execution. This Lease Supplement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, all such counterparts together constituting but one and the same instrument.




  IN WITNESS WHEREOF, each of the parties hereto has caused this Lease Supplement to be duly executed by an officer thereunto duly authorized as of the date and year first above written.

ATLANTIC FINANCIAL GROUP, LTD.,
 as the Lessor

By: Atlantic Financial Managers,
  Inc., its General Partner


By____________________________
Name:
Title:



RUBY TUESDAY, INC., as the Lessee


By____________________________
Name:
Title:




STATE OF _________________	)
                           )  ss.:
COUNTY OF ________________	)


  The foregoing Lease Supplement was acknowledged before me, the undersigned Notary Public, in the County of ______________, ____ ____, this _____ day of __________, _______________, by _____________________, as
____________________ of Atlantic Financial Group, Ltd., on behalf of such partnership.



[Notarial Seal]			              	___________________________
                                 Notary Public


My commission expires:  _____________





STATE OF _________________	)
                           )  ss.:
COUNTY OF ________________	)


  The foregoing Lease Supplement was acknowledged before me, the undersigned Notary Public, in the County of ______________, ___ ____, this _____ day of __________, __________, by ___________, as _____________, of Ruby
Tuesday, Inc., a Georgia corporation, on behalf of the corporation.


[Notarial Seal]			            	______________________________
                               Notary Public


My commission expires:  ______________

Receipt of this original counterpart of the foregoing Lease Supplement is hereby acknowledged as of the date hereof.

SUNTRUST BANK, ATLANTA, as the Agent



By___________________________
  Name:
  Title:



By___________________________
  Name:
  Title:








                                	LOAN AGREEMENT


                          	Dated as of June 3, 1999


                                     	among



                       	ATLANTIC FINANCIAL GROUP, LTD.
                          	as Lessor and Borrower,


                  	the financial institutions party hereto,

                                   	as Lenders


                                      	and


                             	SUNTRUST BANK, ATLANTA,
	                                    as Agent









                               	TABLE OF CONTENTS

                                                                    	Page

SECTION 1 DEFINITIONS; INTERPRETATION                                   1

SECTION 2	AMOUNT AND TERMS OF COMMITMENTS; REPAYMENT AND PREPAYMENT
          OF LOANS                                                      2
  SECTION 2.1	Commitment                                                2
  SECTION 2.2	Notes                                                     2
  SECTION 2.3	Scheduled Principal Repayment                             3
  SECTION 2.4	Interest                                                  3
  SECTION 2.5	Allocation of Loans to Leased Properties                  3
  SECTION 2.6	Prepayment                                                4

SECTION 3	RECEIPT, DISTRIBUTION AND APPLICATION OF CERTAIN PAYMENTS
          IN RESPECT OF LEASE AND LEASED PROPERTY                       4
  SECTION 3.1	Distribution and Application of Rent Payments             4
  SECTION 3.2	Distribution and Application of Purchase
              Payment                                                   4
  SECTION 3.3	Distribution and Application to Funding Party
              Balances of Lessee Payment of Recourse
              Deficiency Amount Upon Exercise of
              Remarketing Option                                        5
  SECTION 3.4	Distribution and Application to Funding Party
              Balance of Remarketing Proceeds of
              Leased Property                                           5
  SECTION 3.5	Distribution and Application of Payments
              Received When an Event of Default
              Exists or Has Ceased to Exist Following
              Rejection of a Lease                                      6
  SECTION 3.6	Distribution of Other Payments                            8
  SECTION 3.7	Timing of Agent Distributions                             8

SECTION 4	THE LESSOR; EXERCISE OF REMEDIES UNDER LEASE AND GUARANTY     9
  SECTION 4.1	Covenant of Lessor                                        9
  SECTION 4.2	Lessor Obligations Nonrecourse; Payment from
              Certain Lease and Guaranty Obligations
              and Certain Proceeds of Leased Property
              Only                                                      9
  SECTION 4.3	Exercise of Remedies Under Lease and Guaranty            10
  SECTION 4.4	Indemnity by Lessor                                      12

SECTION 5	LOAN EVENTS OF DEFAULT; REMEDIES                             12
  SECTION 5.1	Loan Events of Default                                   12
  SECTION 5.2	Remedies                                                 13

SECTION 6	THE AGENT                                                    14
  SECTION 6.1	Appointment                                              14
  SECTION 6.2	Delegation of Duties                                     15
  SECTION 6.3	Exculpatory Provisions                                   15
  SECTION 6.4	Reliance by Agent                                        15
  SECTION 6.5	Notice of Default                                        16
  SECTION 6.6	Non-Reliance on Agent and Other Lenders                  17
  SECTION 6.7	Indemnification                                          17
  SECTION 6.8	Agent in Its Individual Capacity                         18
  SECTION 6.9	Successor Agent                                          18

SECTION 7	MISCELLANEOUS                                                19
  SECTION 7.1	Amendments and Waivers                                   19
  SECTION 7.2	Notices                                                  19
  SECTION 7.3	No Waiver; Cumulative Remedies                           19
  SECTION 7.4	Successors and Assigns                                   19
  SECTION 7.5	Counterparts                                             20
  SECTION 7.6	GOVERNING LAW                                            20
  SECTION 7.7	Survival and Termination of Agreement                    20
  SECTION 7.8	Entire Agreement                                         20
  SECTION 7.9	Severability                                             20

APPENDIX A	Definitions and Interpretation

                                	EXHIBITS

EXHIBIT A-1	Form of A Note
EXHIBIT A-2	Form of B Note


  THIS LOAN AGREEMENT (as it may be amended or modified from time to time in accordance with the provisions hereof, this "Loan Agreement") dated as of June 3, 1999 is among ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership, as Lessor and Borrower (the "Lessor"); SUNTRUST BANK, ATLANTA, UNION PLANTERS BANK N.A., NATIONSBANK, N.A., FIRST UNION NATIONAL BANK and the other financial institutions which may from time to time become party hereto as lenders (the "Lenders") and SUNTRUST BANK, ATLANTA, a Georgia banking corporation, as agent for the Lenders (in such capacity, the "Agent").

                          	PRELIMINARY STATEMENT

  In accordance with the terms and provisions of the Master
Agreement, the Lease, this Loan Agreement and the other Operative Documents, (i) the Lessor contemplates acquiring the Leased Properties and leasing the Leased Properties to the Lessee, (ii) the Lessee, as Construction Agent for the Lessor, wishes to construct Buildings on the Land for the Lessor and, when completed, to lease the Buildings from the Lessor as part of the Leased Property under the Lease, (iii) the Lessee wishes to obtain, and the Lessor is willing to provide, funding for the acquisition of the Land and the construction of the Buildings, (iv) the Lessor wishes to obtain, and the Lenders are willing to provide, financing of a portion of the funding for the acquisition of the Land and the construction of the Buildings, and (v) the Lessee is willing to provide its Guaranty Agreement to the Funding Parties.

  In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

  SECTION 1  DEFINITIONS; INTERPRETATION

  Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Loan Agreement.

  SECTION 2  AMOUNT AND TERMS OF COMMITMENTS; REPAYMENT AND
PREPAYMENT OF LOANS


  SECTION 2.1	Commitment.  (a)  Subject to the terms and conditions
hereof and of the Master Agreement, each Lender agrees to make term loans to the Lessor ("Loans") from time to time during the period from and including the Initial Closing Date through the Funding Termination Date, on each Closing Date and on each subsequent Funding Date, in the amounts required under Section 2.2 of the Master Agreement. Each such Loan shall consist of an A Loan in the amount of such Lender's pro rata share of the A Percentage of the aggregate amount to be funded by the Funding Parties on such date and a B Loan in the amount of such Lender's pro rata share of the B Percentage of such the aggregate amount to be funded by the Funding Parties on such date.

  SECTION 2.2	Notes.  The A Loans made by each Lender to the Lessor
shall be evidenced by a note of the Lessor (an "A Note"), substantially in the form of Exhibit A-1 with appropriate insertions, and the B Loans made by each Lender to the Lessor shall be evidenced by a note of the Lessor (a "B Note") substantially in the form of Exhibit A-2 with appropriate insertions, each duly executed by the Lessor and payable to the order of the Agent, for the benefit of the Lenders, and in a principal amount equal to the A Percentage of the aggregate Commitments and the B Percentage of the aggregate Commitments, respectively (or, if less, the aggregate unpaid principal amount of all A Loans or B Loans, as the case may be, made by the Lenders to the Lessor). The Notes shall be dated the Initial Closing Date and delivered to the Agent in accordance with Section 3.2 of the Master Agreement. The Agent is hereby authorized to record the date and amount of each Loan made by the Lenders to the Lessor on the Notes, but the failure by the Agent to so record such Loan shall not affect or impair any obligations with respect thereto. Each Note shall (i) be stated to mature no later than the final Lease Termination Date and (ii) bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Section
2.4. Upon the occurrence of an Event of Default under clauses (f) or (g) of Article XII of the Lease, or upon Acceleration as described in Section 4.3(b) hereof, each Note shall automatically become due and payable in full.

  SECTION 2.3	Scheduled Principal Repayment.  On the Lease
Termination Date, the Lessor shall pay the aggregate unpaid principal amount of all Loans as of such date.

  SECTION 2.4	Interest.  (a)  Each Loan related to a LIBOR Advance
shall bear interest during each Rent Period at a rate equal to the sum of
(i) the Adjusted LIBO Rate for such Rent Period, computed using the actual number of days elapsed and a 360 day year, plus (ii) the Applicable Margin per annum; each Loan related to a Base Rate Advance shall bear interest at a rate equal to the Base Rate, computed using the actual number of days elapsed and a 360 day year, plus (ii) the Applicable Margin per annum.

    (b)	If all or a portion of the principal amount of or interest on the Loans shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 5, bear interest at the Overdue Rate, in each case from the date of nonpayment until paid in full (as well after as before judgment).

    (c)	Interest accruing on each Loan with respect to any Leased
Property during the Construction Term of such Leased Property shall, subject to the limitations set forth in Section 2.3(c) of the Master Agreement, be added to the principal amount of such Loan from time to time. Following the date each Loan is made (or in the case of Loans with respect to a Construction Land Interest, the Construction Term Expiration
Date), interest on such Loan shall be payable in arrears on each Payment Date with respect thereto.

    (d) Any change in the interest rate on the Loans resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such Base Rate changes as provided in the definition thereof.

  SECTION 2.5 Allocation of Loans to Leased Properties. Pursuant to each Funding Request, each Loan shall be allocated to the Leased Property, the cost of acquisition or construction of which the proceeds of such Loan are used to pay. For purposes of the Operative Documents, the "related Loans" with respect to any Leased Property or Loans "related to" any Leased Property shall mean those Loans allocated to such Leased Property as set forth in the foregoing sentence.

  SECTION 2.6	Prepayment.  Except in conjunction with a payment by
the Lessee of the Lease Balance or a Leased Property Balance pursuant to the terms of the Lease or the Leased Property Balance or Construction Failure Payment pursuant to the Construction Agency Agreement, the Lessor shall have no right to prepay the Loans.

  SECTION 3  RECEIPT, DISTRIBUTION AND APPLICATION OF CERTAIN
PAYMENTS IN RESPECT OF LEASE AND LEASED PROPERTY

  SECTION 3.1  Distribution and Application of Rent Payments.

    (a) Basic Rent. Each payment of Basic Rent with respect to any Leased Property (and any payment of interest on overdue installments of Basic Rent) received by the Agent shall be distributed first, pro rata to the Lenders to be applied to the amounts of accrued and unpaid interest (including overdue interest) on the Loans and second, to the Lessor to be applied to accrued and unpaid Yield (including overdue Yield) on the Lessor's Invested Amounts related to such Leased Property.

    (b)	Supplemental Rent.  Each payment of Supplemental Rent
received by the Agent shall be paid to or upon the order of the Person owed the same in accordance with the Operative Documents.

  SECTION 3.2	Distribution and Application of Purchase Payment.  With
respect to any Leased Property, the payment by the Lessee of:

    (a) the purchase price for a consummated sale of such Leased Property received by the Agent in connection with the Lessee's exercise of the Purchase Option or Partial Purchase Option under
Section 14.1 of the Lease, or the Lessee's exercise of its option to purchase such Leased Property under Section 5.3 of the Construction Agency Agreement, or

    (b)	the Lessee's compliance with its obligation to purchase
the Leased Property in accordance with Section 14.2 or 14.3 of the Lease, or

    (c)  the payment by the Lessee to Agent of the related Leased
Property Balance therefor in accordance with Section 10.1 or
Section 10.2 of the Lease,

shall be distributed by Agent as promptly as possible first, to the Lenders pro rata in accordance with, and for application to, their respective Funding Party Balances in respect of such Leased Property and second, to the Lessor for application to its Funding Party Balance in respect of such Leased Property.

  SECTION 3.3	Distribution and Application to Funding Party Balances
of Lessee Payment of Recourse Deficiency Amount Upon Exercise of Remarketing Option. The payment by the Lessee of the Recourse Deficiency Amount to the Agent on the Lease Termination Date in accordance with
Section 14.6 or Section 14.7 of the Lease upon the Lessee's exercise of the Remarketing Option, shall be applied by the Agent to the accrued and unpaid interest on, and the outstanding principal of, the A Loans. With respect to any Leased Property, the payment by the Lessee of the Construction Failure Payment with respect thereto pursuant to the Construction Agency Agreement shall be applied by the Agent first, to the accrued and unpaid interest on, and the outstanding principal of, the A Loans in respect of such Leased Property, second, to the accrued and unpaid interest on, and outstanding principal of, the B Loans related to such Leased Property and third, to the accrued and unpaid Yield on, and outstanding Lessor Invested Amount related to such Leased Property.

  SECTION 3.4	Distribution and Application to Funding Party Balance
of Remarketing Proceeds of Leased Property. Any payments received by the Lessor as proceeds from the sale of the Leased Properties sold pursuant to the Lessee's exercise of the Remarketing Option pursuant to Section
14.6 or 14.7 of the Lease, shall be distributed (or applied, in the case of clause second below) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Lease shall be distributed on the date received in the funds so received) in the following order of priority:

    first, to the Lenders pro rata for application to their remaining Funding Party Balances in respect of all the Leased
Properties, an amount equal to their Funding Party Balances in respect of all the Leased Properties;

    second, to the Lessor for application to its Funding Party
Balance in respect of all the Leased Properties; and

    third, (i) if sold by the Lessee pursuant to Section 14.6 of the Lease, the excess, if any, to the Lessee, and (ii) otherwise, the excess, if any, to the Lessor.

Any payments received by the Lessor as proceeds from the sale of any Leased Property after a return to the Lessor pursuant to the Construction Agency Agreement shall be distributed (or applied, in the case of clause second below) by the Lessor as promptly as possible (it being understood that any such payment received by the Lessor on a timely basis and in accordance with the provisions of the Lease shall be distributed on the date received in the funds so received) in the following order of priority:

    first, to the Lenders pro rata for application to their remaining Funding Party Balances in respect of such Leased Property (including both that portion of the A Loans and that portion of the B Loans allocated to such Leased Property), an amount equal to such Funding Party Balances in respect of such Leased Property;

    second, to Lessor for application to its Funding Party
Balance in respect of such Leased Property; and

    third, the excess to Lessor.

  SECTION 3.5	Distribution and Application of Payments Received When
an Event of Default Exists or Has Ceased to Exist Following Rejection of a Lease.

    (a) Proceeds of Leased Property. Any payments received by the Lessor or the Agent when an Event of Default exists (or has ceased to exist by reason of a rejection of the Lease in a proceeding with respect to the Lessee described in Article XII(f) or (g) of the Lease), as

      (i) proceeds from the sale of any or all of the Leased
Property sold pursuant to the exercise of the Lessor's remedies pursuant to Article XIII of the Lease, or

      (ii) proceeds of any amounts from any insurer or any Governmental Authority in connection with an Event of Loss or Event of Taking shall if received by the Lessor be paid to the Agent as promptly as possible, and shall be distributed or applied in the following order of priority prior to the Release Date:

      first, to the Agent for any amounts expended by it in connection with any Leased Property or the Operative Documents and not previously reimbursed to it;

      second, to the Lenders pro rata for application to the Loans (first to outstanding principal and second to accrued and unpaid interest), an amount equal to the outstanding principal, and accrued interest on, the Loans;

      third, to the Lessor for application to its Funding Party
Balances in respect of all the Leased Properties; and

      fourth, to the Indemnified Parties, on a pro rata basis, for any other amounts due to them under the Operative Documents; and

      fifth, to the Lessee or the Person or Persons otherwise legally entitled thereto, the excess, if any; and

on and after such Release Date such amounts shall be paid over to the Lessor and shall be distributed or applied by the Lessor, first to the Lessor for application to any amounts owed to it in respect of such Leased Property, and second to the Lessee or the Person or Persons otherwise legally entitled thereto, the excess, if any.

    (b) Proceeds of Recoveries from Lessee and Guarantor. Any payments received by any Funding Party when an Event of Default exists (or has ceased to exist by reason of a rejection of the Lease in a proceeding with respect to the Lessee described in Article XII(f) or (g) of the Lease), from
      (i) the Lessee as a payment in accordance with such Lease, or

      (ii) the Guarantor as a payment in accordance with the Guaranty Agreement, including, without limitation, any payment made by the Guarantor in satisfaction of the guaranty of payment of the Notes pursuant to the Guaranty Agreement, shall be paid to the Agent as promptly as possible, and shall then be distributed or applied by the Agent as promptly as possible in the order of priority set forth in paragraph (a) above.

  SECTION 3.6	Distribution of Other Payments.  All payments under
Section 7.6 of the Master Agreement shall be made first, to the Lenders, pro rata, until their Funding Party Balances have been paid in full, and second, to the Lessor who shall be entitled to retain all such remaining amounts. Except as otherwise provided in this Section 3, any payment received by the Lessor which is to be paid to Agent pursuant hereto or for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Section 3 shall, if received by the Lessor, be paid forthwith to the Agent and when received shall be distributed forthwith by the Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

  SECTION 3.7	Timing of Agent Distributions.  Payments received by
the Agent in immediately available funds before 12:00 p.m. (noon), Atlanta, Georgia time, on any Business Day shall be distributed to the Funding Parties in accordance with and to the extent provided in this
Section 3 on such Business Day. Payments received by the Agent in immediately available funds after 12:00 p.m. (noon), Atlanta, Georgia time shall be distributed to the Funding Parties in accordance with and to the extent provided in this Section 3 on the next Business Day.

  SECTION 4  THE LESSOR; EXERCISE OF REMEDIES UNDER LEASE AND
             GUARANTY

  SECTION 4.1	Covenant of Lessor.  So long as any Lender's Commitment
remains in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender with respect to its Funding Party Balances, subject to Section 4.2, the Lessor will promptly pay all amounts payable by it under this Loan Agreement and the Notes issued by it in accordance with the terms hereof and thereof and shall duly perform each of its obligations under this Loan Agreement and the Notes. The Lessor agrees to provide to the Agent a copy of each estoppel certificate that the Lessor proposes to deliver pursuant to Section 17.13 of the Lease at least five (5) days prior to such delivery and to make any corrections thereto reasonably requested by the Agent prior to such delivery. The Lessor shall keep each Leased Property owned by it free and clear of all Lessor Liens. The Lessor shall not reject any sale of any Leased Property pursuant to Section 14.6 of the Lease unless all of the related Loans have been paid in full or the Lenders consent to such rejection.
In the event that the Lenders reject any sale of any Leased Property pursuant to Section 14.6 of the Lease or the Lessee returns any Leased Property pursuant to the Construction Agency Agreement, the Lessor agrees to take such action as the Lenders reasonably request to effect a sale or other disposition of such Leased Property, provided that the Lessor shall not be required to expend its own funds in connection with such sale or disposition.

  SECTION 4.2	Lessor Obligations Nonrecourse; Payment from Certain
Lease and Guaranty Obligations and Certain Proceeds of Leased Property Only. All payments to be made by the Lessor in respect of the Loans, the Notes and this Loan Agreement shall be made only from certain payments received under the Lease, the Construction Agency Agreement and the Guaranty Agreement and certain proceeds of the Leased Properties and only to the extent that the Lessor or the Agent shall have received sufficient payments from such sources to make payments in respect of the Loans in accordance with Section 3. Each Lender agrees that it will look solely to such sources of payments to the extent available for distribution to such Lender as herein provided and that neither the Lessor nor the Agent is or shall be personally liable to any Lender for any amount payable hereunder or under any Note. Nothing in this Loan Agreement, the Notes or any other Operative Document shall be construed as creating any liability (other than for willful misconduct, gross negligence, misrepresentation or breach of contract (other than the failure to make payments in respect of the Loans)) of the Lessor individually to pay any sum or to perform any covenant, either express or implied, in this Loan Agreement, the Notes or any other Operative Documents (all such liability, if any, being expressly waived by each Lender) and that each Lender, on behalf of itself and its successors and assigns, agrees in the case of any liability of the Lessor hereunder or thereunder (except for such liability attributable to its willful misconduct, gross negligence, misrepresentation or breach of contract (other than the failure to make payments in respect of the Loans)) that it will look solely to those certain payments received under the Lease, the Construction Agency Agreement and the Guaranty Agreement and those certain proceeds of the Leased Properties, provided, however, that the Lessor in its individual capacity shall in any event be liable with respect to (i) the removal of Lessor's Liens or involving its gross negligence, willful misconduct, misrepresentation or breach of contract (other than the failure to make payments in respect of the Loans) or (ii) failure to turn over payments the Lessor has received in accordance with Section 3; and provided further that the foregoing exculpation of the Lessor shall not be deemed to be exculpations of the Lessee, the Guarantor or any other Person.

  SECTION 4.3	Exercise of Remedies Under Lease and Guaranty.

    (a)	Event of Default.  With respect to any Potential Event of
Default as to which notice thereof by the Lessor to the Lessee is a requirement to cause such Potential Event of Default to become an Event of Default, the Lessor may at any time in its discretion give or withhold such notice, provided that the Lessor agrees to give such notice to such Lessee promptly upon receipt of a written request by any Lender or the Agent.

    (b)	Acceleration of Lease Balance.  When an Event of Default
exists, the Lessor, upon the direction of the Required Funding Parties, shall exercise remedies under Article XIII of the Lease and under the Guaranty Agreement to demand payment in full of the Lease Balance by the Lessee or the Guarantor (the "Acceleration"). Following the Acceleration, the Lessor shall consult with the Lenders regarding actions to be taken in response to such Event of Default. The Lessor (1) shall not, without the prior written consent of Required Funding Parties and
(2) shall (subject to the provisions of this Section), if so directed by Required Funding Parties, do any of the following: commence eviction or foreclosure proceedings, or make a demand under the Guaranty Agreement, or file a lawsuit against the Lessee under the Lease, or file a lawsuit against the Guarantor under the Guaranty Agreement, or sell the Leased Property, or exercise other remedies against the Lessee or the Guarantor under the Operative Documents in respect of such Event of Default; provided, however, that any payments received by the Lessor shall be distributed in accordance with Section 3. Notwithstanding any such consent, direction or approval by the Required Funding Parties of any such action or omission, the Lessor shall not have any obligation to follow such direction if the same would, in the Lessor's reasonable judgment, require the Lessor to expend its own funds or expose the Lessor to liability, expense, loss or damages unless and until the Lenders advance to the Lessor an amount which is sufficient, in the Lessor's reasonable judgment, to cover such liability, expense, loss or damage (excluding the Lessor's pro rata share thereof, if any). Notwithstanding the foregoing, on and after the related Release Date, the Lenders shall have no rights to the related Leased Property or any proceeds thereof, the Lenders shall have no rights to direct or give consent to any actions with respect to such Leased Property and the proceeds thereof, the Lessor shall have absolute discretion (but in all events subject to the terms of the Operative Documents) with respect to such exercise of remedies with respect to such Leased Property, and the proceeds thereof, including, without limitation, any foreclosure or sale of such Leased Property, and the Lessor shall have no liability to the Lenders with respect to the Lessor's actions or failure to take any action with respect to such Leased Property.

  SECTION 4.4 Indemnity by Lessor. During the Construction Term for any Leased Property, Lessor hereby indemnifies each Lender and its Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents from and against any and all Claims that may be imposed on, incurred by or asserted or threatened to be asserted against, any such Person, arising out of or related to such Leased Property, or the leasing or financing thereof; it being understood that the foregoing provision is subject to Section 4.2.

  SECTION 5  LOAN EVENTS OF DEFAULT; REMEDIES

  SECTION 5.1	Loan Events of Default.  Each of the following events
shall constitute a Loan Event of Default (whether any such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority) and each such Loan Event of Default shall continue so long as, but only as long as, it shall not have been remedied:

    (a)	Lessor shall fail to distribute in accordance with the
provisions of Section 3 any amount received by the Lessor pursuant to the Lease, the Guaranty Agreement, the Construction Agency Agreement or the Master Agreement within two (2) Business Days of receipt thereof if and to the extent that the Agent or the Lenders are entitled to such amount or a portion thereof; or

    (b)	 the Lessor shall fail to pay to the Agent, within two
(2) Business Days of the Lessor's receipt thereof, any amount which the Lessee or the Guarantor is required, pursuant to the Operative Documents, to pay to the Agent but erroneously pays to the Lessor; or

    (c)	failure by the Lessor to perform in any material
respect any other covenant or condition herein or in any other Operative Document to which the Lessor is a party, which failure shall continue unremedied for thirty (30) days after receipt by the Lessor of written notice thereof from the Agent or any Lender; or

    (d)	any representation or warranty of the Lessor contained
in any Operative Document or in any certificate required to be delivered thereunder shall prove to have been incorrect in a material respect when made and shall not have been cured within thirty (30) days of receipt by the Lessor of written notice thereof from the Agent or any Lender; or

    (e)	the Lessor or the General Partner shall become bankrupt
or make an assignment for the benefit of creditors or consent to the appointment of a trustee or receiver; or a trustee or a receiver shall be appointed for the Lessor or the General Partner or for substantially all of its property without its consent and shall not be dismissed or stayed within a period of sixty (60) days; or bankruptcy, reorganization or insolvency proceedings shall be instituted by or against the Lessor or the General Partner and, if instituted against the Lessor or the General Partner, shall not be dismissed or stayed for a period of sixty (60) days; or

    (f)	any Event of Default shall occur and be continuing.

  SECTION 5.2	Remedies.

    (a)	Upon the occurrence of a Loan Event of Default hereunder, (i)
if such event is a Loan Event of Default specified in clause (e) of
Section 5.1 with respect to the Lessor, automatically the Lenders' Commitments shall terminate and the outstanding principal of, and accrued interest on, the Loans shall be immediately due and payable, and (ii) if such event is any other Loan Event of Default, upon written request of the Required Lenders, the Agent shall, by notice of default to the Lessor, declare the Commitments of the Lenders to be terminated forthwith and the outstanding principal of, and accrued interest on, the Loans to be immediately due and payable, whereupon the Commitments of the Lenders shall immediately terminate and the outstanding principal of, and accrued interest on, the Loans shall become immediately due and payable.

    (b)	When a Loan Event of Default exists, the Agent may, and upon the written instructions of the Required Funding Parties shall, exercise any or all of the rights and powers and pursue any and all of the remedies available to it hereunder, under the Notes, the Mortgages and the Assignments of Lease and Rents and shall have and may exercise any and all rights and remedies available under the Uniform Commercial Code or any provision of law. When a Loan Event of Default exists, the Agent may, and upon the written instructions of the Required Funding Parties shall, have the right to exercise all rights of the Lessor under the Lease pursuant to the terms and in the manner provided for in the Mortgages and the Assignments of Lease and Rents.

    (c)	Except as expressly provided above, no remedy under this
Section 5.2 is intended to be exclusive, but each shall be cumulative and in addition to any other remedy provided under this Section 5.2 or under the other Operative Documents or otherwise available at law or in equity. The exercise by the Agent or any Lender of any one or more of such remedies shall not preclude the simultaneous or later exercise of any other remedy or remedies. No express or implied waiver by the Agent or any Lender of any Loan Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Loan Event of Default. The failure or delay of the Agent or any Lender in exercising any rights granted it hereunder upon any occurrence of any of the contingencies set forth herein shall not constitute a waiver of any such right upon the continuation or recurrence of any such contingencies or similar contingencies and any single or partial exercise of any particular right by the Agent or any Lender shall not exhaust the same or constitute a waiver of any other right provided herein.

  SECTION 6  THE AGENT

  SECTION 6.1	Appointment.  Each Lender hereby irrevocably designates
and appoints the Agent as the agent of such Lender under this Loan Agreement and the other Operative Documents, and each such Lender irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Loan Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Loan Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Loan Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Loan Agreement or any other Operative Document or otherwise exist against the Agent.

  SECTION 6.2	Delegation of Duties.  The Agent may execute any of its
duties under this Loan Agreement and the other Operative Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

  SECTION 6.3	Exculpatory Provisions.  Neither the Agent nor any of
its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Loan Agreement or any other Operative Document (except for its or such Person's own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Lessor, the Guarantor or the Lessee or any officer thereof contained in this Loan Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Loan Agreement or any other Operative Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Loan Agreement or any other Operative Document or for any failure of the Lessor, the Guarantor or the Lessee to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Loan Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor, the Guarantor or the Lessee.

  SECTION 6.4	Reliance by Agent.  The Agent shall be entitled to
rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor, the Guarantor or the Lessee), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Loan Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Required Funding Parties as it deems appropriate or it shall first be indemnified to its satisfaction by the Funding Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Loan Agreement and the other Operative Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

  SECTION 6.5	Notice of Default.  The Agent shall not be deemed to
have knowledge or notice of the occurrence of any Loan Potential Event of Default or Loan Event of Default hereunder unless the Agent has received notice from a Lender referring to this Loan Agreement, describing such Loan Potential Event of Default or Loan Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Loan Potential Event of Default or Loan Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Loan Potential Event of Default or Loan Event of Default as it shall deem advisable in the best interests of the Lenders.

  SECTION 6.6	Non-Reliance on Agent and Other Lenders.  Each Lender
expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Lessor, the Guarantor or the Lessee, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessor, the Guarantor and the Lessee and made its own decision to make its Loans hereunder and enter into this Loan Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Loan Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessor, the Guarantor and the Lessee. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessor, the Guarantor or the Lessee which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

  SECTION 6.7	Indemnification.  The Lenders agree to indemnify the
Agent in its capacity as such (to the extent not reimbursed by the Lessee or Guarantor and without limiting the obligation of the Lessee or Guarantor to do so), ratably according to the percentage each Lender's Commitment bears to the total commitments of all of the Lenders on the date on which indemnification is sought under this Section 6.7 (or, if indemnification is sought after the date upon which the Lenders Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with the percentage that each Lender's Commitment bears to the Commitments of all of the Lenders immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Loan Agreement, any of the other Operative Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this
Section 6.7 shall survive the payment of the Notes and all other amounts payable hereunder.

  SECTION 6.8	Agent in Its Individual Capacity.  The Agent and its
Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Lessor, the Guarantor or the Lessee as though the Agent were not the Agent hereunder and under the other Operative Documents. With respect to Loans made or renewed by it and any
Note issued to it, the Agent shall have the same rights and powers under this Loan Agreement and the other Operative Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity. Each Lender acknowledges that the Agent in its individual capacity has had and continues to have other business relations and transactions with the Lessee and the Lessor.

  SECTION 6.9	Successor Agent.  The Agent may resign as Agent upon 20
days' notice to the Lenders. If the Agent shall resign as Agent under this Loan Agreement and the other Operative Documents, then the Required Funding Parties shall appoint a successor agent for the Lenders, which successor agent shall be a commercial bank organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $100,000,000, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Loan Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, all of the provisions of this Section 6 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement and the other Operative Documents.

  SECTION 7  MISCELLANEOUS

  SECTION 7.1	Amendments and Waivers. Neither this Loan Agreement,
any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of Section 8.4 of the Master Agreement.

  SECTION 7.2	Notices.  Unless otherwise specified herein, all
notices, requests, demands or other communications to or upon the respective parties hereto shall be given in accordance with Section 8.2 of the Master Agreement.

  SECTION 7.3	No Waiver; Cumulative Remedies.  No failure to exercise
and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

  SECTION 7.4	Successors and Assigns.  This Loan Agreement shall be
binding upon and inure to the benefit of the Lessor, the Agent, the Lenders, all future holders of the Notes and their respective successors and permitted assigns.

  SECTION 7.5	Counterparts. This Loan Agreement may be executed by
one or more of the parties to this Loan Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement. A set of the counterparts of this Loan Agreement signed by all the parties hereto shall be lodged with the Lessor and the Agent.

  SECTION 7.6	GOVERNING LAW. THIS LOAN AGREEMENT AND THE NOTES AND
THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS LOAN AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF GEORGIA.

  SECTION 7.7	Survival and Termination of Agreement.  All covenants,
agreements, representations and warranties made herein and in any certificate, document or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Loan Agreement, and the Notes and shall continue in full force and effect so long as any Note or any amount payable to any Lender under or in connection with this Loan Agreement or the Notes is unpaid, at which time this Loan Agreement shall terminate.

  SECTION 7.8	Entire Agreement.  This Loan Agreement and the other
Operative Documents set forth the entire agreement of the parties hereto with respect to its subject matter, and supersedes all previous understandings, written or oral, with respect thereto.

  SECTION 7.9	Severability. Any provision of this Loan Agreement or
of the Notes which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or thereof or affecting the validity, enforceability or legality of any such provision in any other jurisdiction.


  IN WITNESS THEREOF, the parties hereto have caused this Loan
Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SUNTRUST BANK, ATLANTA, as Agent


By:  ____________________________
Name:____________________________
Title:___________________________



By:  ____________________________
Name:____________________________
Title:___________________________

ATLANTIC FINANCIAL GROUP, LTD., as Lessor and Borrower

By:  Atlantic Financial Managers, Inc.,
its General Partner




By:  ____________________________
Name:____________________________
Title:___________________________

SUNTRUST BANK, ATLANTA,
as a Lender



By:  ____________________________
Name:____________________________
Title:___________________________


By:  ____________________________
Name:____________________________
Title:___________________________


NATIONSBANK, N.A., as a Lender





By:  ____________________________
Name:____________________________
Title:___________________________

UNION PLANTERS BANK N.A., as a Lender





By:  ____________________________
Name:____________________________
Title:___________________________

FIRST UNION NATIONAL BANK, as a Lender





By:  ____________________________
Name:____________________________
Title:___________________________










                       	CONSTRUCTION AGENCY AGREEMENT

                         	dated as of June 3, 1999


                                 	among


                      	ATLANTIC FINANCIAL GROUP, LTD.


                                  	and


                          	RUBY TUESDAY, INC.
                        	as Construction Agent










                            TABLE OF CONTENTS
                                                           	Page

ARTICLE I		DEFINITIONS	                                        2
  1.1.		Defined Terms	                                         2

ARTICLE II	APPOINTMENT OF CONSTRUCTION AGENT	                  2
  2.1.		Appointment	                                           2
  2.2.		Acceptance; Construction	                              2
  2.3.		Commencement of Construction	                          2
  2.4.		Supplements to this Agreement	                         3
  2.5.		Term	                                                  3
  2.6.		Identification of Properties; Construction
        Documents	                                             4
  2.7.		Scope of Authority	                                    4
  2.8.		Covenants of the Construction Agent	                   6

ARTICLE III	THE BUILDINGS                                      7
  3.1.		Construction                                           7
  3.2.		Amendments; Modifications                              7
  3.3.		Casualty, Condemnation and Construction
        Force Majeure Events                                   7
  3.4.		Indemnity                                              8

ARTICLE IV	PAYMENT OF FUNDS                                    8
  4.1.		Funding of Property Acquisition Costs and
        Property Buildings Costs                               8

ARTICLE V		CONSTRUCTION AGENCY EVENTS OF DEFAULT               9
  5.1.		Construction Agency Events of Default                  9
  5.2.		Damages                                               10
  5.3.		Remedies; Remedies Cumulative                         10

ARTICLE VI	NO CONSTRUCTION AGENCY FEE                         12
  6.1.		Lease as Fulfillment of Lessor's Obligations          12

ARTICLE VII	LESSOR'S RIGHTS; CONSTRUCTION AGENT'S
            RIGHTS                                            12
  7.1.		Exercise of the Lessor's Rights                       12
  7.2.		Lessor's Right to Cure Construction Agent's Defaults  12

ARTICLE VIII	MISCELLANEOUS                                    13
  8.1.		Notices	                                              13
  8.2.		Successors and Assigns                                13
  8.3.		GOVERNING LAW                                         13
  8.4.		Amendments and Waivers                                13
  8.5.		Counterparts                                          13
  8.6.		Severability                                          13
  8.7.		Headings and Table of Contents                        13




EXHIBITS

Exhibit A	Form of Supplement to Construction Agency Agreement


                   	CONSTRUCTION AGENCY AGREEMENT



  CONSTRUCTION AGENCY AGREEMENT, dated as of June 3, 1999 (as amended, supplemented or otherwise modified from time to time, this "Agreement"), between ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership, (the "Lessor"), and RUBY TUESDAY, INC., a Georgia corporation ("RTI", and in its capacity as construction agent, the "Construction Agent").


                       	PRELIMINARY STATEMENT

  A. Ruby Tuesday, Inc., as lessee (the "Lessee"), and Lessor, as lessor, are parties to that certain Lease Agreement, dated as of June 3, 1999 (as amended, supplemented or otherwise modified from time to time pursuant thereto, the "Lease"), pursuant to which the Lessee has agreed to lease from Lessor, and Lessor has agreed to lease to Lessee, Lessor's interests in certain Leased Properties.

  B. Lessor, the Lessee, the Lenders signatory thereto and SunTrust Bank, Atlanta, as agent for such Lenders (in such capacity, the "Agent") are parties to that certain Master Agreement, dated as of even date herewith (as amended, supplemented or otherwise modified from time to time pursuant thereto, the "Master Agreement").

  C. Subject to the terms and conditions hereof, (i) the Lessor desires to appoint RTI as the Construction Agent to act as its sole and exclusive agent for the identification and acquisition of the Land pursuant to the Master Agreement and construction of the Buildings in accordance with the Plans and Specifications and pursuant to the Master Agreement, and (ii) the Construction Agent desires, for the benefit of the Lessor, to cause the Buildings to be constructed in accordance with the Plans and Specifications and pursuant to the Master Agreement and this Agreement, in each case in accordance with the terms herein set forth.

  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                              	ARTICLE I

                             	DEFINITIONS

  I.1. Defined Terms. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in the Master Agreement.


                              	ARTICLE II

                    	APPOINTMENT OF CONSTRUCTION AGENT

  II.1. Appointment. Pursuant to and subject to the terms and conditions set forth herein and in the Master Agreement and the other Operative Documents, the Lessor hereby irrevocably designates and appoints RTI as the Construction Agent to act as its exclusive agent for the identification and acquisition from time to time of Land to be acquired or leased by the Lessor and leased or subleased to RTI and construction of the Buildings in accordance with the Plans and Specifications on such Land.

  II.2. Acceptance; Construction. RTI hereby unconditionally accepts the designation and appointment as Construction Agent. The Construction Agent will cause the Buildings to be constructed on the Land substantially in accordance with the Plans and Specifications and, in accordance with the Operative Documents, to be equipped in substantial compliance in all material respects with all Requirements of Law and insurance requirements.

  II.3. Commencement of Construction. Subject to Construction Force Majeure Events, the Construction Agent hereby agrees, unconditionally and for the benefit of the Lessor, to cause construction of a Building to commence on each parcel of Land as soon as is reasonably practicable, in its reasonable judgment, after the Closing Date in respect of such Land. For purposes hereof, construction of a Building shall be deemed to commence on the date (the "Construction Commencement Date") on which excavation for the foundation for such Building commences. Without limiting the foregoing, no phase of such construction shall be undertaken until all permits required for such phase have been issued therefor.

  II.4. Supplements to this Agreement. On the Closing Date of each parcel of Land, the Lessor and the Construction Agent shall each execute and deliver to the Agent a supplement to this Agreement in the form of Exhibit A to this Agreement, appropriately completed, pursuant to which the Lessor and the Construction Agent shall, among other things, each acknowledge and agree that the construction and development of such Land will be governed by the terms of this Agreement. Following the execution and delivery of a supplement to this Agreement as provided above, such supplement and all supplements previously delivered under this Agreement shall constitute a part of this Agreement. On or prior to the Closing Date of each parcel of Land, the Construction Agent shall prepare and deliver to the Lessor and the Agent a construction budget (the "Construction Budget") for the related Leased Property, setting forth in reasonable detail the budget for the Construction of the proposed Building on such Land in accordance with the Plans and Specifications therefor, and all related costs including the capitalized interest and Yield expected to accrue during the related Construction Term.

  II.5. Term. This Agreement shall commence on the date hereof and shall terminate with respect to any given Leased Property upon the first to occur of:

    (a)  payment by the Lessee of the Leased Property
Balance and termination of the Lease with respect to such Leased
Property in accordance with the Lease;

    (b)  the expiration or earlier termination of the Lease;

    (c) termination of this Agreement pursuant to Article V hereof;

    (d)  the Completion for such Leased Property; and

    (e)  the payment by the Construction Agent of the Leased
Property Balance or the Construction Failure Payment with respect to such Leased Property pursuant to this Agreement.

  II.6. Identification of Properties; Construction Documents. The Construction Agent may execute any of its duties and obligations under this Agreement by or through agents, contractors, employees or attorneys-in-fact, and the Construction Agent shall enter into such agreements with architects and contractors as the Construction Agent deems necessary or desirable for the construction of the Buildings pursuant hereto (the "Construction Documents"); provided, however, that no such delegation shall limit or reduce in any way the Construction Agent's duties and obligations under this Agreement; provided, further, that contemporaneously with the execution and delivery of a Construction Document, the Construction Agent will execute and deliver to the Lessor the Security Agreement and Assignment, pursuant to which the Construction Agent assigns to the Lessor, among other things, all of the Construction Agent's rights under and interests in such Construction Documents. Each construction contract shall be with a reputable general contractor with experience in constructing projects that are similar in scope and type to the proposed Building, and shall provide for a guarantee maximum project cost and at least 10% retainage.

  II.7. Scope of Authority. (a) Subject to the terms, conditions, restrictions and limitations set forth in the Operative Documents, the Lessor hereby expressly authorizes the Construction Agent, or any agent or contractor of the Construction Agent, and the Construction Agent unconditionally agrees, for the benefit of the Lessor, to take all action necessary or desirable for the performance and satisfaction of all of the Construction Agent's obligations hereunder with respect to the Leased Properties acquired or leased by the Lessor, including, without limitation:

    (i) the identification and assistance with the acquisition or lease of Land in accordance with the terms and conditions of the Master Agreement;

    (ii) all design and supervisory functions relating to the construction of the Buildings and performing all engineering work related to the construction of the Buildings;

    (iii) negotiating and entering into all contracts or arrangements to procure the equipment and services necessary to construct the Buildings on such terms and conditions as are customary and reasonable in light of local standards and practices;

    (iv) obtaining all necessary permits, licenses, consents, approvals and other authorizations, including those required under Applicable Law (including Environmental Laws), from all Governmental Authorities in connection with the development of the Land and the construction of the Buildings on the Land in accordance with the Plans and Specifications;

    (v) maintaining all books and records with respect to the construction, operation and management of the Leased
Properties; and

    (vi) performing any other acts necessary or appropriate in connection with the identification, and acquisition (or leasing) and development of the Land and construction of the Buildings in accordance with the Plans and Specifications.

  (b) Neither the Construction Agent nor any of its Affiliates or agents shall enter into any contract which would, directly or indirectly, impose any liability or obligation on the Lessor unless such contract expressly contains an acknowledgment by the other party or parties thereto that the obligations of the Lessor are non-recourse, and that the Lessor shall have no personal liability with respect to such obligations. Subject to the foregoing, the Lessor shall execute such documents and take such other actions as the Construction Agent shall reasonably request, at the Construction Agent's expense, to permit the Construction Agent to perform its duties hereunder.

  (c) Subject to the terms and conditions of this Agreement and the other Operative Documents, the Construction Agent shall have sole management and control over the construction means, methods, sequences and procedures with respect to the construction of the Buildings.

  II.8. Covenants of the Construction Agent. The Construction Agent hereby covenants and agrees that it will:

    (a) following the Construction Commencement Date for each parcel of Land, cause construction of a Building on such Land to be prosecuted diligently and without undue interruption substantially in accordance with the Plans and Specifications for such Land, in accordance with the Construction Budget for such Leased Property and in compliance in all material respects with all Requirements of Law and insurance requirements;

    (b) notify the Lessor and the Agent in writing not less than five (5) Business Days after the occurrence of each Construction Force Majeure Event;

    (c) take all reasonable and practical steps to cause the Completion Date for such Leased Property to occur on or prior to the Scheduled Construction Termination Date for such Leased Property, and cause all Liens (including, without limitation, Liens or claims for materials supplied or labor or services performed in connection with the construction of the Buildings), other than Permitted Liens and Lessor Liens, to be discharged;

    (d)  following the Completion Date for each Leased
Property, cause all outstanding punch list items with respect to the Buildings on such Leased Property to be completed within sixty
(60) days after said Completion Date; and

    (e) at all times during construction of any Building, cause all title to all personalty financed by the Lessor on or within such Leased Property to be and remain vested in the Lessor and cause to be on file with the applicable filing office or offices all necessary documents under Article 9 of the Uniform Commercial Code to perfect such title free of all Liens other than Permitted Liens, it being understood and acknowledged that such Lessor's rights, title and interest in and to said personalty have been assigned to the Agent pursuant to the Operative Documents.


                             	ARTICLE III

                            	THE BUILDINGS

  III.1.  Construction.   The Construction Agent shall cause the
Buildings to be constructed and equipped (as provided in the Plans and Specifications) in compliance in all material respects with all Requirements of Law and insurance requirements.

  III.2. Amendments; Modifications. The Construction Agent may, subject to the conditions, restrictions and limitations set forth herein and in the Operative Documents (but not otherwise), at any time during the term hereof revise, amend or modify the Plans and Specifications and the related Construction Documents without the consent of the Lessor; provided, however, that the Lessor's prior written consent will be required in the following instances: (x) such revision, amendment or modification by its terms would result in the Completion Date of the Buildings occurring after the Scheduled Construction Termination Date, or
(y) such revision, amendment or modification would result in the cost for such Leased Property exceeding the then remaining Commitments or increase the Construction Budget therefor, or (z) the aggregate effect of such revision, amendment or modification, when taken together with any previous or contemporaneous revision, amendment or modification to the Plans and Specifications for such Leased Property, would be to reduce the Fair Market Sales Value of such Leased Property in a material respect when completed.

  III.3.  Casualty, Condemnation and Construction Force Majeure
Events. If at any time prior to the Completion Date with respect to any Building there occurs a Casualty or a Construction Force Majeure Event or the Lessor or the Construction Agent receives notice of a Condemnation, then, except as otherwise provided in the Lease, in each case the Construction Agent shall promptly and diligently take all commercially reasonable and practical steps to cause the construction of the Building to be completed substantially in accordance with the Plans and Specifications and with the terms hereof, and cause the Completion Date to occur on or prior to the Scheduled Construction Termination Date.

  III.4. Indemnity. During the Construction Term for each Leased Property, the Construction Agent agrees to assume liability for, and to indemnify, protect, defend, save and hold harmless the Lessor on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted or threatened to be asserted, against the Lessor, whether or not the Lessor shall also be indemnified as to any such Claim by any other Person, in any way relating to or arising out of
(i) the Construction Agent's (or any subcontractor's) own actions or failures to act while in possession or control of any Leased Property,
(ii) fraud, misapplication of funds, illegal acts or willful misconduct on the part of the Construction Agent, (iii) any event described in paragraph (f) or (g) of Article XII of the Lease with respect to the Construction Agent or (iv) the inaccuracy of any representation or warranty made by the Construction Agent. The foregoing indemnities are in addition to, and not in limitation of, the indemnities with respect to environmental claims set forth in Section 7.2 of the Master Agreement. The provisions of Section 7.3 of the Master Agreement shall apply to any amounts that the Construction Agent is requested to pay pursuant to this
Section 3.4.


                              	ARTICLE IV

                           	PAYMENT OF FUNDS

  IV.1. Funding of Property Acquisition Costs and Property Buildings Costs. (a) In connection with the acquisition or lease of any Land and during the course of the construction of the Buildings on any Land, the Construction Agent may request that the Lessor advance funds for the payment of acquisition, transaction and closing costs or property improvements costs, and the Lessor will comply with such request to the extent provided for under, and subject to the conditions, restrictions and limitations contained in, the Master Agreement and the other Operative Documents.

    (b) The proceeds of any funds made available to the Lessor to pay acquisition, transaction and closing costs or improvements costs shall be made available to the Construction Agent in accordance with the Funding Request relating thereto and the terms of the Master Agreement. The Construction Agent will use such proceeds only to pay the acquisition, transaction and closing costs or improvements costs for Leased Properties set forth in the Funding Request relating to such funds.


                              	ARTICLE V

                  	CONSTRUCTION AGENCY EVENTS OF DEFAULT

  V.1. Construction Agency Events of Default. If any one or more of the following events (each a "Construction Agency Event of Default") shall occur and be continuing:

    (a) the Construction Agent fails to apply any funds paid by, or on behalf of, the Lessor to the Construction Agent for the acquisition or lease of the Land and the construction of the Buildings to the payment of acquisition, transaction and closing costs or improvements costs for such Leased Property;

    (b)  subject to Construction Force Majeure Events, the
Construction Commencement Date with respect to any Leased Property shall fail to occur for any reason on or prior to the date that is one year after the Closing Date with respect to such Leased
Property;

    (c)  the Completion Date with respect to any Leased
Property shall fail to occur for any reason on or prior to the earlier of the Funding Termination Date and the Scheduled
Construction Termination Date for such Leased Property;

    (d) any Lease Event of Default shall have occurred and be continuing; or

    (e) the Construction Agent shall fail to observe or perform in any material respect any term, covenant or condition of this Agreement (except those specified in clauses (a) through (d) above), and such failure shall remain uncured for a period of thirty (30) days after notice thereof to the Construction Agent; provided, however, no Construction Agency Event of Default shall be deemed to occur if such failure or breach cannot reasonably be cured within such period, so long as the Construction Agent shall have promptly commenced the cure thereof and continues to act with diligence to cure such failure or breach and such failure or breach is cured within one hundred eighty (180) days after notice thereof to the Construction Agent;

then, in any such event, the Lessor may, in addition to the other rights and remedies provided for in this Article, immediately terminate this Agreement as to any Leased Property or Properties or all of the Leased Properties, separately, successively or concurrently (all in Lessor's sole discretion) by giving the Construction Agent written notice of such termination, and upon the giving of such notice, this Agreement shall terminate as to such Leased Property or Properties or all of the Leased Properties (as the case may be) and all rights of the Construction Agent and, subject to the terms of the Operative Documents, all obligations of the Lessor under this Agreement with respect to such Leased Property or Properties or all of the Leased Properties (as the case may be) shall cease. The Construction Agent shall pay upon demand all reasonable costs, expenses, losses, expenditures and damages (including, without limitation, attorneys' fees and disbursements) actually incurred by or on behalf of the Lessor in connection with any Construction Agency Event of Default.

  V.2.  Damages.  The termination of this Agreement pursuant to
Section 5.1 shall in no event relieve the Construction Agent of its liability and obligations hereunder, all of which shall survive any such termination.

  V.3. Remedies; Remedies Cumulative. (a) If a Construction Agency Event of Default shall have occurred and be continuing, the Lessor shall have all rights and remedies available under the Operative Documents or available at law, equity or otherwise. Notwithstanding the foregoing, if a Construction Agency Event of Default hereunder relates only to a specific Leased Property or specific Leased Properties but not all Leased Properties (but in any event excluding any Lease Event of Default), the Construction Agent shall have the right to cure such Construction Agency Event of Default by purchasing such Leased Property or Properties for the Leased Property Balance(s) therefor from the Lessor in accordance with the terms and subject to the conditions, restrictions and limitations of
Section 14.5 of the Lease. In the event that the Construction Agent does not exercise its option to purchase such Leased Property or Properties, the Construction Agent shall pay to the Lessor the Construction Failure Payment(s) therefor within five (5) Business Days of the demand therefor by the Lessor, and shall surrender and return such Leased Property or Properties to the Lessor or its designee in accordance with the terms of
Section 14.8 of the Lease. In the event that the Construction Agent returns any Leased Property to the Lessor pursuant to the previous sentence, the Construction Agent shall take such action as the Lessor may reasonably request in order to transfer to the Lessor (or its designee) all of the Construction Agent's rights and claims in, to and under the related Construction Contract(s), Architect's Agreement(s), all agreements, security deposits, guaranties and surety bonds related thereto and all governmental permits related to such Construction, and the Construction Agent shall provide to the Lessor copies of all books, records and documentation with respect to the foregoing.

    (b) No failure to exercise and no delay in exercising, on the part of the Lessor, any right, remedy, power or privilege under this Agreement or under the other Operative Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.


                              	ARTICLE VI

                       	NO CONSTRUCTION AGENCY FEE

  VI.1. Lease as Fulfillment of Lessor's Obligations. All obligations, duties and requirements imposed upon or allocated to the Construction Agent shall be performed by the Construction Agent at the Construction's Agent's sole cost and expense, and the Construction Agent will not be entitled to, and the Lessor shall not have any obligation to pay, any agency fee or other fee or compensation, and the Construction Agent shall not be entitled to, and the Lessor shall not have any obligation to make or pay, any reimbursement therefor, it being understood that this Agreement is being entered into as consideration for and as an inducement to the Lessor entering into the Lease and the other Operative Documents.


                             	ARTICLE VII

             	LESSOR'S RIGHTS; CONSTRUCTION AGENT'S RIGHTS

  VII.1. Exercise of the Lessor's Rights. The Construction Agent hereby acknowledges and agrees that the rights and powers of the Lessor under this Agreement have been assigned to, and may be exercised by, the Agent.

  VII.2. Lessor's Right to Cure Construction Agent's Defaults. The Lessor, without waiving or releasing any obligation or Construction Agency Event of Default, may, upon prior written notice to the Construction Agent (but shall be under no obligation to), remedy any Construction Agency Event of Default for the account of and at the sole cost and expense of the Construction Agent. All reasonable out of pocket costs and expenses so incurred (including actual and reasonable fees and expenses of counsel), together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid by the Lessor, shall be paid by the Construction Agent to the Lessor on demand.


                             	ARTICLE VIII

                             	MISCELLANEOUS

  VIII.1. Notices. All notices, consents, directions, approvals, instructions, requests, demands and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing in the manner provided in, shall be sent to the respective addresses set forth in, and the effectiveness thereof shall be governed by the provisions of, Section 8.2 of the Master Agreement.

  VIII.2. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Lessor, the Construction Agent and their respective legal representatives, successors and permitted assigns. The Construction Agent shall not assign its rights or obligations hereunder without the prior written consent of the Lessor and the Agent.

  VIII.3.  GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND
OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

  VIII.4. Amendments and Waivers. The Lessor and the Construction Agent may from time to time, enter into written amendments, supplements or modifications hereto.

  VIII.5. Counterparts. This Agreement may be executed on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same agreement.

  VIII.6. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

  VIII.7. Headings and Table of Contents. The headings and table of contents contained in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.


  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RUBY TUESDAY, INC.


By
Name:
Title:


ATLANTIC FINANCIAL GROUP, LTD.

By:  Atlantic Financial Managers,
    Inc., its General Partner


By
Name:
Title:



                                  	EXHIBIT A



                     	Supplement to Construction Agency Agreement


  SUPPLEMENT to Construction Agency Agreement, dated as of ______________, 199_, between ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership (the "Lessor"), and RUBY TUESDAY, INC., a Georgia corporation (in its capacity as construction agent, the "Construction Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Construction Agency Agreement.

  The Lessor and the Construction Agent are parties to that certain Construction Agency Agreement, dated as of June 3, 1999 (as amended, supplemented or otherwise modified, the "Construction Agency Agreement"), pursuant to which (i) the Lessor has appointed the Construction Agent as its sole and exclusive agent in connection with the identification and acquisition of Land and construction of the Buildings in accordance with the Plans and Specifications, and (ii) the Construction Agent has agreed, for the benefit of the Lessor, to cause the construction of the Buildings to be completed in accordance with the Plans and Specifications.

  Subject to the terms and conditions of the Construction Agency
Agreement, the Lessor and the Construction Agent desire that the terms of the Construction Agency Agreement apply to the Land described in
Schedule 1 and wish to execute this Supplement to provide therefor.

  NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


  1. The Construction Agent agrees to act as Construction Agent and to perform its obligations under the Construction Agency Agreement in connection with the completion of construction of the Building on the Land described in Schedule 1 in accordance with the Plans and Specifications for such Land. The Construction Agent hereby represents and warrants to Lessor that the Construction Agent has heretofore delivered to Lessor a true, correct and complete copy of the Plans and Specifications for the Building on the Land described in Schedule 1 or, if not available on the date hereof, will deliver such Plans and Specifications as soon as available.

  2. Each of the Lessor and the Construction Agent acknowledges and agrees that the development of the Land described in Schedule 1 and the construction of the Buildings thereon shall be governed by the terms of the Construction Agency Agreement.

  3. The anticipated construction budget relating to the construction and development of the Building on the Land described in
Schedule 1 is $__________.  The acquisition cost of the Land described in
Schedule 1 is $___________.

  4. This Supplement shall, upon its execution and delivery, constitute a part of the Construction Agency Agreement.

  IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RUBY TUESDAY, INC.


By
Name:
Title:


ATLANTIC FINANCIAL GROUP, LTD.

By:  Atlantic Financial Managers,
    Inc., its General Partner


By
Name:
Title:


                      	Schedule 1 to Supplement




                     	Description of Land Interest



                              	APPENDIX A
	                                 to
                        Master Agreement, Lease,
            Loan Agreement and Construction Agency Agreement

                    	DEFINITIONS AND INTERPRETATION


A.	Interpretation.  In each Operative Document, unless a clear
contrary intention appears:

  (i) the singular number includes the plural number and vice versa;

  (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents;

  (iii)  reference to any gender includes each other gender;

  (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

  (v)  reference to any Applicable Law means such Applicable
Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;


  (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or
Section thereof or Appendix, Schedule or Exhibit thereto;

  (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section, paragraph or other provision of such Operative Document;

  (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

  (ix)  "or" is not exclusive; and

  (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

B.	Accounting Terms.  In each Operative Document, unless
expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

C.	Conflict in Operative Documents.  If there is any conflict
between any Operative Documents, each such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Master Agreement shall prevail and control.

D.	Legal Representation of the Parties.  The Operative Documents
were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring any Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

E.	Defined Terms.  Unless a clear contrary intention appears,
terms defined herein have the respective indicated meanings when used in each Operative Document.

  "A Loan" means the A Percentage of Fundings made pursuant to the Loan Agreement and the Master Agreement.

  "A Note" is defined in Section 2.2 of the Loan Agreement.

  "A Percentage" means 85%.

  "Address" means with respect to any Person, its address set forth in Schedule 8.2 to the Master Agreement or such other address as it shall have identified to the parties to the Master Agreement in writing in the manner provided for the giving of notices thereunder.

  "Adjusted LIBO Rate" shall mean, with respect to each Rent Period for a LIBOR Advance, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

    Adjusted LIBO Rate  =         LIBOR
                      1.00 - LIBOR Reserve Percentage

As used herein, LIBOR Reserve Percentage shall mean, for any Rent Period for a LIBOR Advance, the reserve percentage (expressed as a decimal) equal to the then stated maximum rate of all reserves requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency liabilities as defined in Regulation D (or against any successor category of liabilities as defined in Regulation D).

  "Advance" means a LIBOR Advance or a Base Rate Advance.

  "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

  "After-Tax Basis" means (a) with respect to any payment to be received by an Indemnitee (which, for purposes of this definition, shall include any Tax Indemnitee), the amount of such payment supplemented by a further payment or payments so that, after deducting from such payments the amount of all Taxes (net of any current credits, deductions or other Tax benefits arising from the payment by the Indemnitee of any amount, including Taxes, for which the payment to be received is made) imposed currently on the Indemnitee by any Governmental Authority or taxing authority with respect to such payments, the balance of such payments shall be equal to the original payment to be received and (b) with respect to any payment to be made by any Indemnitee, the amount of such payment supplemented by a further payment or payments so that, after increasing such payment by the amount of any current credits or other Tax benefits realized by the Indemnitee under the laws of any Governmental Authority or taxing authority resulting from the making of such payments, the sum of such payments (net of such credits or benefits) shall be equal to the original payment to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to either the Lessee or an Indemnitee on an after-tax basis, it shall be assumed that (i) federal, state and local taxes are payable at the highest combined marginal federal and state statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to corporations from time to time and (ii) such Indemnitee or the Lessee has sufficient income to utilize any deductions, credits (other than foreign tax credits, the use of which shall be determined on an actual basis) and other Tax benefits arising from any payments described in clause (b) of this definition.

  "Agent" means SunTrust Bank, Atlanta, a Georgia banking corporation, in its capacity as agent under the Master Agreement and the Loan Agreement.

  "Alterations" means, with respect to any Leased Property, fixtures, alterations, improvements, modifications and additions to such Leased Property.

  "Applicable Law" means all existing and future applicable laws (including Environmental Laws), rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of any Leased Property).

  "Applicable Margin" means, with respect to all LIBOR Advances, 0.90% and with respect to all Base Rate Advances, 0%.

  "Appraisal" is defined in Section 3.1 of the Master Agreement.

  "Appraiser" means an MAI appraiser reasonably satisfactory to the Agent.

  "Architect" means with respect to any Leased Property the architect engaged in connection with the construction of the related Building, if any, who may be an employee of the General Contractor for such Leased Property.

  "Architect's Agreement" means, with respect to any Leased Property, the architectural services agreement, if any, between the Lessee and the related Architect.

  "Assignment of Lease and Rents" means, with respect to any Leased Property, the Assignment of Lease and Rents, dated as of the related Closing Date, from the Lessor to the Agent, substantially in the form of Exhibit B to the Master Agreement.

  "Award" means any award or payment received by or payable to the Lessor or the Lessee on account of any Condemnation or Event of Taking (less the actual costs, fees and expenses, including reasonable attorneys' fees, incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment).

  "B Loan" means the B Percentage of Fundings made pursuant to the Loan Agreement and the Master Agreement.

  "B Note" is defined in Section 2.2 of the Loan Agreement.

  "B Percentage" means 11.5%.

  "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended.

  "Base Rate" means (with any change in the Base Rate to be effective as of the date of change of either of the following rates) the higher of
(i) the rate which the Agent publicly announces from time to time as its prime lending rate, as in effect from time to time, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum. The Agent's prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to customers; the Agent may make commercial loans or other loans at rates of interest at, above or below the Agent's prime lending rate.

  "Base Term" means, with respect to any Leased Property, (a) the period commencing on the Initial Closing Date and ending on June 3, 2004 or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

  "Base Rate Advance" means that portion of the Funded Amount bearing interest at the Base Rate.

  "Basic Rent" means, for any Lease Term, the rent payable pursuant to Section 3.1 of the Lease, determined in accordance with the following: each installment of Basic Rent payable on any Payment Date shall be in an amount equal to the sum of (A) the aggregate amount of Lender Basic Rent payable on such Payment Date, plus (B) the aggregate amount of Lessor Basic Rent payable on such Payment Date, in each case for the Leased Property or Properties that are then subject to the Lease.

  "Board of Directors", with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by-laws of such corporation has the same authority as that Board as to the matter at issue.

  "Building" means, with respect to any Leased Property, the buildings, structures and improvements located or to be located on the related Land, along with all fixtures used or useful in connection with the operation of such Leased Property, including, without limitation, all furnaces, boilers, compressors, elevators, fittings, pipings, connectives, conduits, ducts, partitions, equipment and apparatus of every kind and description now or hereafter affixed or attached or used or useful in connection with the Building, all equipment financed by the Lessor and/or the Lenders and all Alterations (including all restorations, repairs, replacements and rebuilding of such buildings, improvements and structures) thereto (but in each case excluding trade fixtures financed other than by the Lessor or the Lenders).

  "Business Day" means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in Atlanta, Georgia and, if the applicable Business Day relates to a LIBOR Advance, on which trading is not carried on by and between banks in the London interbank market.

  "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of Lessee or any of its Subsidiaries, any such lease under which Lessee or a wholly-owned Subsidiary of Lessee is the lessor.

  "Capital Lease Obligation" means, with respect to any Capital
Lease, the amount of the aggregate obligations of the lessee thereunder which would, in accordance with GAAP, appear on a balance sheet of such lessee in respect of such Capital Lease.

  "Change in Control Provision" means any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of Lessee evidencing debt or a commitment to extend loans in excess of $2,000,000 which requires, or permits the holder(s) of such Indebtedness of Lessee to require that such Indebtedness of Lessee be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of Lessee to be accelerated in any respect, as a result of a change in ownership of the capital stock of Lessee or voting rights with respect thereto.

  "Casualty" means an event of damage or casualty relating to all or part of any Leased Property that does not constitute an Event of Loss.

  "Claims" means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, proceedings, settlements, utility charges, costs, expenses and disbursements
(including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.

  "Closing Date" means, with respect to each parcel of Land, the date on which such Land is acquired by the Lessor pursuant to a Purchase Agreement or such Land is leased to the Lessor pursuant to a Ground Lease and the initial Funding occurs with respect to such Land under the Master Agreement.

  "Code" or "Tax Code" means the Internal Revenue Code of 1986, as amended.

  "Commitment" means as to each Funding Party, its obligation to make Fundings as investments in each Leased Property, or to make Loans to the Lessor, in an aggregate amount not to exceed at any one time outstanding the amount set forth for such Funding Party on Schedule 2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Section 6 of the Master Agreement).

  "Commitment Percentage" means as to any Funding Party, at a particular time, the percentage of the aggregate Commitments in effect at such time represented by such Funding Party's Commitment, as such percentage is shown for such Funding Party on Schedule 2.2 to the Master Agreement (as it may be adjusted from time to time pursuant to Section 6 of the Master Agreement).

  "Completion Date" with respect to any Leased Property means the Business Day on which the conditions specified in Section 3.5 of the Master Agreement have been satisfied or waived with respect to such Leased Property.

  "Completion Date Appraisal" with respect to any Leased Property means that appraisal, dated as of the Completion Date, delivered by the Appraiser pursuant to Section 3.5 of the Master Agreement with respect to such Leased Property.

  "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to any Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or any transfer in lieu of or in anticipation thereof, which in any case does not constitute an Event of Taking. A Condemnation shall be deemed to have "occurred" on the earliest of the dates that use is prevented or occupancy or title is taken.

  "Consolidated Companies" means, collectively, Lessee and all of its Subsidiaries.

  "Consolidated Funded Debt" means, as of any date of determination, the Funded Debt of the Consolidated Companies.

  "Consolidated Interest Expense" means, for any period, total interest expense of the Consolidated Companies (including without limitation, interest expense attributable to Capital Leases, all capitalized interest, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, net costs (i.e., costs minus benefits) under Interest Rate Contracts, and total interest expense (whether shown as interest expense or as loss and expenses on sales of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

  "Consolidated Net Income (Loss)" means, with reference to any period, the net income (or deficit) of the Consolidated Companies for such period (taken as a cumulative whole), after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with GAAP on a consolidated basis, after eliminating all intercompany transactions and after deducting portions of income properly attributable to minority interests, if any, in the stock and surplus of the Subsidiaries of the Lessee.

  "Consolidated Net Worth" means the shareholders' equity of the Lessee and its Subsidiaries calculated in accordance with GAAP, less treasury stock.

  "Construction" means, with respect to any Leased Property, the construction of the related Building pursuant to the related Plans and Specifications.

  "Construction Agency Agreement" means the Construction Agency
Agreement, dated as of June 3, 1999, between the Lessee and the Lessor.

  "Construction Agent" means the Lessee in its capacity as construction agent pursuant to the Construction Agency Agreement.

  "Construction Budget" is defined in Section 2.4 of the Construction Agency Agreement.

  "Construction Conditions" means the conditions set forth in Section
3.5 of the Master Agreement.

  "Construction Contract" means, with respect to any Leased Property, that certain construction contract, if any, between the Lessee and a General Contractor for the Construction of the related Building, provided that such contract shall be assigned by the Lessee to the Lessor, and such assignment shall be consented to by such General Contractor, pursuant to an assignment of such construction contract substantially in the form of the Security Agreement and Assignment set forth as Exhibit D to the Master Agreement.

  "Construction Failure Payment" with respect to any Leased Property means the amount equal to the sum of (i) 89.9% of the acquisition cost of the related Land, if the cost of the related Land is less than 25% of the total expected cost of such Leased Property or 100% of the acquisition cost of the related Land, if the cost of the related Land is equal to or more than 25% of the total expected cost of such Leased Property, plus
(ii) 89.9% of the Construction costs (including development and transaction costs) related to such Leased Property that have been incurred through the date of payment, plus (iii) any amounts owed with respect to such Leased Property pursuant to Section 3.4 of the Construction Agency Agreement or Section 7.2 of the Master Agreement, plus (iv) the cost of tenant improvements not paid by the Construction Agent that were not part of the Construction Budget for such Leased Property.

  "Construction Force Majeure Event" means, with respect to any Leased Property:

    (a)	an act of God arising after the related Closing Date, or

    (b)	any change in any state or local law, regulation or other
legal requirement arising after such Closing Date and relating to the use of the Land or the construction of a building on the Land, or

    (c)	strikes, lockouts, labor troubles, unavailability of
materials, riots, insurrections or other causes beyond the Lessee's control which prevents the Lessee from completing the Construction prior to the Scheduled Construction Termination Date and which could not have been avoided or which cannot be remedied by the Lessee through the exercise of all commercially reasonable efforts or the expenditure of funds and, in the case of (b) above, the existence or potentiality of which was not known to and could not have been discovered prior to such Closing Date through the exercise of reasonable due diligence by the Lessee.

  "Construction Land Interest" means each parcel of Land for which the Completion Date has not yet occurred.

  "Construction Term" means, with respect to any Leased Property, the period commencing on the related Closing Date and ending on the related Construction Term Expiration Date, or such shorter period as may result from earlier termination of the Lease as provided therein.

  "Construction Term Expiration Date" means, with respect to any Leased Property, the earliest of the following:

    (a)	the related Completion Date,

    (b)	the date on which the aggregate Funded Amounts equal the
Commitments, and

    (c)	the related Scheduled Construction Termination Date.

  "Contractual Obligation", as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).

  "Credit Agreement", means the Credit Agreement, dated as of March
6, 1996, among the Lessee, the lenders listed therein and SunTrust Bank, Atlanta, as agent and as administrative agent.

  "Deed" means, with respect to any Land, a General Warranty Deed
(or, if the related Title Policy is acceptable to the Lessee and the Agent, a Special or Limited Warranty Deed), dated the applicable Closing Date, from the applicable Seller to the Lessor, conveying such Land.

  "EBITR" shall mean for any period, the Consolidated Net Income
(Loss) of the Consolidated Companies, plus, to the extent deducted therefrom in determining Consolidated Net Income (Loss), the sum of (i) Consolidated Interest Expense, (ii) provision for income taxes (whether paid or deferred), (iii) Rental Obligations for such period, and (iv) Restructuring Charges, and without giving effect to any extraordinary gains or losses, any other non-cash charges or gains or losses from sales of assets other than inventory sold in the ordinary course of business.

  "Environmental Audit" means, with respect to each parcel of Land, a Phase I Environmental Assessment, dated no more than 60 days prior to the related Closing Date, by an environmental services firm satisfactory to the Funding Parties.

  "Environmental Laws" means and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. SS 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.
SS 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. SS 1801-1812, the Toxic Substances Control Act, 15 U.S.C. SS 2601-2671, the Clean Air Act, 42 U.S.C. SS 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. SS 136 et seq., and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

  "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor federal statute.

  "ERISA Affiliate" means, with respect to any Person, each trade or business (whether or not incorporated) which is a member of a group of which that Person is a member and which is under common control within the meaning of the regulations promulgated under Section 414 of the Tax Code.

  "Event of Default" means any event or condition designated as an "Event of Default" in Article XII of the Lease.

  "Event of Loss" is defined in Section 10.1 of the Lease.

  "Event of Taking" is defined in Section 10.2 of the Lease.

  "Executive Officer" means with respect to any Person, the President, Vice Presidents, Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties.

  "Fair Market Rental Value" means, with respect to any Leased
Property, the fair market rent as determined by an independent appraiser chosen by the Lessor, with the consent of the Lessee, not to be unreasonably withheld or delayed (unless an Event of Default has occurred and is continuing, in which case, no consent shall be required) that would be obtained in an arm's-length lease between an informed and willing lessee and an informed and willing lessor, in either case under no compulsion to lease, and neither of which is related to or affiliated with the Lessor or Lessee for the lease of such Leased Property on the terms (other than the amount of Basic Rent) set forth, or referred to, in the Lease. Such fair market rent shall be calculated as the value for the use of such Leased Property to be leased in place at the Land, assuming, in the determination of such fair market rental value, that such Leased Property is in the condition and repair required to be maintained by the terms of the related Lease (unless such fair market rental value is being determined for the purposes of Section 13.1 of the Lease and except as otherwise specifically provided in the Lease, in which case this assumption shall not be made).

  "Fair Market Sales Value" means, with respect to any Leased
Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by the Lessor or, so long as the Funded Amounts are outstanding, the Agent, with the consent of the Lessee, not to be unreasonably withheld or delayed (unless an Event of Default has occurred and is continuing, in which case, no consent shall be required) that would be obtained in an arm's-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to the Lessor or Lessee, for the purchase of such Leased Property. Such fair market sales value shall be calculated as the value for such Leased Property, assuming, in the determination of such fair market sales value, that such Leased Property is in the condition and repair required to be maintained by the terms of the Lease (unless such fair market sales value is being determined for purposes of Section 13.1 of the Lease and except as otherwise specifically provided in the Lease or the Master Agreement, in which case this assumption shall not be made).

  "Federal Funds Rate" means for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Atlanta, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

  "Final Rent Payment Date" with respect to any Leased Property is defined in Section 13.1(e) of the Lease.

  "Fiscal Year" means any period of 52 (or, if applicable 53) consecutive weeks ending on the first Saturday occurring after May 30 of any year; references to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1999") refer to the Fiscal Year ending on the first Saturday occurring after May 30 of that year.

  "Fiscal Year End" means the last day of any Fiscal Year.

  "Fixed Charge Coverage Ratio" means, for any period, the ratio of
(i) EBITR to (ii) Fixed Charges for such period.

  "Fixed Charges" shall mean, with reference to any period, determined in accordance with GAAP on a consolidated basis, the sum of the following for the Consolidated Companies, after eliminating all intercompany items:

    (a)	Consolidated Interest Expense for such period; and

    (b)	all Rental Obligations payable as lessee under any operating lease properly charged or chargeable to income during such period in accordance with GAAP;

provided that any interest charges or rentals paid or accrued by any Person acquired by the Lessee or any of its Subsidiaries during such period, through purchase, merger, consolidation or otherwise, shall be included in "Fixed Charges" only to the extent that the earnings of such Person are taken into account in determining EBITR for such period. "Franchisee Loan Program" means that transaction evidenced by (i) that certain Loan Facility Agreement, dated as of May 30, 1997, by and among the Lessee, SunTrust Bank, Atlanta, as servicer and the other financial institutions party thereto wherein the Lessee has guaranteed, to the extent set forth therein, certain obligations of franchisees of the Lessee and (ii) the other "Operative Documents" (as such term is defined therein) executed by the Consolidated Companies in connection therewith.

  "Funded Amount" means, as to the Lessor, the Lessor's Invested
Amounts, and, as to each Lender, the outstanding principal amount of such Lender's Loans.

  "Funded Debt" means, as applied to any Person, all Indebtedness of such Person which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendable at the option of the debtor to a date one year or more (including an option of the debtor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof, provided that Funded Debt shall include, as at any date of determination, any portion of such Indebtedness outstanding on such date which matures on demand or within one year from such date (whether by sinking fund, other required prepayment, or final payment at maturity) and shall also include
(i) all Indebtedness of such Person for borrowed money under a line of credit, guidance line, revolving credit, bankers acceptance facility or similar arrangement for borrowed money, including, without limitation, all unpaid drawings under letters of credit and unreimbursed amounts pursuant to letter of credit reimbursement agreements, regardless of the maturity date thereof and (ii) as of any date of determination with respect to the Lessee, the aggregate guaranty obligations of the Lessee calculated as of such date (without giving effect to any liability of the Lessee on any subsequent date) pursuant to the Franchisee Loan Program, regardless of the maturity date thereof. In addition, there shall also be included in Funded Debt the present value of all minimum lease commitments to make payments with respect to operating leases of such Person, determined based upon a discount rate of 10% in accordance with discounted present value analytical methodology and, with respect to the Lessee, shall include the rental obligations of the Lessee arising pursuant to the Operative Documents assuming, for the purposes of such calculation, regardless of the Lessee's actual election pursuant to the Operative Documents, that the Lessee has exercised and will exercise all optional extensions of the Lease and will exercise the Remarketing Option at the end of the Lease Term.

  "Funding" means any funding by the Funding Parties pursuant to
Section 2.2 of the Master Agreement.

  "Funding Date" means each Closing Date and each other date during the Construction Term on which a Funding occurs under Section 2 of the Master Agreement.

  "Funding Parties" means the Lessor, the Agent and the Lenders, collectively.

  "Funding Party Balance" means, with respect to any Leased Property,
(i) for the Lessor as of any date of determination, an amount equal to the sum of the outstanding related Lessor's Invested Amount, all accrued and unpaid Yield on such outstanding related Lessor's Invested Amount, all unpaid related fees owing to the Lessor under the Operative Documents, and all other related amounts owing to the Lessor by the Lessee under the Operative Documents, and (ii) for any Lender as of any date of determination, an amount equal to the sum of the outstanding related Loans of such Lender, all accrued and unpaid interest thereon, all unpaid related fees owing to such Lender under the Operative Documents, and all other related amounts owing to such Lender by the Lessee under the Operative Documents.

  "Funding Request" is defined in Section 2.2 of the Master
Agreement.

  "Funding Termination Date" means the earlier of (i) June 3, 2004 and (ii) the termination of the Lenders' Commitments pursuant to Section
5.2 of the Loan Agreement.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

  "General Contractor" means with respect to any Leased Property the general contractor under the related Construction Contract as may be selected by the Lessee.

  "General Partner" means Atlantic Financial Managers, Inc., a Texas corporation.

  "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of any Leased Property.

  "Governmental Authority" means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

  "Ground Lease" means, with respect to any Land, the ground lease between the related Ground Lessor and the Lessor pursuant to which a leasehold estate is conveyed in the Land to the Lessor.

  "Ground Lessor" means, as to any Land, the ground lessor of such Land.

  "Guarantor" means the Lessee, in its capacity as guarantor under the Guaranty Agreement.

  "Guaranty" means any contractual obligation, contingent or otherwise (other than letters of credit), of a Person with respect to any Indebtedness or other obligation or liability of another Person, including without limitation, any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including con-tractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such In-debtedness, obligation or liability or any security therefor, or any agreement to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make any payment other than for value received. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which guaranty is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

  "Guaranty Agreement" means the Guaranty, dated as of June 3, 1999 by the Guarantor in favor of the Funding Parties.

  "Hazardous Material" means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons, or which is or becomes regulated under any Environmental Law by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States, any jurisdiction in which a Leased Property is located or any political subdivision thereof and also including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls ("PCBs") and radon gas.

  "Hostile Acquisition" means any Investment resulting in control of a Person involving a tender offer or proxy contest that has not been recommended or approved by the board of directors of the Person that is the subject of the Investment prior to the first public announcement or disclosure relating to such Investment.

  "Indebtedness" of any Person means, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all Capital Lease Obligations; (iii) all Guaranties of such Person; (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under currency contracts, Interest Rate Contracts, or similar agreements or combinations thereof. Notwithstanding the foregoing, in determining the Indebtedness of any Person, there shall be included all obligations of such Person of the character referred to in clauses (i) through (v) above deemed to be extinguished under GAAP but for which such Person remains legally liable except to the extent that such obligations (x) have been defeased in accordance with the terms of the applicable instruments governing such obligations and (y) the accounts or other assets dedicated to such defeasance are not included as assets on the balance sheet of such Person.

  "Indemnitee" means the Agent (in its individual capacity and in its capacity as Agent), each Lender, and the Lessor, and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents; provided, however, that in no event shall the Lessee be an Indemnitee.

  "Indemnitee Group" means the respective Affiliates, employees, officers, directors and agents of the Agent (in its individual capacity), each Lender or the Lessor, as applicable; provided, however, that in no event shall the Lessee be a member of the Indemnitee Group.

  "Initial Closing Date" means the Closing Date for the first Leased Property acquired by the Lessor.

  "Interest Rate Contract" means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance and other agreements and arrangements designed to provide protection against fluctuations in interest rates, in each case as the same may be from time to time amended, restated, renewed, supplemented or otherwise modified.

  "Investment" means, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person.

  "Land" means the land described in Appendix B to the related Lease
Supplement.

  "Laws" means all ordinances, statutes, rules, regulations, orders, injunctions, writs, treaties or decrees of any Governmental Authority, or of any court or similar entity established by any thereof.

  "Lease" means the Lease Agreement, dated as of June 3, 1999, together with each Lease Supplement thereto, between the Lessee and the Lessor, with such modifications as are satisfactory to the Lessor and the Agent in conformity with Applicable Law to assure customary remedies in favor of the Funding Parties in the jurisdiction where the Leased
Property is located.

  "Lease Balance" means, with respect to the Leased Properties, as of any date of determination, an amount equal to the aggregate sum of the outstanding Funded Amounts of all Funding Parties, all accrued and unpaid interest on the Loans, all accrued and unpaid Yield on the Lessor's Invested Amounts, all unpaid fees owing to the Funding Parties under the Operative Documents, including all other amounts owing to the Funding Parties by the Lessee under the Operative Documents.

  "Lease Supplement" is defined in Section 2.1 of the Lease.

  "Lease Term" with respect to the Lease means (a) the Base Term, as it may be renewed pursuant to Section 14.9 of the Lease or (b) such shorter period as may result from earlier termination of the Lease as provided therein.

  "Lease Termination Date" means the last day of the Lease Term.

  "Leased Property" means Land and the related Building(s). For purposes of the Lease, "Leased Property" means the Land identified in a Lease Supplement and the Buildings related thereto, unless the context provides otherwise.

  "Leased Property Balance" means, with respect to any Leased
Property, as of any date of determination, an amount equal to the aggregate sum of the outstanding related Funded Amounts of all Funding Parties, all accrued and unpaid interest on the related Loans, all accrued and unpaid Yield on the related Lease Lessor Invested Amounts, all related unpaid fees owing to the Funding Parties under the Operative Documents, including all other amounts owing to the Funding Parties by the Lessee under the Operative Documents.

  "Lender Basic Rent" means, for any Rent Period under the Lease, the aggregate amount of interest accrued on the Loans related to the Leased Property subject to the Lease pursuant to Section 2.5 of the Loan Agreement during such Rent Period, plus the principal amount of such Loans then due pursuant to Section 2.4 of the Loan Agreement.

  "Lenders" means such financial institutions as are, or who may hereafter become, parties to the Loan Agreement as Lenders to the Lessor.

  "Lending Office" for each Lender means the office such Lender designates in writing from time to time to Lessee and the Agent.

  "Lessee" is defined in the preamble to the Master Agreement.

  "Lessor" is defined in the preamble to the Master Agreement.

  "Lessor Basic Rent" means, for any Rent Period under the Lease, the aggregate amount of Yield accrued and unpaid on the Lessor's Invested Amounts under the Lease under Section 2.3(a) of the Master Agreement during such Rent Period.

  "Lessor Liens" means Liens on or against any Leased Property, the Lease, any other Operative Document or any payment of Rent (a) which result from any act or omission of, or any Claim against, the Lessor unrelated to the transactions contemplated by the Operative Documents or from Lessor's failure to perform as required under the Operative Documents or (b) which result from any Tax owed by the Lessor, except any Tax for which the Lessee is obligated to indemnify (including, without limitation, in the foregoing exception, any assessments with respect to any Leased Property noted on the related Title Policy or assessed in connection with any construction or development by the Lessee).

  "Lessor Rate" is defined in the Lessor Side Letter.

  "Lessor Side Letter" means the letter agreement, dated as of June 3, 1999, between Lessee and the Lessor.

  "Lessor's Invested Amount" means the amounts funded by the Lessor pursuant to Section 2 of the Master Agreement that are not proceeds of Loans by a Lender, as such amount may be increased during the related Construction Term pursuant to Section 2.3(c) of the Master Agreement.

  "LIBOR" means, for any Rent Period, with respect to LIBOR Advances the offered rate for deposits in U.S. Dollars, for a period comparable to the Rent Period and in an amount comparable to such Advances, appearing on the Reuters Screen LIBO Page as of 11:00 A.M. (London, England time) on the day that is two London Business Days prior to the first day of the Rent Period. If two or more of such rates appear on the Reuters Screen LIBO Page, the rate for that Rent Period shall be the arithmetic mean of such rates. If the foregoing rate is unavailable from the Reuters Screen for any reason, then such rate shall be determined by the Agent from Telerate Page 3750 or, if such rate is also unavailable on such service, then on any other interest rate reporting service of recognized standing designated in writing by the Agent to Lessee and the other Lenders; in any such case rounded, if necessary, to the next higher 1/16 of 1.0%, if the rate is not such a multiple.

  "LIBOR Advance" means that portion of the Funded Amount bearing interest at a rate based on the Adjusted LIBO Rate.

  "Lien" means any mortgage, deed of trust, security deed, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

  "Loan" shall have the meaning specified in Section 2.1 of the Loan
Agreement.

  "Loan Agreement" means the Loan Agreement, dated as of June 3,
1999, among the Lessor, the Agent and the Lenders.

  "Loan Documents" means the Loan Agreement, the Notes, the
Assignments of Lease and Rents, the Mortgages and all documents and instruments executed and delivered in connection with each of the foregoing.

  "Loan Event of Default" means any of the events specified in
Section 5.1 of the Loan Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

  "Loan Potential Event of Default" means any event, condition or failure which, with notice or lapse of time or both, would become a Loan Event of Default.

  "Loss Proceeds" is defined in Section 10.6 of the Lease.

  "Margin Regulations" means Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time.

  "Master Agreement" means the Master Agreement, dated as of June 3, 1999, among the Lessee, the Lessor, the Agent and the Lenders.

  "Material Adverse Effect" means a material adverse effect upon the financial condition, operations, performance, prospects or properties of the Lessee and its Subsidiaries, taken as a whole, or the ability of the Lessee to perform in any material respect under the Operative Documents or the value, utility or useful life of any Leased Property, or the validity, enforceability or legality of any of the Operative Documents, or the priority, perfection or status of any Funding Party's interest in any Leased Property.

  "Material Subsidiary" means (i) each Credit Party (as defined in the Credit Agreement) other than the Lessee, and (ii) each other Subsidiary of the Lessee, now existing or hereafter established or acquired, that at any time prior to the Maturity Date, has or acquires total assets in excess of $5,000,000, or that accounted for or produced more than 5% of the Consolidated Net Income (Loss) of the Lessee on a consolidated basis during any of the three most recently completed Fiscal Years of the Lessee, or that is otherwise material to the operations or business of the Lessee or another Material Subsidiary.

  "Moody's" means Moody's Investor Service, Inc.

  "Mortgage" means, with respect to any Leased Property, that certain mortgage, deed of trust or security deed, dated as of the related Closing Date, by the Lessor to the Agent, in the form of Exhibit D attached to the Master Agreement, with such modifications as are satisfactory to the Lessor and the Agent in conformity with Applicable Law to assure customary remedies in favor of the Agent in the jurisdiction where the Leased Property is located.

  "Multiemployer Plan" shall have the meaning set forth in Section 4001(a)(3) of ERISA.

  "Net Proceeds" means, with respect to any equity offering or issuance of Subordinated Debt, (i) all cash received with respect thereto, whether by way of deferred payment pursuant to a promissory note, a receivable or otherwise (and interest paid thereon), plus (ii) the higher of the book value or the fair market value of any assets (including any stock) received with respect thereto, in each case, net of reasonable and customary sale expenses, fees and commissions incurred and taxes paid or expected to be payable within the next twelve months in connection therewith.

  "Notes" means each A Note and each B Note issued by the Lessor under the Loan Agreement, and any and all notes issued in replacement or exchange therefor in accordance with the provisions thereof.

  "Obligations" means all amounts owed by, and obligations of, the Lessor to the Lenders or the Agent under the Loan Agreement, Notes and other Operative Documents.

  "Officer's Certificate" of a Person means a certificate signed by the Chairman of the Board or the President or any Executive Vice President or any Senior Vice President or any other Vice President of such Person signing with the Treasurer or any Assistant Treasurer or the Controller or any Assistant Controller or the Secretary or any Assistant Secretary of the such Person, or by any Vice President who is also Controller or Treasurer signing alone.

  "Operative Documents" means the Master Agreement, the Guaranty Agreement, the Purchase Agreements, the Deeds, the Lease, the Security Agreement and Assignment, the Notes, the Loan Agreement, the Assignments of Lease and Rents, the Mortgages, the Ground Leases and the other documents delivered in connection with the transactions contemplated by the Master Agreement.

  "Overdue Rate" means the lesser of (a) the highest interest rate permitted by Applicable Law and (b) an interest rate per annum
(calculated on the basis of a 365-day (or 366-day, if appropriate) year equal to 2.0% above the Base Rate in effect from time to time or, in the case of Yield, 2% above the Lessor Rate.

  "Partial Purchase Option" is defined in Section 14.1(b) of the Lease.

  "Partnership Agreement" means the Agreement of Limited Partnership of AFG, dated as of February 28, 1996, among the General Partner and the persons listed on Schedule A thereto as limited partners.

  "Payment Date" means the last day of each Rent Period (and if such Rent Period is longer than three months, the day that is 90 days after the first day of such Rent Period) or, if such day is not a Business Day, the next Business Day.

  "Payment Date Notice" is defined in Section 2.3(e) of the Master
Agreement.

  "PBGC" means the Pension Benefit Guaranty Corporation, and any successor thereto.

  "Permitted Liens" means the following with respect to any Leased
Property: (a) the respective rights and interests of the Lessee, the Lessor, the Agent and any Lender, as provided in the Operative Documents,
(b) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as enforcement thereof is stayed pending such proceedings, (c) materialmen's, mechanics', workers', repairmen's, employees' or other like Liens arising after the related Closing Date in the ordinary course of business for amounts either not yet due or being contested in good faith and by appropriate proceedings, so long as enforcement thereof is stayed pending such proceedings,
(d) Liens arising after such Closing Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith, so long as the enforcement thereof has been stayed pending such appeal or review, (e) easements, rights of way, reservations, servitudes and rights of others against the Land which do not materially and adversely affect the value or the utility of such Leased Property, (f) other Liens incidental to the conduct of Lessee's business which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of such Leased Property or materially impair the use thereof, and (g) assignments, leases and subleases expressly permitted by the Operative Documents.

  "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, nonincorporated organization or government or any agency or political subdivision thereof.

  "Plan" means any "employee benefit plan" (as defined in Section 3(3) of ERISA), including, but not limited to, any defined benefit pension plan, profit sharing plan, money purchase pension plan, savings or thrift plan, stock bonus plan, employee stock ownership plan, Multiemployer Plan, or any plan, fund, program, arrangement or practice providing for medical (including post-retirement medical), hospitaliza-tion, accident, sickness, disability, or life insurance benefits.

  "Plans and Specifications" means with respect to any Building the final plans and specifications for such Building prepared by the Architect, and, if applicable, referred to by the Appraiser in the Appraisal, as such Plans and Specifications may be hereafter amended, supplemented or otherwise modified from time to time.
"Potential Event of Default" means any event, condition or failure which, with notice or lapse of time or both, would become an Event of Default.

  "Purchase Agreement" means with respect to any Land, the purchase agreement with the Seller for the conveyance of such Land to the Lessor.

  "Purchase Option" is defined in Section 14.1(a) of the Lease.

  "Quarterly Payment Date" means the last Business Day of each March, June, September and December of each year.

  "Recourse Deficiency Amount" means, as of any date of determination thereof, the sum of (i) the aggregate principal amount of the A Loans then outstanding, plus (ii) all accrued and unpaid interest on the A Loans.

  "Regulations" means the income tax regulations promulgated from time to time under and pursuant to the Code.

  "Release" means the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

  "Release Date" means, with respect to any Leased Property, the earlier of (i) the date that the Lease Balance has been paid in full, and
(ii) the date on which the Agent gives notice to the Lessor that the Lenders release any and all interest they may have in such Leased Property, and all proceeds thereof, and any rights to direct, consent or deny consent to any action by the Lessor with respect to such Leased Property.

  "Remarketing Option" is defined in Section 14.6 of the Lease.

  "Rent" means Basic Rent and Supplemental Rent, collectively.

  "Rent Period" means (x) in the case of Base Rate Advances, means the period from, and including, a Quarterly Payment Date to, but excluding, the next succeeding Quarterly Payment Date and (y) in the case of LIBOR Advances, either a 1, 2, 3 or 6 month period; provided that:

    (a)	The initial Rent Period for any Funding shall commence
on the Funding Date of such Funding and each Rent Period occurring thereafter in respect of such Funding shall commence on the day on which the next preceding Rent Period expires;

    (b)	If any Rent Period would otherwise expire on a day
which is not a Business Day, such Rent Period shall expire on the next succeeding Business Day, provided that if any Rent Period in respect of LIBOR Advances would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Rent Period shall expire on the next preceding Business Day;

    (c)	Any Rent Period in respect of LIBOR Advances which
begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Rent Period shall, subject to paragraph (d) below, expire on the last Business Day of such calendar month; and

    (d)	No Rent Period shall extend beyond the Lease
Termination Date.

  "Rental Obligations" means, with reference to any period, the aggregate amount of all rental obligations for which the Consolidated Companies are directly or indirectly liable (as lessee or as guarantor or other surety but without duplication) under all leases in effect at any time during such period (other than operating leases for motor vehicles, computers, office equipment and other similar items used in the ordinary course of business of the Consolidated Companies), including all such amounts for which any Person was liable during the period immediately prior to the date such Person became a Subsidiary of the Lessee or was merged into or consolidated with the Lessee or a Subsidiary of the Lessee, as determined in accordance with GAAP and expressly including all rental obligations arising under the Operative Documents (excluding supplemental or contingent lease obligations thereunder).

  "Report" is defined in Section 7.6 of the Master Agreement.

  "Required Lenders" means, at any time, Lenders holding an aggregate outstanding principal amount of Loans equal to at least 66-2/3% of the aggregate outstanding principal amount of all Loans.

  "Required Funding Parties" means, at any time, Funding Parties holding an aggregate outstanding principal amount of Funded Amounts equal to at least 66-2/3% of the aggregate outstanding principal amount of all Funded Amounts.

  "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, permit, approval, authorization, license or variance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X of the Board of Governors of the Federal Reserve System, and any building, environmental or land use requirement or permit or occupational safety or health law, rule or regulation.

  "Responsible Officer" means the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.

  "Restructuring Charges" means the charges to be incurred by the Lessee (whether directly or by allocation), in an amount not to exceed $31,000,000 in connection with the restructuring of Morrison Restaurants Inc. in connection with the transactions described in the recitals of the Credit Agreement.

  "Reuters Screen" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

  "Scheduled Construction Termination Date" means with respect to any Building the earlier of (i) two years after the Closing Date for the related Land and (ii) one year after the commencement of the Construction of the Building.

  "SEC" means the United States Securities and Exchange Commission.

  "Securities" means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

  "Securities Act" means the Securities Act of 1933, as amended.

  "Securities Exchange Act" means the Securities Exchange Act of
1934, as amended.

  "Security Agreement and Assignment" means, with respect to any Leased Property, the Security Agreement and Assignment (Construction Contract, Architect's Agreement, Permits, Licenses and Governmental Approvals, and Plans, Specifications and Drawings) from the Lessee to the Lessor, substantially in the form of Exhibit C to the Master Agreement.

  "Seller" means as to any Leased Property, the seller thereof to the Lessor on the related Closing Date.

  "Sharing Agreements" means, collectively, (i) that certain
Distribution Agreement, dated as of March 2, 1996 by and among Morrison, MFCI and MHCI, (ii) that certain License Agreement, dated as of March 2, 1996, by and between MFCI and MHCI, (iii) that certain License Agreement, dated as of March 2, 1996, by and between Lessee and MHCI, (iv) that certain Amended and Restated Tax Allocation and Indemnification Agreement, dated as of March 2, 1996, by and among Morrison, MHCI, MFCI and certain other subsidiaries of Morrison, and (v) that certain Agreement Respecting Employee Benefit Matters, dated as of March 2, 1996, by and among Morrison, MFCI and MHCI.

  "Subordinated Debt" shall mean all Indebtedness of Lessee subordinated to all Obligations, created, incurred or assumed on terms and conditions satisfactory in all respects to the Agent and the Required Lenders, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Agent and Required Lenders.

  "Subsidiary" means for any Person any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

  "SunTrust Bank" is defined in the preamble to the Master Agreement.

  "Supplemental Rent" means any and all amounts, liabilities and obligations other than Basic Rent which the Lessee assumes or agrees or is otherwise obligated to pay under the Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor, the Agent, any Lender or any other party, including, without limitation, amounts under Article XVI of the Lease, and indemnities and damages for breach of any covenants, representations, warranties or agreements, and all overdue or late payment charges in respect of any Funded Amount.

  "Tax" or "Taxes" is defined in Section 7.4 of the Master Agreement.

  "Tax Indemnitee" means the Lessor, the Agent, any Lender and their respective Affiliates, successors, permitted assigns, permitted transferees, employees, officers, directors and agents thereof, provided, however, that in no event shall the Lessee be a Tax Indemnitee.

  "Telerate" shall mean, when used in connection with any designated page and LIBOR, the display page so designated on the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying rates comparable to LIBOR).

  "Title Insurance Company" means the company that has or will issue the title policies with respect to a Leased Property, which company shall be reasonably acceptable to the Funding Parties.

  "Title Policy" is defined in Section 3.1 of the Master Agreement.

  "Total Capitalization" shall mean, as of any date of determination, the sum of (i) Consolidated Funded Debt, plus (ii) Consolidated Net Worth.

  "Transaction" means all the transactions and activities referred to in or contemplated by the Operative Documents.

  "UCC" means the Uniform Commercial Code of Georgia, as in effect from time to time.

  "Voting Stock" means the securities of any class or classes of the Lessee the holders of which are entitled to elect all of the corporate directors of the Lessee (or persons performing similar functions).

  "Yield" is defined in Section 2.3 of the Master Agreement.

After recordation,
this instrument
should be returned to:

Mayer, Brown & Platt
190 South LaSalle Street
Chicago, Illinois  60603
Attention: Rex Palmer